Exhibit 10.2
ASSET TRANSFER AGREEMENT
By and Between
NUMONYX HOLDINGS B.V.,
NUMONYX B.V.,
and
INTEL CORPORATION
Dated as of March 30, 2008

INTEL ASSET TRANSFER AGREEMENT
     THIS INTEL ASSET TRANSFER AGREEMENT (the “Intel Asset Transfer Agreement” and, as referred to herein, this “Agreement”), dated as of March 30, 2008, is by and between Intel Corporation, a Delaware corporation (“Intel”), Numonyx Holdings B.V., a company with limited liability organized under the laws of The Netherlands (“Holdings”), and Numonyx B.V., a company with limited liability organized under the laws of The Netherlands and wholly owned subsidiary of Holdings (“Numonyx”). Intel, Holdings and Numonyx are sometimes referred to herein as the “Parties” and each individually as a “Party.”
     A. Intel desires to transfer, and to cause certain of its Affiliates to transfer (Intel and such Affiliates, collectively, the “Intel Transferors”) to Holdings and its Affiliates, and Holdings desires to acquire, and to cause its Affiliates to acquire, from Intel and such Intel Affiliates, the Intel Transferred Assets in consideration for the Intel Consideration on the terms and conditions set forth in this Agreement.
     B. Intel, ST and the FP Parties entered into that certain Amended and Restated Master Agreement, dated March 30, 2008, that provides, among other things, for the simultaneous consummation of the transactions contemplated by this Agreement, the ST Asset Contribution Agreement, the FP Purchase Agreement and the Note Agreement, subject to the terms and conditions set forth in such agreements and the Master Agreement.
     C. On the Closing Date, and subject to the Closing, Intel Singapore will purchase and accept from Holdings the Intel Notes, on the terms and conditions set forth in the Note Agreement.
     D. On the Closing Date, and subject to the Closing, Intel Singapore will exercise the Intel Option, on the terms and conditions set forth therein.
     E. Holdings, through one or more of its Affiliates, desires to use the proceeds from the purchase of the Intel Notes and the exercise of the Intel Option to purchase the Intel Transferred Assets on the terms and conditions set forth herein.
     F. The Parties intend that, for United States federal income tax purposes, the transfer of the Intel Transferred Assets and issuance of the Intel Consideration, as contemplated by this Agreement, be treated as described on Schedule 2.6 to the Intel ATA Disclosure Letter.
     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Definitions. Capitalized terms used in this Agreement shall have the respective meanings ascribed to such terms in Appendix A to this Agreement.

     1.2 Defined Terms Generally. The definitions set forth or referred to in Appendix A shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. All references herein to Articles, Sections and Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Unless the context shall otherwise require, any reference to any contract, instrument, statute, rule or regulation is a reference to it as amended and supplemented from time to time (and, in the case of a statute, rule or regulation, to any successor provision). Any reference in this Agreement to a “day” or a number of “days” (without the explicit qualification of “Business”) shall be interpreted as a reference to a calendar day or number of calendar days.
ARTICLE II
TRANSFER OF ASSETS
     2.1 Intel Transferred Assets. Upon the terms and subject to the conditions of this Agreement, unless otherwise agreed by the Parties, at the Closing, Holdings (or, to the extent indicated on Schedule 2.6 of the Intel ATA Disclosure Letter, a Subsidiary of Holdings) shall acquire from the Intel Transferors, and Intel shall transfer, assign and convey to Holdings (or, to the extent indicated on Schedule 2.6 of the Intel ATA Disclosure Letter, a Subsidiary of Holdings), or cause to be transferred, assigned and conveyed by the other Intel Transferors to Holdings (or a Subsidiary of Holdings, in each case, as set forth on Schedule 2.6 of the Intel ATA Disclosure Letter), free and clear of all Liens other than Permitted Liens, all right, title and interest of the Intel Transferors in, to and under the following assets, as the same shall exist at the Effective Time, after giving effect to any changes therein pursuant to Sections 4.9 and 4.12 of the Master Agreement (subject to the ultimate paragraph hereof with respect to assets transferred, assigned and conveyed to an Intel Transferred Entity prior to the Closing) (collectively, the “Intel Transferred Assets”):
               (a) the Intel Equipment;
               (b) the Intel Transferred Purchase Orders;
               (c) the Intel Transferred Sales Orders, including any rights that Intel or any Subsidiary of Intel may have in any Post-Closing Accounts Receivable of Holdings and its Subsidiaries or the Intel Business (including those of the Intel Transferred Entities);
               (d) the Intel Transferred Real Property;
               (e) the Intel Transferred Contracts;
               (f) the Intel Prepayments;
               (g) the Intel Transferred Patents;
               (h) the Intel Transferred Trade Secrets;

               (i) the Intel Transferred Copyrights;
               (j) the Intel Transferred Trademarks;
               (k) the Intel Transferred Permits;
               (l) the Intel Books and Records;
               (m) the Intel Transferred Interests;
               (n) the Intel Transferred Inventory;
               (o) the Intel Transferred Claims;
               (p) the Intel Transferred Entity Books and Records;
               (q) the Intel Transferred Systems;
               (r) the licenses and other rights transferred by Intel to Holdings and its Subsidiaries pursuant to the Intel Intellectual Property Agreement; and
               (s) any assets or properties listed in any new schedule to the Intel ATA Disclosure Letter delivered to Holdings or any Subsidiary of Holdings pursuant to Section 4.12 of the Master Agreement;
     provided that in no event shall the Intel Transferred Assets include any Intel Excluded Asset.
     The Intel Transferred Intellectual Property shall be subject to any (i) licenses retained by Intel or its Affiliates or granted to Intel or its Affiliates pursuant to any Intel Ancillary Agreement, (ii) licenses and Contracts with use restrictions existing on the date hereof granted to or by Intel or its Subsidiaries and (iii) licenses and Contracts with use restrictions entered into by Intel or its Subsidiaries in the ordinary course of business not in violation of this Agreement prior to the Closing Date. The Intel Transferred Intellectual Property may be further obligated (either prior to the date of the Master Agreement or in the ordinary course of business between such date and the Closing Date) to be non-exclusively licensed as a result of Intel’s or its Affiliate’s participation in various Special Interest Groups (SIGs), Standard Definition Organizations (SDOs), and similar organizations which may impose obligations to non-exclusively license Intel Transferred Intellectual Property to third parties. To the extent that Intel is required to ensure that successors with respect to the Intel Transferred Patents assume such obligations to license, Holdings hereby assumes such obligations.
     Notwithstanding the foregoing, with respect to any Intel Transferred Asset owned by an Intel Transferred Entity at the Effective Time, in lieu of transferring such Intel Transferred Asset, Intel shall transfer, assign and convey, or cause another Intel Transferor to transfer, assign and convey, free and clear of all Liens other than Permitted Liens, all of the outstanding equity interests of such Intel Transferred Entity, which interests shall be included in the Intel Transferred Interests.

     2.2 Intel Excluded Assets. Holdings, Numonyx and Intel expressly understand and agree that all assets of Intel and its Subsidiaries other than the Intel Transferred Assets (collectively, the “Intel Excluded Assets”), shall be excluded from the Intel Transferred Assets, including, but not limited to:
               (a) all assets, tangible or intangible, real or personal, that are not specifically identified under Section 2.1, including all of Intel’s Intellectual Property other than the Intel Transferred Intellectual Property;
               (b) all Contracts that are not Intel Transferred Contracts;
               (c) all Prepayments of Intel associated with Contracts that are not Intel Transferred Contracts or other obligations not assumed by Holdings or any of its Subsidiaries;
               (d) all Pre-Closing Accounts Receivable of Intel and its Subsidiaries;
               (e) all Cash and Cash Equivalents of Intel and its Subsidiaries;
               (f) all bank accounts of Intel and its Subsidiaries, other than bank accounts of the Intel Transferred Entities;
               (g) all Intel Employee Plans;
               (h) all Intel Excluded Claims;
               (i) all rights to or claims for refunds or credits of Taxes (including penalties) paid by Intel or any of its Subsidiaries, or any member of any consolidated, affiliated, combined or unitary group of which Intel is or has been a member, other than refunds of Taxes with respect to a Post-Closing Tax Period paid by the Intel Transferred Entities or Holdings or any of its Subsidiaries;
               (j) all rights, properties, and assets which have been used in the Intel Business and which shall have been transferred (including transfers by way of sale), licensed or otherwise disposed of in the ordinary course of business (other than to Intel or any Subsidiary of Intel) prior to the Effective Time and not in violation of the terms of this Agreement or Section 4.9 of the Master Agreement;
               (k) except as expressly provided in Section 2.1(q), all enterprise software, database management systems and networks of Intel or its Subsidiaries, including all sales management, engineering, materials, business planning, manufacturing, logistics, finance and accounting systems utilized by the Intel Business;
               (l) the minute books, stock ledgers, accounting records, Tax Returns and others records relating to Taxes, in each case of Intel or any of its Subsidiaries (other than the Intel Transferred Entities), other than the Intel Books and Records;

               (m) internal reports relating to the business activities of Intel and its Subsidiaries that are not Intel Transferred Assets;
               (n) insurance policies and rights, claims or causes of action thereunder, including Claims which Intel or any of its Affiliates may have under any insurance contracts or policies insuring the Intel Transferred Assets;
               (o) all of the assets specifically identified on Schedule 2.2(o) of the Intel ATA Disclosure Letter; and
               (p) any asset of the Intel Transferred Entities that is not an Intel Transferred Asset.
     On the Closing Date, immediately prior to the Closing, each Intel Transferred Entity holding Intel Excluded Assets shall transfer, assign and convey all of its right, title and interest in and to such Intel Excluded Assets, including any and all intercompany Accounts Receivable of such Intel Transferred Entity, to Intel or a Subsidiary of Intel designated by Intel, such that no Intel Transferred Entity shall hold any Intel Excluded Asset as of the Closing Date.
     2.3 Intel Transferred Liabilities. Upon the terms and subject to the conditions of this Agreement and the Intel Ancillary Agreements, unless otherwise agreed by the Parties, effective at the Effective Time (or, with respect to Section 2.3(d), the Intel Employee Transfer Date), Holdings (or, to the extent indicated on Schedule 2.6 of the Intel ATA Disclosure Letter, a Subsidiary of Holdings) shall assume, and shall fully pay, perform, fulfill and discharge when due, the following Liabilities of Intel or its Subsidiaries, it being understood that certain of the Liabilities set forth below may be a Liability of an Intel Transferred Entity, the interests in which are transferred to Holdings (or a Subsidiary of Holdings as indicated on Schedule 2.6 to the Intel ATA Disclosure Letter) (collectively, the “Intel Transferred Liabilities”):
               (a) all Liabilities under or arising out of the Intel Transferred Contracts that are required to be paid or performed on and after the Effective Time;
               (b) all Liabilities that are expressly assumed under this Agreement;
               (c) all Liabilities to the extent accruing, arising out of, or relating to the operation and ownership of the Intel Business and the Intel Transferred Assets by Holdings and its Subsidiaries on and after the Effective Time;
               (d) all Liabilities (including any Intel Employee Agreements) that are assumed by operation of Applicable Law related to the Intel Transferred Employees;
               (e) any Taxes (x) of an Intel Transferred Entity, or arising from the Intel Transferred Assets or Intel Business, in either case allocable to a Post-Closing Tax Period, except to the extent otherwise allocated to Intel pursuant to Section 5.8 or as described in clauses (i) and (ii) of Section 6.2(g) and (y) otherwise allocated to Holdings, pursuant to Section 5.8;
               (f) the Intel Post-Closing Product Obligations; and

               (g) all Intel Post-Closing Environmental Liabilities;
     provided that in no event shall the Intel Transferred Liabilities include any Intel Excluded Liability.
     Notwithstanding the foregoing, with respect to any Intel Transferred Liability owed by an Intel Transferred Entity at the Effective Time, in lieu of the assumption by Holdings or a Subsidiary of Holdings of such Intel Transferred Liability from such Intel Transferred Entity, such Intel Transferred Liability shall be retained at the Effective Time by such Intel Transferred Entity, and Holdings or a Subsidiary of Holdings shall, or shall cause such Intel Transferred Entity, or successor thereto, to pay or otherwise satisfy and discharge such Intel Transferred Liability on a timely basis after the Effective Time.
     2.4 Intel Excluded Liabilities. Except for those Liabilities expressly assumed by Holdings or a Subsidiary of Holdings pursuant to Section 2.3 and Section 5.8, neither Holdings nor any Subsidiary of Holdings shall assume, nor shall it be liable for, and Intel shall retain and remain, as between Intel, on the one hand, and Holdings and its Subsidiaries, on the other hand, solely liable for and obligated to discharge, all of the debts, expenses, contracts, agreements, commitments, obligations and other Liabilities of any nature of Intel or any of its Subsidiaries (collectively, the “Intel Excluded Liabilities”), including the following:
               (a) any Liability for breaches by Intel or its Subsidiaries prior to the Effective Time of any Contract or any Liability for payments or amounts due under any Contract prior to the Effective Time;
               (b) any Liability for Taxes attributable to or imposed upon Intel or any of its Subsidiaries, or attributable to or imposed upon the Intel Business, the Intel Transferred Entities or the Intel Transferred Assets for any Pre-Closing Tax Period other than any Liability for Taxes allocated to Holdings or a Subsidiary of Holdings pursuant to Section 5.8 and any Liability for Taxes otherwise allocated to Intel pursuant to Section 5.8;
               (c) all Pre-Closing Accounts Payable of Intel and its Subsidiaries;
               (d) any and all Liabilities under Intel Employee Plans and Intel Employee Agreements, including any Liabilities arising in connection with any change-in-control or similar compensatory payment arrangement which is triggered in whole or in part by the transactions contemplated by this Agreement and the other Transaction Documents, including any retention bonus, stay bonus or similar payment (other than the Intel Transferred Employee Payment Liabilities, the Intel Funded Employee Plan Amounts, or those Liabilities assumed by Holdings or a Subsidiary of Holdings pursuant to Section 5.11(c));
               (e) any Liabilities or obligations with respect to the Intel Business Employees including the Intel Transferred Employees that arise prior to Intel Employee Liability Date (other than the Intel Transferred Employee Payment Liabilities, the Intel Funded Employee Plan Amounts, or those Liabilities assumed by Holdings or a Subsidiary of Holdings pursuant to Section 5.11(c));

               (f) except as otherwise set forth in the Intel Secondment Agreement, any Liabilities or obligations with respect to any Intel Business Employees who do not become Intel Transferred Employees and any Liabilities of the Intel Transferred Entities with respect to any employee who does not become an Intel Transferred Employee;
               (g) any Liability for or in respect of any Indebtedness, other than the Contemplated Financing and the Contributor Financing;
               (h) any Liability to the extent arising out of the Intel Excluded Assets;
               (i) the Intel Pre-Closing Product Obligations;
               (j) any Liability of the Intel Transferred Entities that is not an Intel Transferred Liability;
               (k) any Intel Pre-Closing Environmental Liabilities; and
               (l) any Liability of Intel or any of its Subsidiaries that is the subject of any existing Proceedings as of the Closing Date, including the Proceedings set forth in Schedule 3.7 and the claims against Intel or its Subsidiaries set forth in Schedule 3.11 to the Intel ATA Disclosure Letter, in each case, to the extent arising or accruing prior to the Effective Time, but in any event not including any Liability to the extent arising or accruing after the Effective Time.
     On the Closing Date, immediately prior to the Closing, Intel, or a Subsidiary of Intel designated by Intel and reasonably acceptable to Holdings shall assume, and shall thereafter pay, perform, fulfill and discharge when due any Intel Excluded Liability of each Intel Transferred Entity, including any and all Indebtedness of, and intercompany Accounts Payable to, Intel and its Subsidiaries, pursuant to assumption of liability agreements in a form to be mutually agreed between Intel and Holdings (each, an “Intel Entity Assignment and Assumption of Excluded Assets and Excluded Liabilities Agreement”).
     2.5 Assignment of Contracts and Rights; Delivery of Intel Equipment.
               (a) Assignment of Contracts and Rights.
                    (i) Anything in this Agreement or any other Transaction Document to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Intel Transferred Contract, Intel Transferred Permit, or other Intel Transferred Asset, or any claim, right or benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a party thereto or the receipt of any Governmental Approvals or the satisfaction of any other requirement applicable to such assignment, would constitute a breach or other contravention thereof or in any way result in the loss of any material benefit under, or any material modification to, the rights of Holdings, any of Holdings’ Subsidiaries, Intel or any of Intel’s Subsidiaries thereunder. Intel and Holdings will use commercially reasonable efforts (but without any payment of money by Intel) to obtain the consent of the other parties to any such Intel Transferred Contract, Intel Transferred Permit or other Intel Transferred Asset or any claim, right or benefit arising thereunder for the assignment thereof to Holdings or a Subsidiary of Holdings as Holdings may reasonably request; provided, however, that except as provided in Section 2.5 of the Intel Intellectual Property Agreement with respect to the sublicensing of certain Third Party Claims to Holdings, Intel shall have no obligation to transfer or assign any license of any Intellectual Property other than the Intel Transferred Intellectual Property or any licenses granted by Intel in connection with the sale, distribution and license of the Intel Products in the ordinary course of business that are not Intel Transferred Contracts. Subject to the obligations of Intel set forth in Section 5.6, Section 4.3 of the Master Agreement, Section 2.6 of the Intel Intellectual Property Agreement, the Intel Transition Services Agreement, the Intel Supply Agreement and the Intel Pudong Services Agreement, Holdings and Numonyx agree that Intel shall not have any liability to Holdings or any of its Subsidiaries arising out of or relating to the failure to obtain any such consent or to satisfy any other such requirement that may be required in connection with the transactions contemplated by this Agreement or the Intel Ancillary Agreements or because of any circumstances resulting from any such failure; provided, however, that nothing in this Section 2.5(a) is intended to affect Intel’s representation in Section 3.8(b) regarding Intel Contractual Consents.
          (ii) If any such consent is not obtained, or any such other requirement is not satisfied, prior to the Closing and as a result thereof Holdings and its Subsidiaries shall be prevented by such third party from receiving the rights and benefits with respect to such Intel Transferred Contract, Intel Transferred Permit or other Intel Transferred Asset intended to be transferred hereunder, or if any attempted assignment intended to be effected hereunder, at such time as such Intel Transferred Contract, Intel Transferred Permit or other Intel Transferred Asset is intended to be transferred pursuant to the Transactions Documents, whether at Closing or otherwise, would adversely affect the rights of Intel or any of its Subsidiaries thereunder so that Holdings or a Subsidiary of Holdings would not in fact receive all such rights or Intel or any of its Subsidiaries would forfeit or otherwise lose the benefit of rights that Intel or any such Subsidiary is entitled to retain, Intel and Holdings shall cooperate to discuss, determine and implement in good faith a mutually agreeable reasonable arrangement to the extent practicable, under which (A) Holdings or a Subsidiary of Holdings would obtain the economic claims, rights and benefits under such asset and assume the economic burdens and obligations with respect thereto in accordance with this Agreement, including potentially by subcontracting, sublicensing or subleasing to Holdings or a Subsidiary of Holdings (but not more extensive than the existing rights of Intel and its Subsidiaries with respect to the Intel Business), or (B) Intel would enforce for the benefit of Holdings and its Subsidiaries, with Holdings or a Subsidiary of Holdings assuming Intel’s obligations, any and all rights of Intel and its Subsidiaries against a third party thereto; provided, that Holdings shall or shall cause its Subsidiaries to reimburse Intel for all reasonable out-of-pocket expenses that are imposed on Intel and any of its Subsidiaries in bearing such economic burdens and obligations that otherwise would have been borne by Holdings or a Subsidiary of Holdings if the applicable asset had been transferred to Holdings or a Subsidiary of Holdings at the Effective Time. Holdings and Numonyx agree that neither Intel nor any of its Subsidiaries shall have any liability to Holdings or any Subsidiary of Holdings arising out of or relating to the failure to obtain any such consent, and no condition set forth in the Master Agreement, other than the conditions set forth in Section 5.1(f) and

Section 5.2(f) shall be deemed not satisfied, as a result of (x) the failure to obtain any such consent or any circumstances resulting therefrom or (y) any suit, action or proceeding commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such consent or any circumstances resulting therefrom; provided, however, that nothing in this Section 2.5(b) is intended to affect Intel’s representation in Section 3.8(b) regarding Intel Contractual Consents.
                    (iii) No other rights are granted hereunder, by implication, estoppel, statute or otherwise, except as expressly provided in this Agreement or in any other Transaction Document.
               (b) Delivery of Intel Equipment.
                    (i) At the time that physical possession of Intel Equipment is delivered to Holdings or one of its Subsidiaries, or promptly thereafter, whether at Closing or otherwise, Intel shall deliver to Holdings a certificate of delivery that identifies the Intel Equipment to which Intel or one its Subsidiaries is delivering physical possession (a “Delivery Certificate”).
                    (ii) The Delivery Certificate shall be binding on Holdings and its Subsidiaries and the Intel Equipment shall be deemed to have been physically delivered and accepted by Holdings and its Subsidiaries unless Holdings presents to Intel a written notice of disagreement which specifies, in reasonable detail, any Intel Equipment not so delivered, within 10 Business Days after the date that the relevant Delivery Certificate has been delivered.
                    (iii) During the 30-day period following the delivery of a notice of disagreement with the Delivery Certificate, Intel and Holdings shall seek in good faith to resolve in writing any differences which they may have with respect to the delivery of Intel Equipment.
     2.6 Consideration The consideration payable at the Closing by Holdings and its Affiliates to Intel and the other Intel Transferors for the Intel Transferred Assets shall consist of:
               (a) 101,427,831 Ordinary Shares of Holdings, reduced by the number of Intel Option Shares (the “Intel Holdings Shares”). For purposes of clarification, if Intel Signapore exercised the Intel Option in full, pursuant to the terms therein, the number of Intel Holdings Shares issued hereunder in exchange for Intel Transferred Assets shall be zero;
               (b) the consideration paid by Intel Singapore for Ordinary Shares pursuant to the Intel Option (the “Intel Option Exercise Cash”), and (ii) the amount of the consideration paid by Intel Singapore to purchase the Intel Notes pursuant to the Note Agreement (the “Intel Note Purchase Cash”, and such amount, together with the Intel Option Exercise Cash, the “Intel Aggregate Cash”);
               (c) the assumption by Holdings and certain of its Subsidiaries of the Intel Transferred Liabilities being assumed by Holdings and such Subsidiaries (together with the Intel Holdings Shares (if any) and the Intel Aggregate Cash, the “Intel Consideration”).
          The Intel Consideration shall be allocated among Intel and the other Intel Transferors as described in Schedule 2.6 of the Intel ATA Disclosure Letter (as such allocation shall be determined pursuant to Section 4.13 of the Master Agreement and delivered by Intel to Holdings within 30 days following the Closing Date), and shall be treated as having been paid by Holdings on behalf of certain of its Subsidiaries also as provided in Schedule 2.6 of the Intel ATA Disclosure Letter, which Schedule 2.6 shall be prepared in a manner consistent with the Third Party Appraisal. Each of the Parties hereto agrees to report the transactions contemplated hereby for U.S. federal, state and foreign Tax purposes in accordance with such allocation of the Intel Consideration and as set forth on such schedule. Intel shall prepare Schedule 2.6 of the Intel ATA Disclosure Letter subject to Holdings’ approval, which approval shall not be unreasonably withheld.
     2.7 Minimum Inventory.
               (a) Promptly after the Closing Date, Intel will prepare and present to Holdings a statement in reasonable detail of the Intel Inventory Value as of the end of Intel’s first fiscal quarter of 2007 and as of the Effective Time (the “Preliminary Intel Inventory Statement”). The Preliminary Intel Inventory Statement shall be delivered to Holdings no later than 90 days after the Closing Date.
               (b) Holdings and its accountants shall have the right to review the work papers of Intel and its accountants utilized in preparing the Preliminary Intel Inventory Statement and shall have full access to the books, records, properties and personnel of Intel for purposes of verifying the accuracy and fairness of the presentation of the Intel Inventory Value in the Preliminary Intel Inventory Statement. The Preliminary Intel Inventory Statement shall be binding on Holdings and its Subsidiaries, unless Holdings presents to Intel written notice of disagreement with the Preliminary Intel Inventory Statement (“Intel Notice of Disagreement”) within 150 days after the Closing Date specifying in reasonable detail the nature and extent of the disagreement.
               (c) During the 30-day period following the delivery of an Intel Notice of Disagreement, Intel and Holdings shall seek in good faith to resolve in writing any differences which they may have with respect to any amount specified in the Intel Notice of Disagreement. If Holdings and Intel are unable to resolve any such disagreement within 30 days after Intel receives the Intel Notice of Disagreement, the disagreement shall be referred for final determination to Deloitte & Touche USA LLP or if Deloitte & Touche USA LLP is unable or unwilling to make such final determination, to such other independent accounting firm as the parties shall mutually designate. The accounting firm so designated to make the final determination is hereinafter referred to as the “Independent Accountants.”
               (d) Intel Inventory Value as of the end of Intel’s first fiscal quarter of 2007 and as of the Effective Time shall be deemed to have been finally determined upon the first to occur of (i) acceptance of the Preliminary Intel Inventory Statement, (ii) Holdings’

failure to object thereto within 150 days after the Closing Date, (iii) resolution by mutual agreement of the parties after timely delivery of the Intel Notice of Disagreement or (iv) notification by the Independent Accountants of their final determination thereof.
               (e) If the Intel Inventory Value as of the Effective Time, as finally determined, is less than the Minimum Committed Intel Inventory Value, Intel shall or shall cause one of its Subsidiaries, as appropriate, to make a payment equal to such difference by the Intel Transferor responsible for such reduction, as determined by Intel, to Holdings or one its Subsidiaries within 10 days after such final determination. If the Intel Inventory Value as of the Effective Time, as finally determined, is equal to or greater than the Minimum Committed Intel Inventory Value, there shall be no such payment by Intel to Holdings or one of its Subsidiaries.
               (f) The fees and disbursements of the accountants of Holdings and its Subsidiaries shall be paid by Holdings or one of its Subsidiaries, as appropriate. The fees and disbursements of Intel’s accountants shall be paid by Intel. The fees and disbursements of the Independent Accountants shall be paid based on a ratable allocation made as a part of its determination, based on the proportion by which the amount in dispute was determined in favor of Holdings or its relevant Subsidiary, or Intel.
     2.8 Intel Transferred Employee Liabilities.
               (a) Promptly after the Closing Date, Intel shall prepare a statement (the “Intel Preliminary Closing Statement”) setting forth the Intel Transferred Employee Payment Liabilities as of the Intel Employee Transfer Date and the Intel Transferred Employee Payment Liabilities that accrued prior to the Intel Employee Liability Date, and containing reasonably detailed supporting information, documents and calculations. Intel shall use commercially reasonable efforts to cause such preparation and review to be completed and the Preliminary Closing Statement to be delivered to Holdings and Numonyx within 210 days after the Closing Date. The Preliminary Closing Statement shall be prepared by Intel from the books and records of Intel consistent with past practice and the Intel Financial Information and in accordance with GAAP.
               (b) Holdings and its accountants shall have the right to review the work papers of Intel and its accountants utilized in preparing the Intel Preliminary Closing Statement and shall have full access to the books, records, properties and personnel of Intel and its Subsidiaries for purposes of verifying the accuracy and fairness of the presentation of the information in the Intel Preliminary Closing Statement. The Intel Preliminary Closing Statement shall be binding on Holdings and its Subsidiaries, unless Holdings delivers to Intel written notice of disagreement with any Intel Transferred Employee Payment Liabilities set forth therein (“Notice of Disagreement”) within 30 days following the delivery of the Intel Preliminary Closing Statement, specifying in reasonable detail the nature and extent of the disagreement, in which case the Intel Preliminary Closing Statement shall be binding on Holdings and its Subsidiaries only in respect of the Intel Transferred Employee Payment Liabilities set forth therein which are not the subject of a Notice of Disagreement.

               (c) During the 30-day period following the delivery of a Notice of Disagreement, Intel and Holdings shall seek in good faith to resolve in writing any differences which they may have with respect to any Intel Transferred Employee Payment Liabilities specified in the Notice of Disagreement. If Holdings and Intel are unable to resolve any such disagreement within 30 days after Intel receives a Notice of Disagreement, the disagreement shall be referred for final determination to Deloitte & Touche USA LLP or if Deloitte & Touche USA LLP is unable or unwilling to make such final determination, to such other independent accounting firm as the parties shall mutually designate. The accounting firm so designated to make the final determination is hereinafter referred to in this Section 2.8 as the “Intel Cash Independent Accountants.”
               (d) The Intel Transferred Employee Payment Liabilities shall be deemed to have been finally determined upon the first to occur of (i) Holdings’ failure to deliver to Intel a Notice of Disagreement with respect to such Intel Transferred Employee Payment Liabilities 270 days after the Closing Date, (ii) resolution by mutual agreement of the parties after timely delivery of a Notice of Disagreement or (iii) notification by the Intel Cash Independent Accountants of their final determination thereof. Within ten days after the date on which all of the Intel Transferred Employee Payment Liabilities (as they may be revised pursuant to this Section 2.8) shall have become final and binding (the “Final Payment Date”), Intel shall pay Holdings or a Subsidiary of Holdings, as appropriate, an amount equal to the Intel Transferred Employee Payment Liabilities that accrued prior to the Intel Employee Liability Date.
     2.9 Capital Expenditures.
               (a) Within 90 days after the Closing Date, Intel shall deliver to Holdings a schedule setting forth in reasonable detail the amount of all capital expenditures made by Intel in accordance with the Intel Business Capital Expenditures Plan between April 1, 2007 and the Closing Date (or for such period otherwise provided, the “Actual Intel Capital Expenditures”). For purposes hereof, “Planned Intel Capital Expenditures” means (i) the planned amount of capital expenditures set forth in the Intel Business Capital Expenditures Plan for each fiscal quarter completed during the period from April 1, 2007 through the end of the last full fiscal quarter ending prior to the Closing Date (or for such period otherwise provided) plus (ii) a prorated amount equal to the planned amount of capital expenditures set forth in the Intel Business Capital Expenditures Plan for the fiscal month in which the Closing Date occurs multiplied by a fraction the numerator of which is the number of days elapsed in such fiscal month through the Closing Date and the denominator of which is the total number of days in such fiscal month. In the event that the Closing shall not have occurred on or before the expiration of the then current Intel Business Capital Expenditures Plan, the Parties will agree in good faith on the modification of such Intel Business Capital Expenditures Plan to add additional planned amounts of capital expenditures for the following fiscal quarter or quarters. Holdings shall have full access to the Intel Books and Records, for purposes of verifying the accuracy and fairness of the schedule of Actual Intel Capital Expenditures delivered by Intel to Holdings hereunder.

               (b) The schedule of Actual Intel Capital Expenditures shall be binding on Holdings and its Subsidiaries, unless Holdings presents to Intel written notice of disagreement with the schedule of Actual Intel Capital Expenditures (“Intel Cap Ex Notice of Disagreement”) within 150 days after the Closing Date specifying in reasonable detail the nature and extent of the disagreement.
               (c) During the 30-day period following the delivery of an Intel Cap Ex Notice of Disagreement, Intel and Holdings shall seek in good faith to resolve in writing any differences which they may have with respect to any amount specified in the Intel Cap Ex Notice of Disagreement. If Holdings and Intel are unable to resolve any such disagreement within 30 days after Intel receives the Intel Cap Ex Notice of Disagreement, the disagreement shall be referred for final determination to Deloitte & Touche USA LLP or if Deloitte & Touche USA LLP is unable or unwilling to make such final determination, to such other independent accounting firm as the parties shall mutually designate. The accounting firm so designated to make the final determination is hereinafter referred to as the “Cap Ex Independent Accountants.”
               (d) Actual Intel Capital Expenditures as of the Effective Time shall be deemed to have been finally determined upon the first to occur of (i) acceptance of the schedule of Actual Intel Capital Expenditures, (ii) Holdings’ failure to object thereto within 150 days after the Closing Date, (iii) resolution by mutual agreement of the parties after timely delivery of the Intel Cap Ex Notice of Disagreement or (iv) notification by the Cap Ex Independent Accountants of their final determination thereof.
               (e) Within 10 days after the final determination of such amount, determined in accordance with Section 2.9(d) above, in the event the Actual Intel Capital Expenditures are less than the Planned Intel Capital Expenditures for the period from April 1, 2007 through the Closing Date, Intel shall pay the amount of any such difference to Holdings or a Subsidiary of Holdings, as appropriate.
               (f) The fees and disbursements of the accountants of Holdings shall be paid by Holdings. The fees and disbursements of Intel’s accountants shall be paid by Intel. The fees and disbursements of the Cap Ex Independent Accountants shall be paid based on a ratable allocation made as a part of its determination, based on the proportion by which the amount in dispute was determined in favor of Holdings or Intel.
     2.10 Deliveries by Holdings. Holdings shall, on or before the Closing, execute and deliver or cause to be delivered to the Dutch civil law notary (“civil law notary”), who shall execute and deliver the notarial deed of issue in respect of the Intel Holdings Shares (with a copy to Intel):
               (a) a certificate issued by a registered accountant as referred to in Section 2:204b Dutch Civil Code relating to the value of the Intel Transferred Assets to be contributed to Holdings against the issuance of the Intel Holdings Shares;
               (b) a true and complete copy of the resolutions duly and validly adopted by the Managing Director, the Supervisory Board and the shareholders of Holdings evidencing their authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby including the issuance of the Intel Holdings Shares;
               (c) a duly executed power of attorney by Holdings with respect to the execution of the notarial deed of issue of shares in respect of the Intel Holdings Shares; and
               (d) a certificate of the Managing Director certifying the names and signatures of the Persons authorized to sign this Agreement and the other documents to be delivered hereunder.
     2.11 Deliveries by Intel. Prior to the Closing, Intel shall deliver to the civil law notary executing the deed of issue in respect of the Intel Holdings Shares, a duly executed power of attorney by Intel with respect to the execution of the notarial deed of issue in respect of the Intel Holdings Shares, which power of attorney shall be legalized and affixed with an apostille and shall be accompanied by a legal opinion certifying that the signatory or signatories of the power has or have the authority to represent Intel with respect to the matters to which the power pertains.
     2.12 Closing. At the Closing:
               (a) The Intel Transferors shall deliver to Holdings and its Affiliates the Intel Entity Bills of Sale and, Intel, through its officers, agents and employees, will, except as set forth on Schedule 2.12(a), put Holdings and its Affiliates, as applicable, in possession of all tangible Intel Transferred Assets at the facilities where they are located as of the Effective Time (other than such Intel Transferred Assets that are already owned by Intel Transferred Entities);
               (b) Intel and its Affiliates and Holdings and its Subsidiaries, as applicable, each shall execute and deliver each of the Intel Ancillary Agreements to which it is a party and shall make any deliveries required thereunder;
               (c) on behalf of itself and its Affiliates, Holdings shall remit or shall cause a Subsidiary of Holdings to remit to Intel for Intel’s account and/or for the account of the applicable Affiliate of Intel the Intel Aggregate Cash by wire transfer of immediately available funds to one or more bank accounts designated in writing by Intel prior to the Closing;
               (d) Holdings shall instruct the civil law notary to execute the notarial deed of issue in respect of the Intel Holdings Shares and, upon the execution of such deed (i) register or cause to be registered the issue of the Intel Holdings Shares in the share register of Holdings and (ii) deliver a copy of the deed of issue in respect of the Intel Holdings Shares and the registration of such issuance in the share register of Holdings to Intel or one of its Affiliates;

               (e) Intel shall deliver a delivery protocol relating to the manner for delivery of any intangible property that is an Intel Transferred Asset, in the form attached as Schedule 2.12(e) to the Intel ATA Disclosure Letter;
               (f) Intel shall deliver, or cause to be delivered, share transfer deeds and all other certificates or instruments representing the Intel Transferred Interests duly endorsed and accompanied by necessary documentation for transfer;
               (g) Intel shall furnish Numonyx with the following documents regarding the Intel Transferred Entities:
               (i) the charter documents of each Intel Transferred Entity and all amendments thereto, duly certified by the proper officials of the jurisdiction of organization of each such Intel Transferred Entity for such charter documents that are filed with a Governmental Authority in the jurisdiction of organization;
               (ii) resignations, effective on the Closing Date, of the officers and directors of each Intel Transferred Entity, unless otherwise specified by Holdings prior to the Closing Date; and
               (iii) the complete and correct operating agreements, corporate minute books and reports filed with Governmental Authorities as required by Applicable Law (including registration of stock transfers) of the Intel Transferred Entities.
     2.13 Post Closing Registrations and Confirmations. Within eight days after the Closing, Holdings shall (a) file with the Commercial Register the certificate issued by the registered accountant as referred to in Section 2.10(a) above and (b) register with the Commercial Register the increase in its capital.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF INTEL
     Subject to the exceptions that are disclosed in the Intel ATA Disclosure Letter, Intel hereby makes the following representations and warranties to Holdings and Numonyx. Such representations and warranties are made to Holdings and Numonyx as if made and effective (a) on May 22, 2007 (except that with respect to any representation and warranty that specifies another date, such representation and warranty shall be made as of such specified date) and (b) as of the date hereof (except that with respect to any representation and warranty that specifies another date, such representation and warranty shall be made as of such specified date), as follows:
     3.1 Existence and Good Standing. Each of the Intel Transferors is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization (to the extent such concept is recognized in such jurisdiction) and has all requisite power and authority required to carry on its business as now conducted and to own and operate the Intel Business as now owned and operated by it. Each of the Intel Transferors is qualified to conduct business and is in good standing in each jurisdiction in which it conducts the Intel Business (to the extent such concept is recognized in such jurisdiction) other than such jurisdictions where the failure to be so qualified would not reasonably be expected to have an Intel Material Adverse Effect.
     3.2 Authorization and Enforceability. Each of the Intel Transferors has all requisite power and authority to execute and deliver each of the Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Intel Transferor of each of the Transaction Documents to which it is a party, and the performance by each Intel Transferor of its obligations contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action. The Transaction Documents have been duly and validly executed and delivered by the Intel Transferor which is a party thereto and, assuming the due execution and delivery of this Agreement and the other Transaction Documents to which it is a party by Holdings (or a Subsidiary of Holdings) and the other parties thereto, this Agreement constitutes, and each of the Transaction Documents to which an Intel Transferor is a party constitutes, the legal, valid and binding agreement of such Intel Transferor, enforceable against such Intel Transferor in accordance with their respective terms, except to the extent (a) that their enforceability may be subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity or (b) indemnification provisions contained in the Securityholders’ Agreement may be limited by applicable securities laws.
     3.3 Governmental Authorization. Other than the Intel Approvals, Numonyx Approvals and ST Approvals, the execution, delivery and performance by each Intel Transferor of the Transaction Document(s) to which it is a party, and the consummation by it of the transactions contemplated thereby, require no Governmental Approval.
     3.4 Non-Contravention.
               (a) The execution, delivery and performance by the Intel Transferors of the Transaction Documents to which it is a party, and the consummation of the transactions contemplated thereby, do not and will not: (i) contravene or conflict with the certificate of incorporation, bylaws, articles of association or other corporate organizational or governing documents of any Intel Transferor or any Intel Transferred Entity; (ii) assuming receipt of the Intel Approvals, contravene or conflict with or constitute a material violation of any provision of any Applicable Law binding upon or applicable to any Intel Transferor, the Intel Transferred Assets or the Intel Transferred Entities; or (iii) assuming receipt of the Intel Approvals, the ST Approvals, the Numonyx Approvals and of the Intel Contractual Consents, (A) constitute a default under, give rise to any right of termination, cancellation, modification, acceleration of, or a loss of any benefit under any Intel Contract, including the Intel Transferred Contracts or (B) result in the creation or imposition of any Lien (other than Permitted Liens) on any Intel Transferred Asset, or (C) constitute a breach, default or violation of any settlement agreement, judgment, injunction or decree, except in the case of clause (ii) or (iii), for matters that would not reasonably be expected to have an Intel Material Adverse Effect (provided that in determining whether an Intel Material Adverse Effect would result, any adverse effect otherwise excluded by clause (C) of the definition of “Intel Material Adverse Effect” shall be taken into account).

               (b) The execution, delivery and performance by Intel of this Agreement and the other Transaction Documents to which Intel is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not, as of the Closing Date, constitute a default under, give rise to any right of termination, cancellation, modification, acceleration of, or a loss of any material benefit under any Contract identified on Schedule 3.4(b) of the Intel ATA Disclosure Letter; provided, however, that for the avoidance of doubt, the Parties acknowledge and agree that the representations and warranties set forth in this Section 3.4(b) shall not be deemed to be untrue or inaccurate in any respect as a result of (i) any action or omission by Holdings or a Subsidiary of Holdings that constitutes or results in a default by Intel or any Intel Affiliate or gives rise to any right of termination, cancellation, modification, acceleration of, or a loss of any material benefit under any such Contact; and (ii) any withdrawal or voiding after the Closing of any consent granted prior to the Closing by a party to such Contract, which withdrawal or voiding purports to have retroactive effect to the Closing.
     3.5 Personal Property. The Intel Transferors and Intel Transferred Entities together have good and marketable title to, or a valid and subsisting leasehold interest in, all of the tangible personal property that is an Intel Transferred Asset free and clear of any Lien, except for (a) Permitted Liens and (b) any restriction contemplated by this Agreement or any of the other Transaction Documents.
     3.6 Real Property.
               (a) Schedule 3.6(a) of the Intel ATA Disclosure Letter lists (i) the street address of the Intel Transferred Owned Real Property and (ii) the current owner of such Intel Transferred Owned Real Property. Intel or one of its Subsidiaries has good and marketable fee title to the Intel Transferred Owned Real Property, free and clear of all Liens, other than Permitted Liens.
               (b) Schedule 3.6(b) of the Intel ATA Disclosure Letter lists (i) the street address of the Intel Transferred Leased Real Property and (ii) the identity of the lessor, the lessee and the current occupant (if different from the lessee) of each such parcel of Intel Transferred Leased Real Property. Intel or one of its Subsidiaries has a valid leasehold estate in all Intel Transferred Leased Real Property, free and clear of all Liens, other than Permitted Liens. Each of the Intel Leases (i) is valid and binding on the Intel Transferor or Intel Transferred Entity which is party thereto and, to the Knowledge of Intel, on the counterparties thereto, and is in full force and effect and (ii) upon consummation of the transactions contemplated by this Agreement and the Intel Ancillary Agreements, except to the extent that any Intel Contractual Consents are not obtained, shall continue in full force and effect without penalty or other adverse consequence. No Intel Transferor, nor any Intel Transferred Entity, is in breach of, or default under, any Intel Lease to which it is a party, except for such breaches or defaults that would not reasonably be expected to have an Intel Material Adverse Effect. Except as would not reasonably be expected to have an Intel Material Adverse Effect, to the Knowledge of Intel, no other party to any Intel Lease is in breach thereof or default thereunder and neither Intel nor any of its Subsidiaries has received any notice of termination, cancellation, breach or default under any Intel Lease.

     3.7 Litigation. There is no Proceeding or to the Knowledge of Intel, investigation pending or, to the Knowledge of Intel, threatened in writing, by or against Intel or any of its Subsidiaries relating to the Intel Business or any Intel Transferred Asset (a) seeking to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any other Transaction Document or to materially encumber any Intel Transferred Asset, or (b) that would otherwise reasonably be expected to have an Intel Material Adverse Effect. There is no Proceeding pending or, to the Knowledge of Intel, threatened by or against any Intel Transferred Entity, except as would not reasonably be expected to have an Intel Material Adverse Effect.
     3.8 Intel Transferred Contracts and Consents.
               (a) Except as would not reasonably be expected to have an Intel Material Adverse Effect, each Intel Transferred Contract (i) is valid and binding on the Intel Transferor or the Intel Transferred Entity which is party thereto and, to the Knowledge of Intel, the counterparties thereto, and is in full force and effect and (ii) upon consummation of the transactions contemplated by this Agreement, except to the extent that any Intel Contractual Consents are not obtained, shall continue in full force and effect without penalty or other adverse consequence. No Intel Transferor, nor any Intel Transferred Entity is in breach of, or default under, any Intel Transferred Contract to which it is a party, except for such breaches or defaults that would not reasonably be expected to have an Intel Material Adverse Effect. Except as would not reasonably be expected to have an Intel Material Adverse Effect, to the Knowledge of Intel, no other party to any Intel Transferred Contract is in breach thereof or default thereunder and neither Intel, nor any of its Subsidiaries, has received any notice of termination, cancellation, breach or default under any Intel Transferred Contract.
               (b) Schedule 3.8(b) of the Intel ATA Disclosure Letter lists each material Intel Transferred Contract that requires the consent of the other party or parties thereto to be obtained by Intel or one of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to avoid the loss of any material benefit under, or any material modification to, such Intel Transferred Contract (the “Intel Contractual Consents”).
     3.9 Compliance with Applicable Laws.
               (a) Intel and its Subsidiaries have complied with any Applicable Laws relating to the Intel Business or the operation and use of the Intel Transferred Assets (including, in the case of the Intel Transferred Entities, Applicable Laws relating to their business operations and employees) and the Intel Transferred Interests, except where the failure to comply would not reasonably be expected to have an Intel Material Adverse Effect. To the Knowledge of Intel, no Intel Transferor is subject to any order, writ, injunction or decree of any Governmental Authority directly relating to the Intel Transferred Assets. To the Knowledge of Intel, no Intel Transferred Entity is subject to any material order, writ, injunction or decree of any Governmental Authority.
               (b) Intel and its Subsidiaries are in possession of all Permits, except where the failure to have, or the suspension or cancellation of, any of the Permits would not reasonably be expected to have an Intel Material Adverse Effect. Intel and its Subsidiaries are in compliance with all Permits and no suspension or cancellation of any of the Permits is pending or, to the Knowledge of Intel, threatened in writing, except, in each case, where the failure to so comply, or the suspension or cancellation of, any of the Permits would not reasonably be expected to have an Intel Material Adverse Effect. Except as would not reasonably be expected to have an Intel Material Adverse Effect, (i) none of the Intel Transferred Permits will, assuming the related Intel Approvals and Numonyx Approvals have been obtained prior to the Closing Date, be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby and by the Intel Ancillary Agreements and (ii) upon consummation of such transactions, or at such other time as agreed by the Parties, Holdings or its Subsidiaries will, assuming the related Intel Approvals and Numonyx Approvals have been obtained prior to the Closing Date, have all of the right, title and interest in all of the Intel Transferred Permits.
               (c) Except as would not reasonably be expected to have an Intel Material Adverse Effect, the Intel Transferred Permits constitute all material Governmental Approvals necessary for the ownership, lease or use of the Intel Transferred Assets and the operation of the Intel Business after the Closing Date.
     3.10 Tax Matters.
               (a) Intel has paid or caused to be paid all material Taxes relating to the Intel Transferred Assets and Intel Business allocable (as provided in Section 5.8(b)(iii)) to the Pre-Closing Tax Period that could become a liability of Holdings or its Subsidiaries by reason of the transfer of the Intel Transferred Assets to Holdings or its Subsidiaries as described herein or that would reasonably be expected to result in a Lien on any Intel Transferred Assets, other than non-delinquent Taxes incurred in the ordinary course of business since the Intel Financial Information Date in amounts consistent with prior periods (as adjusted for changes in Tax rates and ordinary course fluctuations in operating results). None of the Intel Transferors has an actual or contingent liability for Taxes that will become a liability of Holdings or its Subsidiaries by reason of the transactions described herein, other than such non-delinquent Taxes described in the immediately preceding sentence for which Holdings or its Subsidiaries may become liable by reason of statutory successor liability (or similar liability) under Applicable Law.
               (b) No Governmental Authority has claimed that the Intel Transferred Assets are subject to Tax in a jurisdiction in which the required Tax Returns have not been filed by the Intel Transferors.
               (c) No material issues have been raised in writing in any audits, examinations or disputes pertaining to Taxes arising from the Intel Transferred Assets that can reasonably be expected to be raised in similar examinations of Holdings or its Subsidiaries following the Closing.
     (d) With respect to each of the Intel Transferred Entities:

           (i) Each Intel Transferred Entity has properly prepared and timely filed all Tax Returns required by law and has timely paid all Taxes due and payable (whether or not shown on any Tax Return). All such Tax Returns are true, correct and complete in all material respects. Each Intel Transferred Entity has complied in all material respects with all Applicable Laws relating to Taxes. None of the Intel Transferred Entities (A) is a party to or bound by any closing agreement, offer in compromise, gain recognition agreement or any other agreement with any Governmental Authority, except for those agreements identified on Schedule 3.10(e) of the Intel ATA Disclosure Letter, or any Tax indemnity or Tax sharing agreement with any Person, and (B) has actual or contingent liabilities for Taxes, other than (x) Taxes accrued as a liability in the Intel Financial Information, or (y) non-delinquent Taxes incurred in the ordinary course of business since the Intel Financial Information Date in amounts consistent with prior periods (if applicable), as adjusted for changes in Tax rates and ordinary course fluctuations in operating results.
          (ii) There are and have been no (A) proposed, threatened or actual assessments, audits, examinations or disputes as to Taxes relating to the Intel Transferred Entities, (B) accounting method adjustments with respect to the Intel Transferred Entities, or (C) waivers or extensions of the statute of limitations with respect to Taxes for which the Intel Transferred Entities would reasonably be expected to be held liable following the date hereof. No issues have been raised in any audits, examinations or disputes pertaining to the Intel Transferred Entities that can reasonably be expected to be raised in similar examinations following the Closing. To the Knowledge of Intel, there is no basis for the assertion by a taxing authority of a material Tax deficiency against the Intel Transferred Entities. None of the Intel Transferred Entities is liable for Taxes of any other Person.
          (iii) Schedule 3.10(d)(iii) of the Intel ATA Disclosure Letter sets forth, on an entity-by-entity basis, all jurisdictions in which each of the Intel Transferred Entities is subject to Tax and the type(s) of Tax. No Intel Transferred Entity has engaged (or been treated as engaged) in the conduct of a trade or business or had a permanent establishment (as defined in applicable tax treaty) in a jurisdiction with respect to which the required Tax Returns have not been filed.
          (iv) Each Intel Transferred Entity has complied with all information reporting and record keeping requirements under all Applicable Laws, including retention and maintenance of required records with respect thereto.
          (v) None of the Intel Transferred Entities is a party to any joint venture, partnership, other arrangement or which could be treated as a partnership for any applicable income Tax purposes.
          (vi) There is no taxable income or other measure of Tax of any of the Intel Transferred Entities that will be reportable in the Post-Closing Tax Period that is attributable to a transaction or event that occurred in a Pre-Closing Tax Period.

               (vii) No position has been taken on any Tax Return with respect to the Intel Business or the Intel Transferred Assets that is contrary to any publicly announced position of a Governmental Authority, or that is substantially similar to any position that a Governmental Authority has successfully challenged in the course of an examination of a Tax Return of the Intel Transferred Entities.
               (e) Schedule 3.10(e) of the Intel ATA Disclosure Letter sets forth in reasonable detail, as to each Intel Transferred Entity, the Intel Business and the Intel Transferred Assets, each applicable agreement, ruling or other arrangement with respect to Taxes entered into with or received from any Governmental Authority, including the terms of any agreement governing the pricing of products sold to Subsidiaries of Intel (each, an “Intel Tax Agreement”). Each of Intel, its Subsidiaries and the Intel Transferred Entities is in compliance with each Intel Tax Agreement in all material respects, and no Governmental Authority has claimed or is expected to claim that any material breach of an Intel Tax Agreement has occurred. None of Intel, its Affiliates or the Intel Transferred Entities currently has outstanding any requests for Tax rulings pertaining to the Intel Transferred Entities, the Intel Business or the Intel Transferred Assets that would reasonably be expected to affect the liability for Taxes of Holdings or its Subsidiaries after the Closing Date.
               (f) The representations and warranties contained in this Section 3.10 are the only representations and warranties being made with respect to compliance with or liability under Applicable Laws relating to the Tax matters contemplated by this Section 3.10.
     3.11 Intellectual Property.
               (a) All material Intel Transferred Intellectual Property is free and clear of any Liens other than Permitted Liens. One of the Intel Transferors owns or, to Intel’s Knowledge, is licensed to use, all works of authorship and all associated Copyrights that are embodied in the Intel Products. One of the Intel Transferors has good and marketable sole title to the Intel Transferred Intellectual Property (other than with respect to any moral rights therein or relating thereto). With respect to the Intel Transferred Intellectual Property, there are no material exclusive licenses granted by Intel or its Subsidiaries. Except as provided in the Intel Intellectual Property Agreement or other Transaction Documents, upon the Closing hereof, neither Intel nor any of its Affiliates shall retain any material rights under the Intel Transferred Intellectual Property.
               (b) To the Knowledge of Intel, neither (i) the current use of the Intel Transferred Intellectual Property by Intel or any of its Subsidiaries in its current operation of the Intel Transferred Assets nor (ii) the current manufacture, marketing, distribution or sale of any of the Intel Products by Intel or its Subsidiaries in their current operation of the Intel Transferred Assets infringes any Copyrights or Trade Secret rights of any third party. To the Knowledge of Intel, Intel has not received any written claims currently pending from any Person claiming that the Intel Products infringe or misappropriate the Copyrights, Trade Secrets or Patents of such Person.

               (c) Intel has taken commercially reasonable steps to protect its rights in Trade Secrets of Intel embodied in the Intel Products including taking commercially reasonable steps to have all of its current and former employees, consultants and contractors employed in the Intel Business execute and deliver to Intel a proprietary information and invention assignment agreement. To the Knowledge of Intel, it has not received written notice of any violation of or non-compliance with such agreements.
               (d) To Intel’s Knowledge, neither Intel nor any of its Subsidiaries is subject to any outstanding decree, order, or judgment that (i) restricts in any material manner the use, transfer or licensing of the Intel Transferred Copyrights, the Intel Transferred Patents, the Intel Transferred Trade Secrets or the Intel Products, or (ii) adjudges any of the Intel Transferred Intellectual Property to be unenforceable or invalid.
               (e) All Intel Transferred Patents are currently in material compliance with formal legal requirements involving the payment of fees to Governmental Authorities (including the payment of filing, examination and maintenance fees). To the Knowledge of Intel, there are no proceedings or actions pending before any court or tribunal (including the PTO or equivalent authority anywhere in the world) that involve the validity, scope or priority of Intel Transferred Intellectual Property. None of the Intel Transferred Copyrights are registered Copyrights.
               (f) To Intel’s Knowledge, no software source code of material proprietary value to the Intel Business is subject to obligations of public disclosure or distribution, under any “open source license” or otherwise.
     3.12 Employee Matters.
               (a) Pension Plans. At no time has Intel or any other Person or entity under common control with Intel within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986 and the regulations issued thereunder, contributed to or been obligated to contribute to any Multiemployer Plan or any plan maintained pursuant to a collective bargaining agreement or any plan subject to Title IV of ERISA.
               (b) Labor. No work stoppage or labor strike against Intel or any of its Subsidiaries is pending or, to Intel’s Knowledge, threatened in writing or reasonably anticipated with respect to the Intel Business Employees. Intel has no Knowledge of any activities or proceedings of any labor union to organize any Intel Business Employees who are not currently represented by a labor or trade union or employee representative body. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of Intel, threatened in writing or reasonably anticipated relating to any labor, safety or discrimination matters involving any Intel Business Employee, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would reasonably be expected to have an Intel Material Adverse Effect. Neither Intel nor any of its Subsidiaries is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement, collective agreement or recognition arrangement with any labor or trade union, works council, European works council or other employee representative body or union contract with respect to Intel Business

Employees and no such agreement is being negotiated by Intel with respect to the Intel Business Employees. The consent, notice or opinion of any such employee representative body with respect to the Intel Business Employees is not required to consummate any of the transactions contemplated by this Agreement or any of the other Transaction Documents.
               (c) Intel Business Employee List. Schedule 3.12(c) of the Intel ATA Disclosure Letter (i) sets forth the Intel Business Employees as of the date hereof and identifies the country (and state, for those in the United States) in which each such Intel Business Employee is based and primarily performs his or her duties and (ii) identifies certain Numonyx Allocated Positions which shall be offered to certain employees of Intel in accordance with Section 4.11(b) of the Master Agreement. Schedule 3.12(c) shall be updated solely to reflect the change in employment status of any Intel Business Employee, the amendments permitted by Section 4.11(b) of the Master Agreement and such other changes as may reasonably be agreed upon by the Parties.
               (d) Nature of Representations and Warranties. The representations and warranties contained in this Section 3.12 are the only representations and warranties being made with respect to compliance with or liability under Applicable Laws relating to the employment matters contemplated by this Section 3.12.
     3.13 Financial Information.
               (a) Intel has delivered to Holdings or Numonyx copies of the estimated unaudited consolidated statement of net revenue and direct expenses of the Intel Business for the year ended December 30, 2006 (the “Intel Financial Information Date”) and the related estimated net book value of the fixed assets and inventories of the Intel Business as of the Intel Financial Information Date (collectively, the “Intel Financial Information”). The Intel Financial Information has been prepared internally by Intel for management reporting purposes only and has not been audited by any independent certified public accountants or auditors.
               (b) The Intel Financial Information has been derived from the books and records of Intel and have not been separately audited. The Intel Financial Information does not contain all adjustments necessary to comply with GAAP. The Intel Financial Information does not reflect the assets, liabilities, revenues and expenses that would have resulted if the Intel Business had operated as an unaffiliated independent company; provided, however, that the Intel Financial Information includes estimations for allocation of various revenues, costs and expenses on a reasonable basis.
     3.14 Absence of Certain Changes. Since the Intel Financial Information Date, other than with respect to the transactions contemplated by the Transaction Documents, the Intel Business has been conducted in the ordinary course of business, and there has not been:
               (a) (i) any sale, assignment or transfer of any of the material Intel Transferred Assets or any license of any of the Intel Transferred Intellectual Property, except, in each case, in the ordinary course of business and the transfer of Intel Transferred Assets to

Intel Transferred Entities as contemplated hereby, or (ii) any creation, assumption or sufferance of (whether by action or omission) the existence of any Lien on any of the Intel Transferred Assets, other than Permitted Liens;
               (b) any waiver, amendment, termination or cancellation of any material Intel Transferred Contract or any relinquishment of any material rights thereunder by Intel or its Subsidiary which is party thereto, or, to the Knowledge of Intel, any other party, other than, in each such case, actions taken with respect to any such Intel Transferred Contract in the ordinary course of business that are not material to the Intel Business;
               (c) any material change by Intel or any Subsidiary of Intel in its accounting principles, methods or practices relating to the Intel Business or in the manner it keeps its accounting books and records relating to the Intel Business, except (i) any such change required by a change in GAAP or (ii) any change that results from the audit contemplated by Section 5.2(h) of the Master Agreement;
               (d) any damage, destruction or other casualty loss that is material to the Intel Transferred Assets taken as a whole;
               (e) (i) any failure to make an amount of capital expenditures described in the Intel Business Capital Expenditures Plan that is material, in the aggregate, to the Intel Business or (ii) any incurrence of any additional Intel Transferred Liabilities for capital expenditures that are material, in the aggregate, to the Intel Business, except for those described in the Intel Business Capital Expenditures Plan;
               (f) any failure to maintain the Intel Transferred Assets as a whole, in all material respects in at least as good condition as they were being maintained on the Intel Financial Information Date, subject to normal wear and tear;
               (g) any acquisition, directly or indirectly, of all or substantially all of the assets of any business of or equity interests in any Person or business, whether by merger, consolidation or otherwise, that relates to the Intel Business;
               (h) any creation, incurrence, assumption or guarantee, or modification of the terms, of any Indebtedness with respect to the Intel Business, other than the Contemplated Financing or the Contributor Financing, except in the ordinary course of business;
               (i) any Intel Material Adverse Effect; or
               (j) any agreement for Intel or any of its Subsidiaries to take any of the actions specified in paragraphs (a) through (h) above.
     3.15 Environmental Matters.
               (a) Except as would not reasonably be expected to have an Intel Material Adverse Effect: (i) Intel and each of its Subsidiaries, in each case with respect to the Intel Transferred Assets or the Intel Business, and each Intel Transferred Entity is in compliance with all applicable Environmental Laws; (ii) Intel and each of its Subsidiaries, in each case with respect to the Intel Transferred Assets or Intel Business, and each Intel Transferred Entity has obtained, and is in material compliance with, all Environmental Permits; (iii) neither Intel nor any of its Subsidiaries, in each case with respect to the Intel Transferred Assets or the Intel Business nor any Intel Transferred Entity is conducting or funding, or is required to conduct or fund, any Remedial Action pursuant to any Environmental Law; (iv) to Intel’s Knowledge, no property to which an Intel Transferred Entity or, in connection with the Intel Business, Intel has, directly or indirectly, transported or arranged for the transportation of any Hazardous Substances is listed on any list of sites requiring investigation or cleanup promulgated by any relevant Governmental Authority; (v) there are no claims relating to any Environmental Law pending or, to the Knowledge of Intel, threatened in writing against Intel or any of its Subsidiaries, in each case with respect to the Intel Transferred Assets or the Intel Business, or any Intel Transferred Entity; and (vi) to Intel’s Knowledge, there has been no environmental investigation, study, audit, test, review or other analysis conducted within the past five years that documents conditions giving rise to any material Environmental Liability, that relates to the Intel Transferred Assets, the Leased Intel Real Property, the Intel Business, any Intel Transferred Entity or any other property or facility now or previously owned or leased by Intel in connection with the Intel Business, and that has not been delivered to Holdings or one of its Subsidiaries within at least five days of the date hereof.
               (b) The representations and warranties contained in this Section 3.15 are the only representations and warranties being made with respect to compliance with or liability under Environmental Laws, including natural resources, related to the Intel Business, the Intel Transferred Assets or Intel’s or its Subsidiaries’ ownership or operation thereof.
     3.16 Product Warranties. A copy of Intel’s product warranties currently in effect with respect to the Intel Products as set forth in the order acknowledgement forms for the Intel Products (the “Intel Standard Form Product Warranties”) is set forth on Schedule 3.16 of the Intel ATA Disclosure Letter. Neither Intel nor any of its Subsidiaries has given any written product warranty with respect to the Intel Products other than the Intel Standard Form Product Warranties. The Intel Products, taken as a whole, comply in all material respects with all such product warranties and all material specifications applicable to the Intel Products. To the Knowledge of Intel, there are no outstanding material claims with respect to product warranties relating to the Intel Products. As of the Closing Date, the Intel Products constitute all of the products produced or sold by Intel or any of its Subsidiaries exclusively related to the Intel Business.
     3.17 Intel Transferred Assets. The Intel Transferred Assets and the assets made available to Holdings or its Subsidiaries under, or to be used by Intel and its Subsidiaries in the performance of, the Intel Ancillary Agreements will, as of the Closing, constitute all of the material assets (other than any Intellectual Property) necessary for the conduct of the Intel Business as it is conducted by Intel and its Subsidiaries as of the Closing Date.

     3.18 Customers. Schedule 3.18 of the Intel ATA Disclosure Letter lists the names of the 10 largest customers to whom the Intel Business has sold products during the year ended December 30, 2006 (based on dollar amount of revenue recognized in connection with the sale of such Intel Products during such year). To Intel’s Knowledge, neither Intel nor any of its Subsidiaries has received any written statement from any customer whose name appears on Schedule 3.18 of the Intel ATA Disclosure Letter that such customer will not continue as a customer of the Intel Business after the Closing.
     3.19 Insurance. Intel has delivered to Holdings summaries of all material insurance policies and fidelity bonds relating to the Intel Transferred Assets and the Intel Business. There are no material Claims by Intel or any of its Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.
     3.20 Inventories. The estimated, unaudited book value of the Intel Transferred Inventories set forth in the Intel Financial Information were determined in a manner not materially inconsistent with GAAP. As of the end of Intel’s first fiscal quarter of 2007, the estimated unaudited Intel Inventory Value is as set forth on Schedule 3.20 to the Intel ATA Disclosure Letter. Such estimated, unaudited book value of the Intel Transferred Inventories and the Intel Inventory Value were prepared internally by Intel for management reporting purposes only, have not been audited by any independent certified public accountants or auditors and are further qualified by the limitations set forth in Section 3.13(b). Since the Intel Financial Information Date, the levels of Intel Transferred Inventory have been maintained in the ordinary course of business. The Intel Transferred Inventories are owned free and clear of all Liens other than Permitted Liens.
     3.21 Advisory Fees. There is no investment banker, broker, finder or other intermediary or advisor that has been retained by or is authorized to act on behalf of Intel, who will be entitled to any fee, commission or reimbursement of expenses from any Person other than Intel upon consummation of the transactions contemplated by this Agreement.
     3.22 Representations Regarding Intel Transferred Entities and Intel Transferred Interests.
               (a) Organization. Each Intel Transferred Entity is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization (to the extent such concept is recognized in such jurisdiction) and has all requisite power and authority required to carry on its business as now conducted and to own and operate the Intel Business as now owned and operated by it. Each Intel Transferred Entity is, or will be, as of the Closing Date, qualified to conduct business and in good standing (to the extent such concept is recognized in such jurisdiction) in each jurisdiction in which it conducts the Intel Business other than such jurisdictions where the failure to be so qualified would not reasonably be expected to have an Intel Material Adverse Effect. The Intel Transferred Entities and their respective jurisdictions of organization are identified on Schedule 3.22(a).
               (b) Capitalization.

               (i) As of the Closing, the authorized share capital of the Intel Transferred Entities shall be as set forth in Schedule 3.22(b) of the Intel ATA Disclosure Letter, and of such authorized share capital, only the Intel Transferred Interests shall be issued and outstanding. As of the Closing, no other shares of the Intel Transferred Entities shall have been authorized or designated as a series or shall be issued and outstanding. As of the Closing, all of the Intel Transferred Interests shall have been duly authorized, validly issued, fully paid and non-assessable, shall have been issued in material compliance with all Applicable Laws and shall have been issued in compliance with all applicable preemptive rights created by statute, the charter or other governing instruments of the Intel Transferred Entities and any agreement to which such Intel Transferred Entities are bound or by which their properties or assets are bound.
               (ii) As of the Closing, there shall not be outstanding (A) any options, warrants or other rights to purchase from any Intel Transferred Entity any capital stock or other securities of such Intel Transferred Entity, (B) any securities, notes or other indebtedness convertible into or exchangeable for shares of such capital stock or securities, (C) any other commitments or rights of any kind for any Intel Transferred Entity to issue additional shares of capital stock, options, warrants or other securities or (D) any equity equivalent or other ownership interests in any Intel Transferred Entity or similar rights.
               (iii) As of the Closing, Intel and its Subsidiaries shall be the sole registered and beneficial owners of the Intel Transferred Interests and the Intel Transferred Interests shall be free and clear of all Share Encumbrances. Upon delivery of certificates evidencing certificated Intel Transferred Interests to Holdings or a Subsidiary of Holdings together with any executed share transfer deeds or instruments for the Intel Transferred Interests necessary to transfer the Intel Transferred Interests under Applicable Law, and payment by Holdings of the amount due and payable to Intel pursuant to Section 2.6, Holdings or a Subsidiary of Holdings will acquire good and marketable title to such Intel Transferred Interests, free and clear of any Share Encumbrance.
               (c) Ownership. Schedule 3.22(c) of the Intel ATA Disclosure Letter sets forth the identity of each of the holders of equity interests in the Intel Transferred Entities and their respective ownership interests in the Intel Transferred Entities. The Intel Transferred Entities do not have any Subsidiaries and do not, directly or indirectly, own any equity investment or other ownership interest in any Person. No Intel Transferred Entity is a participant in any joint venture, partnership or similar arrangement.
               (d) Indebtedness. No Intel Transferred Entity has any outstanding Indebtedness.
     3.23 Investment Representations.
               (a) Investigation; Economic Risk. Intel acknowledges that it has had an opportunity to discuss the business, affairs and current prospects of Holdings and its

Subsidiaries with the officers of Holdings and Numonyx. Intel further acknowledges having had access to information about Holdings and its Subsidiaries that it has requested. Intel acknowledges that it is able to fend for itself in the transactions contemplated by this Agreement and has the ability to bear the economic risks of its investment in Holdings pursuant to this Agreement. Intel is an “accredited investor,” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.
               (b) Purchase for Own Account. The Intel Holdings Shares will be acquired for the account of Intel or a Affiliate of Intel, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof. The Intel Option Shares will be acquired for the account of the holder of the Intel Option, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof.
               (c) Exempt from Registration; Restricted Securities. Intel understands that the Intel Holdings Shares and Intel Option Shares will not be registered under the Securities Act, on the basis that the sale provided for in this Agreement is exempt from registration under the Securities Act, and that the reliance of Holdings on such exemption is predicated in part on Intel’s representations set forth in this Agreement. Intel understands that the Intel Holdings Shares and Intel Option Shares being issued hereunder are restricted securities within the meaning of Rule 144 under the Securities Act; that the Intel Holdings Shares and Intel Option Shares are not registered and must be held indefinitely unless they are subsequently registered or an exemption from such registration is available.
     3.24 Disclaimer of Warranties. EXCEPT WITH RESPECT TO THE WARRANTIES AND REPRESENTATIONS SPECIFICALLY SET FORTH IN THIS ARTICLE III (WHICH MAY BE RELIED UPON BY HOLDINGS AND NUMONYX), ALL OF THE TRANSFERRED ASSETS ARE BEING SOLD “AS IS, WHERE IS,” AND NEITHER INTEL NOR ANY OF ITS SUBSIDIARIES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, ORAL OR WRITTEN, WHETHER OF MERCHANTABILITY, SUITABILITY, NONINFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY AS TO THE TRANSFERRED ASSETS OR ANY PART OR ITEM THEREOF, OR AS TO THE CONDITION, DESIGN, OBSOLESCENCE, WORKING ORDER OR WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR OTHERWISE.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND NUMONYX
     Each of Holdings and Numonyx hereby represents and warrants to Intel, as of the date of this Agreement, as follows:
     4.1 Existence and Good Standing. Holdings has been duly organized and is validly existing as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law and has all requisite power and authority required to carry on its business as now conducted and to own and operate its businesses as now owned and operated by it. Holdings has heretofore delivered to Intel complete and correct copies of its articles of association and governance rules as currently in effect. Each Subsidiary of Holdings has been duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite power and authority required to carry on its business as now conducted and to own and operate its business as now owned and operated by it. Holdings has heretofore delivered to Intel complete and correct copies of the articles of incorporation and bylaws or other organizational documents of each Subsidiary of Holdings.
     4.2 Authorization and Enforceability. Each of Holdings and Numonyx has all requisite corporate power and authority to execute and deliver this Agreement, and Holdings and each of its Subsidiaries has all requisite corporate power and authority to execute and deliver each of the Transaction Documents to which it is or will be a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Holdings and Numonyx of this Agreement, and the execution and delivery by Holdings and each of its Subsidiaries of each of the Transaction Documents to which it is a party and the performance by Holdings and each of its Subsidiaries of each of its obligations contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action. This Agreement has been, and when executed at the Closing the other Transaction Documents to which Holdings and each of its Subsidiaries is a party will have been, duly and validly executed and delivered by Holdings and each such Subsidiary, and assuming the due execution and delivery of this Agreement and the other Transaction Documents to which it is a party by Intel and each of the other parties thereto, this Agreement constitutes the legal, valid and binding agreement of Holdings and Numonyx, enforceable against Holdings and Numonyx in accordance with its terms, and as of the Closing each of the Transaction Documents to which Holdings or any Subsidiary of Holdings is a party will constitute, the legal, valid and binding agreement of Holdings or such Subsidiary enforceable against Holdings or such Subsidiary in accordance with their respective terms, except to the extent (a) that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or, where appropriate, to general principles of equity or (b) indemnification provisions contained in the Securityholders’ Agreement may be limited by applicable securities laws.
     4.3 Non-Contravention. The execution, delivery and performance by each of Holdings and its Subsidiaries of the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not contravene or conflict with the articles of association or governance rules of Holdings or the organizational documents of any of its Subsidiaries.
     4.4 Capitalization.
               (a) Immediately following the Closing, the capitalization of Holdings will consist of the following:
               (i) Ordinary Shares. A total of 250,000,000 Ordinary Shares of Holdings will be authorized, of which 210,700,758 shares will be issued and outstanding, of which an aggregate of 101,436,851 Ordinary Shares will be held by Intel and Intel Singapore and 109,263,907 Ordinary Shares will be held by ST.

Holdings will have sufficient authorized share capital with respect to its Ordinary Shares and Series A-1 Preferred Shares upon a conversion of the Series A Preferred Shares in accordance with the terms and conditions of the Securityholders’ Agreement and sufficient authorized share capital with respect to its Ordinary Shares for issuance under the Equity Plan (of which no such shares shall be subject to outstanding options, and all of which shares shall be available for future issuance). The Outstanding Ordinary Shares will have been validly issued, will be fully paid upon transfer of certain relevant Intel Transferred Assets to Holdings, the receipt of the payment in cash made by Intel Singapore upon exercise of the Intel Option pursuant to the terms therein for Ordinary Shares and contribution of the ST Numonyx Shares to Holdings, and will have been issued in accordance with the registration or qualification provisions of all applicable securities laws, or pursuant to valid exemptions therefrom.
               (ii) Preferred Shares. A total of 14,346,718 Preferred Shares, consisting of 14,204,545 Series A Preferred Shares and 142,045 Series A-1 Preferred Shares will be authorized, all of which Series A Shares will be issued and outstanding and held by FP, and no Series A-1 Preferred Shares will be outstanding. When issued pursuant to the terms of the FP Purchase Agreement and the Outstanding Series A Preferred Shares will have been validly issued, will be fully paid upon receipt of the Equity Purchase Price by Holdings, and will have been issued in accordance with the registration or qualification provisions of all applicable securities laws, or pursuant to valid exemptions therefrom.
               (iii) Options, Warrants, Reserved Shares. Except for (i) the conversion privileges of the Series A Preferred Shares; (ii) the rights to purchase new securities set forth in the Securityholders’ Agreement, the provisions of the Articles of Association and mandatory provisions of the laws of The Netherlands; and (iii) the Intel Option, there are no options, warrants, conversion privileges or other rights (or agreements for any such rights) outstanding to purchase or otherwise obtain from Holdings any of Holdings ‘s securities. Other than as set forth in the Securityholders’ Agreement, there exists no Holdings obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interest therein.
               (b) As of the date hereof, immediately prior to the Closing, a total of 99,000 Class A             shares and 1,000 Class B shares of Numonyx are authorized, of which 20,000 Class A shares are issued and outstanding, all of which are held by Holdings, and no Class B shares are issued and outstanding. As of the date hereof, immediately prior to the Closing, and prior to the effectiveness of the Intel Entity Capitalization and Assignment Agreement and the ST Entity Capitalization and Assignment Agreement, Holdings does not own, directly or indirectly, any equity interest in any Person, other than Numonyx.
     4.5 Valid Issuance of Shares.
               (a) The Intel Holdings Shares, when issued, sold and delivered in accordance with the terms of this Agreement, and the Intel Option, when issued, sold and delivered in accordance with the terms of the Master Agreement and the Intel Option Shares, when issued, sold and delivered in accordance with the terms of the Intel Option, will be duly and validly issued, fully paid upon receipt of the Exercise Price (as defined in the Intel Option), and will be free of restrictions on transfer other than restrictions on transfer under the Equity Transaction Documents, the laws of The Netherlands and applicable securities laws.
               (b) The outstanding shares of Holdings are duly and validly issued and fully paid upon receipt of the Equity Purchase Price and the consummation of the Intel Asset Transfer Agreement and the ST Asset Contribution Agreement and exercise in full of the Intel Option pursuant to the terms therein, and such shares of such capital stock, and all outstanding shares, options and other securities of Holdings have been issued in full compliance with exemptions from the registration requirements of the Securities Act, and are exempt from registration or qualification under the registration, permit or qualification requirements of all applicable state securities laws and all other provisions of applicable federal and state securities laws and applicable laws of The Netherlands, including, without limitation, anti-fraud provisions.
     4.6 Exempt Offering. Based in part upon Intel’s representations in Section 3.23, the offer and sale of the Intel Holdings Shares and Intel Option pursuant to this Agreement and the Intel Option Shares pursuant to the Intel Option are exempt from the registration requirements of Section 5 of the Securities Act by virtue of Regulation D thereunder, from the qualification requirements of the California Corporate Securities Law of 1968, by virtue of Section 25102(f) thereof, and from the registration or qualification requirements of any other applicable foreign or state securities laws.
     4.7 Lack of Registration Rights and Voting Agreements. Except as set forth in the Securityholders’ Agreement, Holdings has not granted or agreed to grant any registration rights to any Person. There is no agreement or restriction relating to the voting of any shares of Holdings other than as set forth in the Securityholders’ Agreement.
     4.8 Reliance. In executing this Agreement and the Intel Ancillary Agreements to which it is a party, Holdings and its Subsidiaries are relying on the investigations by ST and FP (or its Affiliates), and on the provisions set forth herein and therein and not on any other statements, presentations, representations, warranties or assurances of any kind made by Intel, its representatives or any other Person. Holdings and Numonyx acknowledge that (a) the representations and warranties of Intel contained in Article III hereof constitute the sole and exclusive representations and warranties of Intel to Holdings and Numonyx in connection with this Agreement and the transactions contemplated hereby and (b) all other representations and warranties are specifically disclaimed and may not be relied upon or serve as a basis for a claim against Intel. HOLDINGS AND NUMONYX ACKNOWLEDGE THAT INTEL DISCLAIMS ALL WARRANTIES OTHER THAN THOSE EXPRESSLY CONTAINED IN THIS AGREEMENT AS TO THE INTEL TRANSFERRED ASSETS, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR WARRANTY FOR FITNESS FOR A PARTICULAR PURPOSE. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED EXPRESSLY

IN THIS AGREEMENT, HOLDINGS AND ITS SUBSIDIARIES ARE ACQUIRING THE INTEL TRANSFERRED ASSETS ON AN “AS IS, WHERE IS” BASIS.
ARTICLE V
COVENANTS
     5.1 Access to Information.
               (a) Holdings shall and shall cause its Subsidiaries to permit Intel to retain copies of Intel Books and Records for its internal use or for audit, tax or regulatory purposes or for any use required by Applicable Law and shall maintain for six years after the Closing Date all of the Intel Books and Records pertaining to the Intel Transferred Entities, Intel Transferred Assets and the Intel Transferred Liabilities relating to periods prior to the Closing. Holdings shall and shall cause its Subsidiaries to provide Intel and its representatives, during normal business hours and upon reasonable notice from Intel, with reasonable access to such Intel Books and Records. If, at any time after the sixth anniversary of the Closing Date, Holdings or any of its Subsidiaries proposes to dispose of any of such books and records, Holdings shall, or shall cause such Subsidiary to, first offer to deliver the same to Intel at the expense of Intel.
               (b) Each Party (the “Possessing Party”) will afford the other Party (the “Receiving Party”), its counsel and its accountants, during normal business hours, reasonable access to information in the Possessing Party’s possession or control relating to the Intel Transferred Assets, the Intel Transferred Liabilities, the Intel Transferred Entities and the Intel Business, and, to the extent reasonably requested, at the Receiving Party’s expense, will provide copies and extracts therefrom, all to the extent that such access may be reasonably required by the Receiving Party in connection with (i) the preparation of Tax Returns, (ii) compliance with the requirements of any Governmental Authority or (iii) to facilitate the resolution of claims made by a third party against or incurred by Intel or its Subsidiaries or Holdings or its Subsidiaries pertaining to the Intel Transferred Assets, the Intel Transferred Liabilities, the Intel Transferred Entities or the Intel Business; provided, however, that nothing in this Section 5.1(b) shall be deemed to require any Party to disclose any information that it is prohibited from disclosing under any non-disclosure agreement entered into prior to the date of the Master Agreement or in the ordinary course of business after the date of the Master Agreement.
     5.2 Compliance with Terms of Governmental Approvals and Consents. From and after the Closing Date, Holdings and its Subsidiaries shall comply at their own expense with all conditions and requirements imposed on Holdings and its Subsidiaries as set forth in (a) Numonyx Approvals that are Governmental Approvals, to the extent necessary such that all such Governmental Approvals will remain in full force and effect assuming, if applicable, continued compliance with the terms thereof by Intel and (b) all Numonyx Approvals of Persons other than Governmental Authorities, to the extent necessary such that all such consents and approvals will remain effective and enforceable against the Persons giving such consents and approvals, assuming, if applicable, continued compliance with the terms thereof by Intel.

     5.3 Use of Marks. Notwithstanding any other provision, no interest in or right to use the name “INTEL” or any derivation thereof or any other Trademarks, service marks or tradenames of Intel, other than the Intel Transferred Trademarks, (the “Intel Retained Marks”) is being transferred or otherwise licensed to Holdings or any of its Subsidiaries pursuant to the transactions contemplated by this Agreement. Holdings agrees not to, and to cause its Subsidiaries not to, use any materials bearing Intel Retained Marks or sell, transfer or ship any products bearing Intel Retained Marks (a) unless requested to do so by Intel, (b) except to the extent displayed on the hardcopy (non-electronic) form of such materials delivered to Holdings or a Subsidiary of Holdings at the Closing, (c) except as required under Intel Transferred Contracts with customers or (d) except on Intel Transferred Inventory, product instructions, labeling, containers, data sheets, specifications and any similar materials directly related to the Intel Transferred Inventory in existence as of the Closing Date. Further, (i) dies manufactured by or for Holdings or any of its Subsidiaries using mask sets included in the Intel Transferred Assets may bear Intel Retained Marks only to the extent that it is not commercially reasonable to manufacture dies using such mask sets that do not bear such Intel Retained Marks, and (ii) Holdings and its Subsidiaries may include the block “I” trademark (the “Block “I” Trademark”) on the packaging of any product that has been or will be marked with the Block “I” Trademark by Intel prior to the termination of the Intel Transition Services Agreement and product instructions, labeling, containers, data sheets, specifications, JEDEC codes, and any other materials directly related to such products. The foregoing rights are subject to Intel’s standard Trademark usage guidelines, a copy of which has been provided to Holdings and Numonyx, to any applicable provisions of the Intel Transition Services Agreement, and to any applicable provisions of the Intel Intellectual Property Agreement, and Intel reserves the right to practice quality control with regard to its marks and any products or services marketed or sold thereunder. Holdings shall, and shall cause its Subsidiaries to, comply with any reasonable instructions of which it is notified by Intel relating to Intel’s exercising of such quality control rights. Upon the expiration of the foregoing license, all materials bearing any Intel Retained Mark in the possession or control of Holdings or any of its Subsidiaries or any of their agents shall be promptly destroyed. Prior to any distribution of any materials bearing Intel Retained Marks, Holdings shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to redact or modify such materials in order to minimize or eliminate the use of the Intel Retained Marks.
     5.4 Cooperation in Third Party Litigation. Each Party shall provide such assistance and cooperation as the other Party or its counsel may reasonably request in connection with any claims, Proceedings or investigations relating to the Intel Business or the Intel Transferred Assets, Intel Transferred Liabilities, Intel Transferred Entities; provided, that the Party making such request shall reimburse each such other Party for its reasonable and documented out-of-pocket costs and expenses in providing such assistance; provided, that such assistance shall not unreasonably interfere with the business and operations of any such other Party.
     5.5 Assignments
               (a) Intel will reasonably cooperate with Holdings and its Subsidiaries in transferring applications and registrations for the Intel Transferred Copyrights, Intel Transferred Trademarks and the Intel Transferred Patents to the extent that Intel has applied for or obtained registrations therefor; provided, however, that following the Closing, subject to Section 5.4, Intel shall not have or incur any further obligations or expenses in connection therewith, and it shall be the sole responsibility of Holdings and its Subsidiaries to pursue, protect or perfect any such rights as it may see fit in its sole discretion.
               (b) Following the Closing, in the event that (i) Intel identifies Intel Excluded Assets that have been erroneously identified for delivery or delivered to Holdings or a Subsidiary of Holdings, Holdings shall or shall cause such Subsidiary to use commercially reasonable efforts to return such Intel Excluded Assets to Intel at Intel’s expense or (ii) Holdings or a Subsidiary of Holdings identifies Intel Transferred Assets that any Intel Transferor has failed to deliver to Holdings or a Subsidiary of Holdings or an Intel Transferred Entity, such Intel Transferor shall use commercially reasonable efforts to deliver such Intel Transferred Assets to Holdings or such Subsidiary of Holdings at Intel’s expense.
     5.6 Reasonable Efforts. Each of Holdings, Numonyx and Intel will cooperate and use its commercially reasonable efforts to take, or cause to be taken, all appropriate actions (and to make, or cause to be made, all filings and notifications necessary, proper or advisable under Applicable Law) to consummate and make effective the transactions contemplated by this Agreement and the Transaction Documents, including its commercially reasonable efforts to obtain, as promptly as practicable, all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts, as are necessary for the consummation of the transactions contemplated by this Agreement and the Transaction Documents to which it is a party.
     5.7 Allocation of Non-Tax Operating Expenses. All utility charges, gas charges, electric charges, water charges, water rents and sewer rents, if any, shall be apportioned between Holdings and its Subsidiaries, on the one hand, and Intel, on the other hand, as of the Closing Date, computed on the basis of the most recent meter charges or, in the case of annual charges, on the basis of the established fiscal year. All Prepayments (including lease expenses but excluding Taxes and Intel Prepayments) paid by Intel prior to the Closing Date and all other operating expenses paid by Holdings or its Subsidiaries with respect to the Intel Business shall be apportioned between Holdings and its Subsidiaries, on the one hand, and Intel, on the other hand, as of the Closing Date computed on the basis of the applicable time period to which expenses apply. Within 90 days after the Closing, each Party shall present a statement to the other Party setting forth the amount of reimbursement to which each is entitled under this Section 5.7, together with such supporting evidence as is reasonably necessary to calculate the proration amount. Such amount shall be paid by the Party owing it to the other within 10 days after delivery of such statement.
     5.8 Tax Matters.
               (a) Tax Returns. Intel shall prepare or cause to be prepared all Tax Returns with respect to the Intel Transferred Assets and the Intel Business for the Pre-Closing Tax Period, other than the Tax Returns of the Intel Transferred Entities for taxable periods that end following the Closing Date. Holdings shall prepare or cause to be prepared all Tax Returns with respect to the Intel Transferred Assets and the Intel Business for the Post-Closing Tax Period and of the Intel Transferred Entities for taxable periods ending after the Closing Date. All Tax Returns with respect to the Intel Transferred Entities, Intel Transferred Assets or Intel Business prepared by Holdings or a Subsidiary of Holdings for taxable periods that include but do not end on the Closing Date (each such period, a “Straddle Period”) shall be prepared in a manner consistent with prior Tax Returns filed by the Intel Transferred Entities, except as otherwise required by Applicable Law. To the extent Intel would be liable for all or any portion of the Taxes shown on any Straddle Period Tax Return, such Tax Return shall be provided to Intel no later than 30 days prior to the filing thereof, and any disputes concerning the manner in which such Tax Returns are prepared shall be resolved as provided in Section 5.8(h). Holdings shall not amend or permit to be amended any Tax Returns with respect to an Intel Transferred Entity to the extent such amendment could increase the liability of Intel hereunder.
     (b) Responsibility for Payment of Taxes. Except as otherwise provided in this Section 5.8:
               (i) Intel shall be liable for and shall indemnify, defend and hold Holdings and its Subsidiaries harmless from and against (A) all Taxes arising from the Intel Transferred Assets or the Intel Business with respect to the Pre-Closing Tax Period, including all Taxes of the Intel Transferred Entities attributable to the Pre-Closing Tax Period to the extent not paid prior to the Closing, (B) all Taxes imposed on any Intel Transferred Entity as a result of being or having been a member of an affiliated, consolidated, combined, unitary, fiscal unity or similar group of which Intel or any of its Affiliates is or was a member, other than Taxes arising from the income, assets or operations of Holdings and its Subsidiaries during the Post-Closing Tax Period, and (C) all Taxes imposed on any Intel Transferred Entity as a result of being or having been party to any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person for Taxes that was entered into prior to the Closing, other than Taxes arising from the income, assets or operations of Holdings and its Subsidiaries during the Post-Closing Tax Period; provided, however, that Taxes arising on the Closing Date by reason of actions taken by or at the request of Holdings or a Subsidiary of Holdings out of the ordinary course of business following the Closing and without the consent of Intel shall be the responsibility of Holdings and its Subsidiaries.
               (ii) Holdings shall be liable for and shall indemnify, defend and hold Intel harmless from and against all Taxes arising from the Intel Transferred Assets or the Intel Business with respect to the Post-Closing Tax Period, including all Taxes of the Intel Transferred Entities attributable to the Post-Closing Tax Period, except to the extent that such Taxes are Intel’s obligation under Section 5.8(b)(i) or are subject to indemnification from Intel pursuant to Section 6.2(a) (but subject to Section 6.2(g)) and except for any Taxes imposed on Intel or its Affiliates by virtue of their ownership of equity in Holdings.
               (iii) Taxes with respect to any of the Intel Transferred Entities for a Straddle Period shall be calculated by means of a closing of the books and records of such Intel Transferred Entity as of the close of the Closing Date, as if such Straddle Period ended as of the close of the Closing Date; provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions computed as if the Closing Date was the last day of the taxable period) shall be allocated between the portion of the period ending on the Closing Date and the portion of the period after such day in proportion to the number of days in each such period; and, provided, further, that personal property, ad valorem and other similar Taxes that are not based on income, revenue, expenses or any combination thereof (“Property Taxes”) for a Straddle Period shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period in proportion to the number of days in each such period (except as provided in the immediately succeeding sentence). Property Taxes with respect to the Intel Transferred Assets other than those owned by the Intel Transferred Entities shall be allocated similarly. Intel shall be liable for the amount of such Taxes that is attributable to the Pre-Closing Tax Period (other than to the extent of any increase in Property Taxes attributable to the transactions described herein), and Holdings shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period (including any increase in Property Taxes attributable to the transactions described herein).
     (iv) Within a reasonable period after the Closing, and from time to time thereafter upon the receipt by a Party of a bill, assessment or other notice of Tax due, Intel and Holdings shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 5.8(b), together with such supporting evidence as is reasonably necessary to calculate the amount owed. The amount owed shall be paid by the Party owing it to the other within 10 days after delivery of such statement or, if later, 3 days prior to the time such Taxes are required to be paid to the appropriate Governmental Authority. In the event that either Intel or Holdings makes a payment for which it is entitled to reimbursement under this Section 5.8(b), the other Party shall pay such reimbursement promptly, but in no event later than 30 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting Party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Any payment required under this Section 5.8(b) and not made when due shall bear interest at the rate of 10% per annum.
     (c) Sales and Use Taxes. All Sales Taxes incurred by Intel or its Affiliates in connection with the transfer of Intel Transferred Assets to an Intel Transferred Entity (whether such Sales Taxes arise upon such transfer or upon the transfer of the underlying Intel Transferred Interests to Holdings or its Subsidiaries) shall be borne by Intel or its Affiliates (but not the Intel Transferred Entities) to the extent such Sales Taxes exceed the Sales Taxes that would have been incurred if the underlying Intel Transferred Assets were transferred directly by the historical owner thereof to Holdings or a Subsidiary of Holdings (located in the same jurisdiction as such Intel Transferred Entity) without the intervening transfer to such Intel Transferred Entity. All other Sales Taxes incurred by the Parties or their Affiliates as a consequence of the transfer of the Intel Transferred

Assets (including the Intel Transferred Interests) to Holdings or a Subsidiary of Holdings shall be determined as soon as practicable after the Closing based on the allocation described in Section 5.9 and shall be borne 50% by Holdings and 50% by Intel; provided, however, that in no event shall Holdings’ share of such Sales Taxes exceed $5,000,000. Notwithstanding the foregoing, Holdings or its Subsidiaries shall pay 100% of all Sales Taxes to the extent the payment thereof by Holdings or such Subsidiaries gives rise to a right to claim a refund of or credit against Taxes otherwise payable by Holdings or its Subsidiaries under Applicable Law (and such amount shall not count toward the $5,000,000 cap in the preceding sentence). To the extent permitted by Applicable Law, Holdings and Intel shall cooperate and use commercially reasonable efforts to minimize such Sales Taxes. To the extent a taxing authority provides notice to Intel or Holdings of an audit of Sales Taxes for which the other Party has any responsibility hereunder, the Party receiving the notice shall promptly notify the other Party. The Parties shall cooperate as reasonably requested to defend any audit with respect to Sales Taxes described herein, and the Party responsible therefor shall pay when due any additional Sales Taxes ultimately assessed (together with any interest, penalties or additions to tax with respect thereto) in the ratios described above. Intel shall control all Sales Tax audits where Intel or its Affiliates bear 100% of the underlying Sales Tax, and Intel and Holdings shall jointly control all other Sales Tax audits (and share equally all related professional fees, interest, penalties and additions to tax) pertaining to the transfer of the Intel Transferred Assets to Holdings. With respect to Sales Taxes for which the Parties bear joint responsibility hereunder, neither Party shall settle any proposed adjustment to such Sales Taxes without the other Party’s prior written approval, not to be unreasonably withheld or delayed.
     (d) Cooperation. As to the Taxes for which Intel is liable hereunder or that arise in a Straddle Period, the Parties hereto agree to furnish or cause to be furnished to one another, upon request, as promptly as practicable, such information and assistance relating to the Intel Transferred Assets, the Intel Business and the Intel Transferred Entities as is reasonably necessary for the filing of all Tax Returns, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim or Proceeding relating to any Tax Return. The Parties hereto shall cooperate with each other in the conduct of any audit or other Proceeding related to Taxes involving the Intel Business.
     (e) Allocation of Intel Consideration among the Intel Transferred Assets. The Intel Consideration (including the Intel Transferred Liabilities to the extent treated as “amount realized” for United States federal income tax purposes) shall be allocated among the Intel Transferred Assets and the Intel Transferred Interests in accordance with Schedule 5.8(e) of the Intel ATA Disclosure Letter (as such allocation shall be determined following Closing and delivered by Intel to Holdings within 30 days following the Closing Date). Such schedule shall be prepared in a manner consistent with the Third Party Appraisal. Each of the Parties hereto agrees to report the transactions contemplated hereby for state, federal and foreign Tax purposes in accordance with such allocation of the Intel Consideration. Intel shall prepare Schedule 5.8(e) of the Intel ATA Disclosure Letter subject to Holdings’ approval, which approval shall not be unreasonably withheld.

               (f) Treatment of Indemnity Payments. The Parties shall treat all indemnification payments made under this Agreement as an adjustment to the Intel Consideration for applicable Tax purposes.
               (g) Tax Dispute Resolution. If the Parties are unable to resolve any disputes regarding the content of Tax Returns for which Intel has a right of review pursuant to Section 5.8(a), the issue or issues shall be referred for resolution to a partner at a “Big 4” accounting firm (or other nationally recognized accounting firm) reasonably acceptable to the Parties, who shall be requested to resolve open issues, on the basis of the position most likely to be sustained if challenged in a court having initial jurisdiction over the matter (which for federal income tax issues shall be deemed to be the United States Tax Court). The decision of such accounting firm shall be final and binding on the Parties, and the costs of such accounting firm shall be Holdings costs. If such Tax Returns become due (taking into account extensions of time to file, which Holdings shall seek as necessary to avoid the delinquent filing of its Tax Returns) they shall be filed as determined by Holdings and shall be amended and re-filed as required by the outcome of the referral to the accounting firm as provided herein.
     5.9 Accounts Receivable. Following the Closing, (a) if Intel or any of its Subsidiaries receives any payment, refund or other amount that is an Intel Transferred Asset or is otherwise properly due and owing to Holdings or a Subsidiary of Holdings in accordance with the terms of this Agreement, Intel promptly shall remit, or shall cause to be remitted, such amount to Holdings or such Subsidiary and (b) if Holdings or any of its Subsidiaries receives any payment, refund or other amount that is an Intel Excluded Asset or is otherwise properly due and owing to Intel or any of its Subsidiaries in accordance with the terms of this Agreement, Holdings promptly shall remit, or shall cause to be remitted, such amount to Intel. Without limiting the foregoing, Holdings shall forward, or cause a Subsidiary of Holdings to forward, to Intel, immediately upon receipt thereof, any payments of Pre-Closing Accounts Receivable of Intel or any of its Subsidiaries, and Intel shall forward to Holdings, immediately upon receipt thereof, any payments of Post-Closing Accounts Receivable of Holdings or any of its Subsidiaries unless otherwise set forth in the Intel Transition Services Agreement. Following the Closing, the Parties shall cooperate in promptly advising customers to direct to the appropriate Party any future payments by such customers. In determining whether a payment received by either Party is a payment of an Account Receivable of Intel, on the one hand, or Holdings or a Subsidiary of Holdings, on the other hand, the receiving Party may rely on any invoice or contract number referred to on the payment or in correspondence accompanying such payment. To the extent any payment, refund or other amount received by Intel or Holdings or a Subsidiary of Holdings from a customer or other account debtor does not specify which outstanding invoice or receivable it is in payment of, such payment shall be applied to the earliest invoice outstanding with respect to indebtedness of such customer or other account debtor, except for those invoices which are subject to a dispute to the extent of such dispute. Following the Closing, Holdings will and will cause its Subsidiaries to provide such cooperation as Intel shall reasonably request in connection with Intel’s collection of outstanding Pre-Closing Accounts Receivable of Intel and its Subsidiaries.
     5.10 Accounts Payable. To the extent that Holdings or any of its Subsidiaries receives any invoices for Pre-Closing Accounts Payable of Intel or any of its Subsidiaries or statements evidencing amounts owed by Intel or any of its Subsidiaries to another Person, Holdings will or will cause such Subsidiary to promptly deliver such documents to Intel. To the extent that Intel receives any invoices for Accounts Payable of Holdings or any of its Subsidiaries or statements evidencing amounts owed by Holdings or any of its Subsidiaries to another Person, Intel will promptly deliver such documents to Holdings unless otherwise set forth in the Intel Transition Services Agreement.
     5.11 Employees.
               (a) Employees. To the greatest extent permitted by Applicable Law, Holdings shall and shall cause its Subsidiaries to provide service credit for all periods of service by the Intel Transferred Employees under Holdings’ and its Subsidiaries’ employee policies and plans except to the extent such service credit would result in the duplication of benefit accrual for the same period of service. Holdings shall and shall cause its Subsidiaries to be responsible for all Liabilities, salaries, benefits and similar employer obligations that arise after Closing under Holdings’ and its Subsidiaries’ compensation and benefit plans and policies for all Intel Transferred Employees or pursuant to Section 2.3(d). In particular, except as otherwise provided in the Intel Secondment Agreement, Holdings shall and shall cause its Subsidiaries to be responsible for liabilities with respect to the termination of any Intel Transferred Employees by Holdings or any of its Subsidiaries after the Intel Employee Liability Date, including health care continuation coverage with respect to plans established or maintained by Holdings or any of its Subsidiaries after the Intel Employee Liability Date to the extent that the Intel Transferred Employees participate therein, and damages or settlements arising out of any claims of wrongful, constructive or illegal termination or dismissal by Holdings or any of its Subsidiaries following the Intel Employee Liability Date, and for complying with the requirements of all Applicable Laws with respect to any such termination by Holdings or any of its Subsidiaries after the Intel Employee Liability Date. Subject to the Intel Secondment Agreement and to Section 2.3(d) hereof, Intel shall be solely responsible for any liabilities or obligations with respect to Intel Transferred Employees under the Intel Employee Plans or the Intel Employee Agreements that arise following the Intel Employee Transfer Date.
               (b) Non- U.S. Intel Business Employees. With respect to Intel Business Employees located outside the United States, each of Holdings and Intel agrees to comply, and to cause its respective Subsidiaries to comply, with all covenants, agreements and obligations set forth in Schedule 5.11(b) of the Intel ATA Disclosure Letter.
               (c) Funded Employee Plans. To the extent that Holdings or a Subsidiary of Holdings is required under Applicable Law to assume Liabilities with respect to an Intel Funded Employee Plan relating to service of Intel Transferred Employees prior to the Intel Employee Liability Date, and unless such obligations are not otherwise satisfied at or prior to the Intel Employee Liability Date among Intel, Holdings (or a Subsidiary of Holdings) and the relevant Intel Transferred Employees, Intel shall, or shall cause the applicable Intel Subsidiary to, pay to Holdings or a Subsidiary of Holdings, as appropriate, an amount in cash or cash equivalents equal to such Liabilities as of the Intel

Employee Liability Date as determined in accordance with this Section 5.11(c) (the “Intel Funded Employee Plan Amount”). Intel shall, or shall cause the applicable Intel Subsidiary to, cause the Intel Funded Employee Plan Amount to be transferred to Holdings or such Subsidiary of Holdings as soon as practicable following the Intel Employee Liability Date, but in no event more than 15 days following the determination of the amount due hereunder. The Intel Funded Employee Plan Amount shall be determined in accordance with Applicable Law and the relevant provisions of the Intel Funded Employee Plan. To the extent required by Applicable Law or by the Intel Funded Employee Plan, Intel shall, or shall cause the applicable Intel Subsidiary to, require the actuary of each Intel Funded Employee Plan (each, an “Intel Actuary”) to determine, as of the Intel Employee Liability Date, the Intel Funded Employee Plan Amount for the relevant Intel Funded Employee Plan in accordance with FAS 158 on a projected benefit obligation basis based on actuarial assumptions no less favorable than those used in the most recent actuarial report prepared for the relevant Intel Funded Employee Plan. The actuarial calculations and assumptions of the Intel Actuary may be reviewed for accuracy by an actuary designated by Holdings (the “Holdings Actuary”). If the Intel Actuary and the Holdings Actuary cannot reach an agreement as to the proper determination for the Intel Funded Employee Plan Amount with respect to an Intel Funded Employee Plan, Intel and Holdings shall refer such matter to an independent third-party actuary (which actuary shall be mutually agreeable to Intel and Holdings) (the “Third Actuary”) for resolution. Promptly, but in no event later than 45 days after such referral, the Third Actuary shall review the Intel Actuary’s calculation of the relevant Intel Funded Employee Plan Amount and the Holdings Actuary’s objection and calculations with respect thereto, and shall provide each of Intel and Holdings a written statement of its decision as to the issues in dispute and the determination of the Intel Funded Employee Plan Amount. Such determination shall be final and binding for all purposes. The fees and expenses of the Intel Actuary and the Holdings Actuary shall be borne by Intel. The fees and expenses of the Third Actuary shall be borne equally by Intel and Holdings.
     (d) Consultation Obligations. Intel and Holdings shall, and shall cause its Subsidiaries to, where and to the extent required by Applicable Law or by an applicable collective bargaining, collective agreement, recognition arrangement or other similar agreement or arrangement, inform and consult with employees, trade unions, works councils or other employee representative bodies regarding the transactions contemplated by this Agreement, including the offers of employment made pursuant to the Master Agreement.
     (e) Non-Solicitation of Employees.
               (i) Subject to Applicable Law, for two years following the Closing, without the prior written consent of Holdings, Intel shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, recruit or solicit any employee of Holdings or any of its Subsidiaries (collectively, for purposes of this Agreement, the “Numonyx Restricted Employees”) to leave his or her employment with Holdings or such Subsidiary.
               (ii) Except as (A) may be otherwise provided herein, (B) otherwise agreed by Intel and Holdings, or (C) prohibited by Applicable Law, for two years following the Closing Date, Holdings shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, recruit or solicit (x) any employee of Intel or any of its Subsidiaries other than those Intel Business Employees who become employed by Holdings or a Subsidiary of Holdings in accordance with the terms of the Master Agreement, (y) any Intel Business Employee who declines an offer of employment from or objects to his or her transfer to Holdings or any of its Subsidiaries, or (z) any employee of IM Flash Technologies, LLC, IM Flash Singapore, LLP, or any of their respective Subsidiaries, to leave his or her employment with Intel, IM Flash Technologies, LLC, IM Flash Singapore, LLP, or any such Subsidiary (collectively, for purposes of this Agreement, the “Intel ATA Restricted Employees”).
               (iii) Neither the placement of employment advertisements or other general solicitation for employees not specifically targeted to any Numonyx Restricted Employee or Intel ATA Restricted Employee, as the case may be, by any means, including through the use of hiring agencies or through employees of each Party who are unaware of the prohibitions against the solicitation of the Numonyx Restricted Employees or Intel ATA Restricted Employees, as the case may be, shall be a recruitment or solicitation prohibited by this Section 5.11(e) provided that any such hiring agencies and employees are not instructed by persons who knew about the prohibition on the solicitation of such Restricted Employees to solicit for hire such Restricted Employees. If a Party (or any Subsidiary thereof) inadvertently violates the prohibition against the solicitation of Restricted Employees, such Party shall (or it shall cause its applicable Subsidiary to), as soon as it is aware it has committed a violation of this section, notify the other Party who formerly employed such Restricted Employee and either withdraw any offer to the solicited individual or ensure that such person, if hired, is restricted from working on, consulting on, or having any knowledge with respect to matters which are designated by written notice by the Party that formerly employed such employee in its reasonable discretion as competitively sensitive matters, in which event such inadvertent action shall not be deemed to be a breach of this Section 5.11(e) so long as there is no repetitive pattern of such actions.
               (f) Holdings Employee Recruitment. For a period of six months following the Closing Date, Holdings agrees to notify Intel of any employment opportunities at Holdings or a Subsidiary of Holdings within a reasonable period of time before the placement of employment advertisements or other general solicitation, including the use of hiring agencies, with respect to such employment opportunities.
     5.12 Protection of Privacy. The Customer Data of Intel has been collected by Intel over the Internet under the conditions set forth in the Intel Privacy Policy attached to Schedule 5.12 of the Intel ATA Disclosure Letter (the “Intel Privacy Policy”) and is transferred to Holdings and its Subsidiaries subject to the obligations set forth in the Intel Privacy Policy. Holdings covenants and agrees that it will not use, and will cause its Subsidiaries not to use, such Customer Data in any manner that conflicts with the terms of the Intel Privacy Policy.
     5.13 Export Compliance. From and after the Closing Date, Holdings and each of its Subsidiaries shall comply at its own expense with all conditions and requirements imposed on Holdings and its Subsidiaries required to comply with all applicable U.S. Export Administration

Regulations and such other similar regulations, including any applicable export regulations of foreign jurisdictions, that are imposed on the Intel Transferred Assets. Holdings agrees that it will not, and will cause its Subsidiaries not to, export, either directly or indirectly, any Intel Product or associated technology or systems incorporating such Intel Product without first obtaining any required license or other approval from the appropriate host Governmental Authority with appropriate authority.
     5.14 Satisfaction of Intel Pre-Closing Product Obligations. After the Closing, Holdings agrees to satisfy and to cause its Subsidiaries to satisfy any and all Intel Pre-Closing Product Obligations. Unless otherwise agreed by the Parties in the Transaction Documents, Holdings shall, or shall cause a Subsidiary of Holdings to, on a monthly basis, following the month in which the transactions occur, or any other periodic basis as agreed by the Parties, deliver to Intel a written statement of costs reasonably incurred by Holdings and its Subsidiaries in satisfying any such Intel Pre-Closing Product Obligations, which statement shall set forth all such Intel Pre-Closing Product Obligations satisfied by Holdings and its Subsidiaries during such period. Promptly following receipt of such statement, Intel shall reimburse Holdings or a Subsidiary of Holdings, as appropriate, for all such costs.
     5.15 Additional Intel Financial Statements.
               (a) For 12 months following the Closing Date (or if later, the date of completion of the audit of the Intel annual financial statements for the year in which the Closing Date occurs), Intel shall, in good faith, use commercially reasonable efforts to assist Holdings or Numonyx with its preparation of such financial statements, for such periods prior to the Closing Date as may be required for Holdings or Numonyx, as the case may be, to undertake a registered public offering of debt securities or Ordinary Shares, as the case may be, it being understood that in connection with any such registered offering Holdings or Numonyx, as applicable, shall use commercially reasonable efforts to obtain waivers from certain financial statement requirements, provided that any failure by Holdings or Numonyx, as the case may be to obtain any such waiver shall not relieve Intel from its obligations under this Section 5.15(a). Notwithstanding the foregoing, nothing herein shall obligate Intel to provide any audited financial statement or information to Holdings or a Subsidiary of Holdings or to submit to an audit by Holdings’ or any of its Subsidiaries’ auditors of any financial statement or information or books and records of Intel.
               (b) By the earlier of (i) 18 months after the Closing Date and (ii) as reasonably required in connection with the refinancing of the Contemplated Financing, Intel shall deliver to Numonyx an audited statement of selected assets and an audited statement of revenues and direct expenses for the Intel Business as of and for the year ended December 29, 2007 (the “Intel Business 2007 Financial Statements”). The Intel Business 2007 Financial Statements shall be prepared to report the Intel Business as it has been reported in Intel’s consolidated financial statements applying applicable GAAP and following the presentation basis adopted by Intel in its consolidated financial statements.
     5.16 Settlement of Claims. Intel shall not settle, or make any binding offer to settle, any material Claim or Proceeding relating to the Intel Business unless such settlement would not encumber any assets of Holdings or any of its Subsidiaries, impose any obligation or other Liability on Holdings or any of its Subsidiaries, impose any restriction that would apply to Holdings or any of its Subsidiaries or the conduct of Holdings’ or its Subsidiaries’ business, or include any acknowledgment of validity, enforceability, infringement, or Claim interpretation with regard to any of the Intellectual Property relating to such Claim or Proceeding.
     5.17 Retained Equipment; D2 Equipment; Pudong Equipment.
               (a) From and after the Closing Date, Intel shall, and shall cause its Subsidiaries to: (i) retain physical possession of the D2 Equipment until the earlier of (A) the date upon which such D2 Equipment is removed therefrom pursuant to a Numonyx Removal Notice (as defined below) and (B) 60 days after completion of sorted wafer manufacturing for Holdings and its Subsidiaries using the D2 Equipment and the receipt by Holdings from Intel of written notice of such completion (such date, the “D2 Removal Date”); (ii) retain physical possession of the Retained Equipment at the facilities where they are located, and to store, for the benefit of Holdings and its Subsidiaries, such Retained Equipment, or portion thereof, until removed by Holdings or one of its Subsidiaries at such time as is mutually agreed by the Parties (the “Retained Equipment Removal Date” and the D2 Removal Date each may be referred to herein as a “Removal Date”) in accordance with the terms and conditions set forth herein; and (iii) retain (A) legal title of the Intel Pudong Option Property until such title is transferred pursuant to and in accordance with the terms of the Intel Pudong Services Agreement and (B) both physical possession of and legal title to the Pudong Equipment until possession is transferred pursuant to and accordance with the terms of the Intel Pudong Services Agreement; legal title to the Pudong Equipment shall be transferred in accordance with Schedule 2.1(a)(ii) as soon as practicable upon written request of Numonyx, in accordance with the terms and conditions set forth herein; provided, however, that in the event that any Governmental Approval is required for the removal of any of such D2 Equipment, Holdings and Intel shall use their commercially reasonable efforts to obtain such Governmental Approval as soon as practicable after the Closing Date, and in the event that such Governmental Approvals are not obtained within 45 days prior to the D2 Removal Date set forth above, the D2 Removal Date shall be extended to that date which is 45 days after all such Governmental Approvals have been obtained; provided, further, that in the event that any Governmental Approval is required for the removal of any of such Retained Equipment, Holdings and Intel shall use their commercially reasonable efforts to obtain such Governmental Approval as soon as practicable after the Closing Date or as otherwise agreed by Intel and Holdings.
               (b) Holdings shall and shall cause its Subsidiaries to use commercially reasonable efforts to make all arrangements necessary to ensure that (i) the Retained Equipment is removed from the premises of Intel and its Subsidiaries as soon as reasonably practicable after the Closing, unless otherwise agreed by Intel and Holdings, (ii) the D2 Equipment is removed from the premises of Intel and its Subsidiaries as soon as reasonably practicable following the completion of the applicable sorted wafer manufacturing set forth in Section 5.17(a) and the receipt of notice thereof from Intel and in any event prior to the D2 Removal Date; and (iii) the Pudong Equipment is removed from the premises of Intel and its Subsidiaries, as appropriate, pursuant to and in accordance with the terms of the Intel Pudong Services Agreement.
               (c) From and after the Closing Date until 15 days prior to each applicable Removal Date, Holdings or a Subsidiary of Holdings may notify Intel in writing of Holdings’ or such Subsidiary’s intention to remove the D2 Equipment or the Retained Equipment from the premises of Intel or its Subsidiaries. Each such notice (a “Numonyx Removal Notice”) shall describe in reasonable detail the arrangements for the removal and transportation of the D2 Equipment or the Retained Equipment, as the case may be, including (i) the dates on which Holdings or a Subsidiary of Holdings proposes to begin and complete the removal of the D2 Equipment or the Retained Equipment, (ii) the identity of any third party contractors that Holdings or such Subsidiary of Holdings proposes to engage in connection therewith and (iii) with respect to any D2 Equipment, a reasonable estimate of the third party costs expected to be incurred by Holdings or such Subsidiary in connection therewith.
               (d) All reasonable and documented third party costs of removing D2 Equipment from the premises of Intel or its Subsidiaries and transporting D2 Equipment to the premises of Holdings or its Subsidiaries shall be borne by Intel. Holdings or a Subsidiary of Holdings shall remove the D2 Equipment in its entirety from the premises of Intel and its Subsidiaries prior to the Removal Date applicable thereto. The removal of the D2 Equipment shall be effected during regular business hours in a manner reasonably intended to minimize disruption and without causing damage to the affected Intel facility. Intel shall have the right to approve in advance (which approval shall not be unreasonably withheld or delayed) any third party contractors that Holdings or a Subsidiary of Holdings proposes to engage to complete such removal or transportation. In the event that any D2 Equipment is not removed from the premises of Intel or its Subsidiaries prior to the Removal Date applicable thereto, Intel may treat such D2 Equipment as abandoned property and may have such D2 Equipment removed from the applicable Intel facility or may sell such D2 Equipment and remit the proceeds of such sale (net of all direct and indirect costs of sale and expenses incurred by Intel and its Subsidiaries) to Holdings.
               (e) As promptly as practicable following the Closing Date, Holdings shall or shall cause one of its Subsidiaries to label or otherwise clearly identify all Retained Equipment as equipment that is owned by Holdings or such Subsidiary. Intel shall provide Holdings and its Subsidiaries reasonable access to the Retained Equipment in order to allow Holdings and its Subsidiaries to so label the Retained Equipment.
               (f) Subject to the terms and conditions of the Intel Ancillary Agreements, Holdings and its Subsidiaries shall be responsible for any and all maintenance or repair of the Retained Equipment required on and after the Closing Date. Intel shall provide Holdings and its Subsidiaries reasonable access to the Retained Equipment in order to inspect it and to perform such maintenance or repair.
               (g) Risk of loss or damage to the Retained Equipment shall transfer to Holdings and its Subsidiaries effective as of the Closing Date; provided, however, that Intel shall use commercially reasonable efforts to prevent damage to the Retained Equipment and to provide reasonable notice to Holdings or a Subsidiary of Holdings of any damage to the Retained Equipment of which Intel becomes aware.
               (h) All reasonable and documented third party costs of removing Retained Equipment from the premises of Intel or its Affiliates and transporting Retained Equipment to the premises of Holdings or its Subsidiaries shall be borne by Holdings or one of its Subsidiaries. The removal of the Retained Equipment shall be effected during regular business hours in a manner reasonably intended to minimize disruption and without causing damage to the affected Intel facility. Intel shall have the right to approve in advance (which approval shall not be unreasonably withheld or delayed) any third party contractors that Holdings or a Subsidiary of Holdings proposes to engage to complete such removal or transportation.
     5.18 Master Agreement Covenants. Holdings and Numonyx agree to be bound by and shall be third party beneficiaries of the following Sections of the Master Agreement: Section 4.5 (Press Releases), Section 4.8 (Tax Matters), Section 4.9 (Operations of the Intel Business Prior to the Closing), Section 4.10 (Operations of the ST Business Prior to the Closing), Section 4.12 (Additions to and Modifications of the Schedules), Section 4.14 (Notices of Certain Intel Events), Section 4.15 (Notices of Certain ST Events), Section 4.17 (Holdings and Numonyx Tax Election), Section 4.19 (Cooperation with Financing), Section 4.21 (Hynix JV Matters), Section 4.22 (Facility Transfer Term Sheets), Section 4.25 (ST Litigation), Section 4.26 (Intel Litigation) and Section 4.28 (Further Assurances) of the Master Agreement as though it were a party thereto.
     5.19 Further Assurances. Each Party agrees to execute and deliver, or cause to be executed and delivered, such other documents, certificates, agreements and other writings and to take, or cause to be taken, such other commercially reasonable actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, in the event that Intel makes a revision to a schedule of the Intel ATA Disclosure Letter after the Closing pursuant to Section 4.12(c) of the Master Agreement, Intel and Holdings shall execute and deliver, or shall cause its respective applicable Subsidiary to execute and deliver, such instruments of transfer and assignment and assumption agreements as are reasonably necessary to effect the transfer of such Intel Transferred Assets or Intel Transferred Liabilities, or to reflect the removal of an asset which is not an Intel Transferred Asset or Intel Transferred Liability, as the case may be.
     5.20 Outstanding Checks; Bank Accounts.
               (a) Intel shall cause all checks written but not cashed before the Closing in respect of obligations of any Intel Transferred Entity to be paid.
               (b) Intel shall cause all bank accounts of the Intel Transferred Entities to have zero balances on the Closing Date.
     5.21 Release of Liens. On the Closing Date, the Intel Transferors shall deliver the Intel Transferred Assets to Holdings and its Subsidiaries free and clear of Liens, other than Permitted Liens, except as otherwise provided herein.

ARTICLE VI
INDEMNIFICATION
     6.1 General Survival. The representations and warranties of the Parties contained in this Agreement and the covenants set forth in Section 4.9 of the Master Agreement shall survive the Closing for a period of 12 months after the Closing Date; provided, however that (a) representations and warranties set forth in Section 3.10 (Tax Matters) shall survive until the expiration of the statute of limitations for the collection of the Tax that is the subject of such representation or warranty, (b) representations and warranties set forth in each of Section 3.2 (Authorization and Enforceability), Section 3.12(a) (Pension Plans), and Section 3.22(a) and (b) (Organization and Capitalization of the Intel Transferred Entities) shall survive until the expiration of the applicable statute of limitations, (c) representations and warranties set forth in Section 3.15 (Environmental Matters) shall survive until the date that is 10 years following the Closing Date, and (d) any claim arising out of the fraudulent misrepresentation of Intel contained in this Agreement or any other Transaction Document shall survive until the expiration of the applicable statute of limitations. In addition, any indemnity with respect to any Intel Pre-Closing Environmental Liability described in Section 2.4(k) hereof shall survive until the date that is 10 years following the Closing Date and shall thereupon expire. Upon such expiration, unless written notice of a claim for indemnification based on such representation, warranty, covenant or indemnity specifying in reasonable detail the facts on which the claim is based shall have been delivered to the Indemnitor prior to the expiration of such representation, warranty, covenant, or indemnity, such representation, warranty, covenant or indemnity shall be deemed to be of no further force or effect, as if never made, and no action may be brought based on the same, whether for indemnification, breach of contract, tort or under any other legal theory. All covenants and agreements of the Parties otherwise set forth in this Agreement with respect to Excluded Liabilities or actions of the Parties following the Closing shall survive indefinitely to the extent necessary to give effect to their terms.
     6.2 Indemnification.
               (a) Indemnification Provisions for Holdings and Numonyx. Subject to the provisions of Section 6.1, from and after the Closing Date, the Holdings Indemnitees shall be indemnified and held harmless by Intel from and against and in respect of any and all Losses (as defined below) incurred by any Holdings Indemnitee resulting from:
               (i) any inaccuracy or breach of any of Intel’s representations or warranties contained in this Agreement, the Intel Entity Capitalization and Assignment Agreement, or in the certificates furnished to Holdings pursuant to Sections 5.2(a) and 5.3(a) of the Master Agreement (disregarding the qualifications as to Intel Material Adverse Effect expressly set forth in such certificates in accordance with Sections 5.2(a) and 5.3(a));
               (ii) any breach of any covenant or agreement made or to be performed by Intel pursuant to this Agreement, the Intel Entity Capitalization and Assignment Agreement, or any of the Sections of the Master Agreement set forth in Section 5.18 of this Agreement;

               (iii) any failure of Intel to satisfy any Intel Excluded Liabilities; and
               (iv) any Taxes or expenses required to be paid by Intel under this Agreement.
     (b) Indemnification Provisions for Intel. Subject to the provisions of Section 6.1, from and after the Closing Date, the Intel Indemnitees shall be indemnified and held harmless by Holdings and Numonyx from and against and in respect of any and all Losses (as defined below) incurred by any Intel Indemnitee, resulting from:
               (i) any inaccuracy or breach of any representations or warranties made by Holdings or Numonyx in this Agreement or the Intel Entity Capitalization and Assignment Agreement, other than any such inaccuracy or breach that results from any action that (A) Holdings or any of its Affiliates is required to take hereunder or thereunder or (B) Intel has approved under the Master Agreement;
               (ii) any breach of any covenant or agreement made or to be performed by Holdings or Numonyx pursuant to this Agreement or the Intel Entity Capitalization and Assignment Agreement;
               (iii) any failure of Holdings or an Affiliate of Holdings to satisfy any Intel Transferred Liabilities, other than the Intel Excluded Liabilities; and
               (iv) any Taxes or expenses required to be paid by Holdings, Numonyx or any of their Affiliates under this Agreement.
     (c) For purposes of this Agreement, the term “Indemnitee” shall mean either a Holdings Indemnitee or an Intel Indemnitee, as the case may be, and the term “Indemnitor” shall mean either Holdings or Intel, as the case may be.
     (d) Notwithstanding the above, Losses shall not include expenses incurred in connection with investigations unless a claim is made by a third party against the Indemnitee.
     (e) No Holdings Indemnitee shall be entitled to indemnification for any Losses covered by Section 6.2(a)(i) until the aggregate amount of all such Losses of the Holdings Indemnitees shall exceed $15,000,000 (the “Intel ATA Basket”), at which time all such Losses incurred in excess of the Intel ATA Basket shall be subject to indemnification by the relevant Indemnitor hereunder. The Intel ATA Basket shall not apply to Losses covered by Section 3.2 (Authorization and Enforceability), Section 3.10 (Tax Matters), Section 3.12(a) (Pension Plans), Section 3.15 (Environmental Matters), Section 3.22(a) and (b) (Organization and Capitalization of the Transferred Entities) or Sections 6.2(a)(ii)-(iv). No Intel Indemnitee shall be entitled to indemnification for any Losses covered by Section 6.2(b)(i) until the aggregate amount of all such losses of the Intel Indemnitees shall exceed $15,000,000 (“Holdings ATA Basket”), at which time all such losses incurred in excess of the Holdings ATA Basket shall be subject to indemnification by the relevant Indemnitor hereunder. The Holdings ATA Basket shall not apply to

Losses covered by Sections 6.2(b)(ii)-(iv).
     (f) The amount of any Losses otherwise recoverable under this Section 6.2 shall be reduced by (i) any amounts which the Indemnitees actually receive under insurance policies, net of all reasonable and documented costs and expenses of recovery, the Parties hereby acknowledging and agreeing that as soon as practicable after becoming aware of such Losses and in any event prior to payment of any amount of Losses otherwise recoverable under this Section 6.2, the Indemnitee must first seek reimbursement for any and all Losses from any applicable insurance coverage (and that any compensation provided under this Agreement is not to be deemed insurance for any purpose), and (ii) any reduction in Tax otherwise actually payable by the Indemnitees (or their Subsidiaries) (net of related Tax and out of pocket costs incurred in connection with such reduction) with respect to the taxable year of such Persons in which the payment of such indemnity is due or a prior taxable year, including refunds of Taxes (net of such Tax and other out-of-pocket costs) previously paid by such Persons with respect to such taxable years to the extent the claim for refund may be filed in such years.
     (g) Notwithstanding anything to the contrary in Section 6.2(a), Losses for which a Holdings Indemnitee may claim indemnification under this Agreement shall not include Taxes arising in Post-Closing Tax Periods, determined in the manner provided in Section 5.8(b), except for (i) interest, penalties and additions to Tax accrued with respect to Taxes arising in a Pre-Closing Tax Period, (ii) Losses arising from a breach of the representation set forth in Section 3.10(d)(vi), and (iii) Losses for Taxes that are allocated to Intel pursuant to Section 5.8.
     (h) For any additions or modifications to the schedules to the Intel ATA Disclosure Letter made by Intel under Section 4.12(d) of the Master Agreement (i) to correct inaccuracies of the Specified Intel Representations (including those representations and warranties which are expressed with respect to a date prior to the date of the Master Agreement) for facts, events or circumstances occurring prior to or existing on and as of the date of the Master Agreement, and, in the case of a representation or warranty made to the Knowledge of Intel, of which Intel had Knowledge on such date), (ii) to reflect any facts, events or circumstances which resulted from a breach of Section 4.9 of the Master Agreement, or (iii) to update, correct or otherwise modify any of the representations and warranties set forth in Section 3.2 (Authorization and Enforceability), Section 3.4 (Non-contravention), Section 3.7 (Litigation), Section 3.9 (Compliance with Applicable Laws), Section 3.10 (Tax Matters), Section 3.11 (Intellectual Property), Section 3.13 (Financial Information), Section 3.14 (Absence of Certain Changes), Section 3.17 (Intel Transferred Assets), Section 3.20 (Inventories), Section 3.21 (Advisory Fees), Section 3.22 (Transferred Entities and Transferred Interests), and Section 3.23 (Investment Representations), for any reason, then, in each case, the Holdings Indemnitees shall be entitled to indemnification therefor pursuant to, and subject to the limitations set forth in this Article VI, to the same extent as if such additions and modifications had not been made.
6.3 Manner of Indemnification.

               (a) Each indemnification claim shall be made only in accordance with this Article VI.
               (b) If an Indemnitee wishes to make a claim for Losses under Article VI of this Agreement, Indemnitee shall deliver a Notice of Claim to the applicable Indemnitor promptly after becoming aware of the facts giving rise to such claim. The Notice of Claim shall (i) specify in reasonable detail the nature of the claim being made, and (ii) state the aggregate dollar amount of such claim.
               (c) Following receipt by an Indemnitor of a Notice of Claim, the Parties shall promptly meet to agree on the rights of the respective Parties with respect to each of such claims. If the Parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both Parties and amounts agreed upon shall be promptly paid. Any unresolved dispute between the Parties shall be resolved in accordance with Section 7.10 and Section 7.11 and the other applicable provisions of this Agreement.
     6.4 Third-Party Claims. If Holdings or Numonyx becomes aware of a claim of a third party (including for all purposes of this Section 6.4, any Governmental Authority) that Holdings or Numonyx believes, in good faith, may result in a claim by it or any other Holdings Indemnitee against Intel, Holdings or Numonyx shall notify Intel of such claim as promptly as practicable; provided, that any failure to so notify Intel shall not relieve Intel of its obligations hereunder, except to the extent such failure shall have materially adversely prejudiced Intel. Intel shall have the right, but not the duty, to assume and conduct the defense of such claim at its expense; provided, however, that Intel may not assume control of the defense of a suit or proceeding involving criminal liability. Intel shall conduct such defense in a commercially reasonable manner, and shall be authorized to settle any such claim without the consent of any Holdings Indemnitee, provided, however, that: (a) Intel shall not be authorized to encumber any assets of any Holdings Indemnitee or agree to any restriction that would apply to any Holdings Indemnitee or the conduct of any Holdings Indemnitee’s business; (b) Intel shall have paid or caused to be paid any amounts arising out of such settlement; (c) a condition to any such settlement shall be a complete release of Holdings and any other Holdings Indemnitee against whom such claim has been made with respect to such third party claim; and (d) Intel shall not be authorized to settle any claim that would reasonably be expected to have a material effect on a Tax liability of Holdings or Numonyx, as the case may be, that is not subject to indemnification by Intel hereunder without the consent of Holdings or Numonyx, as the case may be, which consent shall not be unreasonably withheld or delayed. With respect to any claim for which Intel assumes the defense of Holdings or Numonyx, Holdings or Numonyx, as applicable, shall be entitled to participate in (but not control) the defense of such third party claim, with its own counsel and at its own expense, and Holdings or Numonyx, as the case may be, shall take such action as Intel shall reasonably request to assist Intel in the defense of any such third party claim, provided that Intel shall reimburse Holdings or Numonyx, as applicable, for any reasonable out-of-pocket expenses incurred in taking any such requested action. If Intel does not assume the defense of any third party claim in accordance with the provisions hereof, Holdings and Numonyx may defend such third party claim in a commercially reasonable manner and may settle such third party claim after giving written notice of the terms thereof to Intel, and such legal expenses shall be indemnifiable Losses hereunder to the extent that Holdings or Numonyx is determined to be entitled to indemnification hereunder for such third party claim.

     6.5 Exclusive Remedy and Waiver and Release of Certain Claims.
               (a) Notwithstanding any other provision of this Agreement to the contrary, the provisions of this Article VI shall be the sole and exclusive remedy for monetary damages of the Indemnitees from and after the Closing Date for any Losses arising under this Agreement or relating to the transactions contemplated by this Agreement, including claims of breach of any representation or warranty in this Agreement or any covenant set forth in Section 4.9 of the Master Agreement; provided, however, that the foregoing clause of this sentence shall not be deemed a waiver by any Party of any right to specific performance or injunctive relief but shall be deemed a waiver of any rights of rescission. Notwithstanding any other provision of this Agreement, (i) the maximum aggregate liability of Intel to Holdings Indemnitees pursuant to this Article VI or otherwise under this Agreement, Applicable law or otherwise (other than Uncapped Intel Losses) shall be limited to $86,400,000 (the “Intel ATA Cap”); and (ii) the maximum aggregate liability of Holdings and its Subsidiaries to the Intel Indemnitees for Losses pursuant to this Article VI or otherwise under this Agreement (other than with respect to Losses pursuant to a breach of Section 4.2 (Authorization and Enforceability) and Section 4.4 (Capitalization) and Losses pursuant to Section 6.2(b)(iii)), Applicable Law or otherwise shall be limited to the Intel ATA Cap. Nothing in this Agreement limits or otherwise affects in any way the rights and remedies of either Party with respect to causes of action arising under the Intel Intellectual Property Agreement, the Intel Facility Transfer Agreements and the Intel Transition Services Agreement, or any rights and remedies of Intel or Holdings or their respective Affiliates vis-à-vis any Person other than Intel or Holdings or their respective Affiliates with respect to any infringement or misappropriation of any Intellectual Property of Intel or Holdings or any Affiliate of Holdings, as the case may be (including any right of Intel or Holdings or any of its Subsidiaries to seek equitable or injunctive relief in connection therewith), all of which rights and remedies are expressly reserved. Notwithstanding the foregoing, the existence of this Section 6.5 and the rights and restrictions set forth in this Article VI do not limit any other potential remedies of the Indemnitees with respect to fraud by any Party.
               (b) Except with respect to the specific remedies identified in Section 6.5(a) above, the Parties hereby waive and release any and all claims, causes of action, and rights as against one another for the transactions contemplated by this Agreement, including the assets and liabilities that are allocated herein, based upon statute or common law. This waiver and release specifically includes, without in any way limiting the scope of the foregoing waiver and release, any claims the Parties may have against one another based upon the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. or any other Applicable Law under which the Parties or their Affiliates would otherwise have any cause of action against one another.
     6.6 Subrogation. If the Indemnitor makes any payment under this Article VI in respect of any Losses, the Indemnitor shall be subrogated, to the extent of such payment, to the rights of the Indemnitee against any insurer or third party with respect to such Losses; provided, however, that the Indemnitor shall not have any rights of subrogation with respect to the other Party hereto or any of its Affiliates or any of its or its Affiliates’ officers, directors, agents or employees.

     6.7 Damages. Notwithstanding anything to the contrary elsewhere in this Agreement or any other Transaction Document, no Party (or its Affiliates) shall, in any event, be liable to the other Party (or its Affiliates) for any consequential damages, including, but not limited to, loss of revenue or income, cost of capital, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement. Each Party agrees that it will not seek punitive damages as to any matter under, relating to or arising out of the transactions contemplated by this Agreement or the other Transaction Documents.
     6.8 Environmental Indemnification Procedures.
               (a) Intel, Holdings and Numonyx agree that the Indemnitor shall have the sole right to disclose, report, further investigate, negotiate, perform and settle any Intel Facility Environmental Liability or conduct any Remedial Action in connection therewith for which such Indemnitor may have liability hereunder, and the Indemnitee will provide the Indemnitor access and any other rights, as necessary, to the Intel Transferred Owned Real Property, the Intel Transferred Leased Real Property, or any other real property under the Indemnitee’s control for purposes of investigating and performing any such Remedial Action. Such terms of access shall provide for reasonable protections to the Indemnitee’s operations to minimize disruption and protect its employees. Nonetheless, if at any time following the Closing Date, the Indemnitor has not taken action to disclose, report, further investigate, negotiate, perform and settle any Intel Facility Environmental Liability or conduct any Remedial Action in connection therewith for which such Indemnitor may have liability hereunder, to the reasonable satisfaction of the Indemnitee, then the Indemnitee will have the right, after first providing written notice to the Indemnitor and a reasonable period for the Indemnitor to respond (at a minimum 30 days) and subject to the rights of the Indemnitor set forth in Section 6.8(c) below, to disclose, report, further investigate, negotiate, perform and settle any Intel Facility Environmental Liability or conduct any Remedial Action in connection therewith; provided that the Indemnitor’s duty to indemnify under Section 6.1 of the Agreement for Intel Facility Environmental Liabilities shall not apply to the extent that the Indemnitee’s actions fail to comply with paragraph (b), below. Without limiting the generality of the foregoing, in connection with any action taken pursuant to the third sentence of this Section 6.8(a) the Indemnitee will, subject to the rights of the Indemnitor pursuant to the terms of Section 6.8(c) below, have the right to: report the results of any testing to the appropriate Governmental Authorities if required by an applicable Environmental Law; enter the property into a voluntary remediation or similar program; take whatever steps are necessary to obtain a NFA Letter from the appropriate Governmental Authorities or, in the event such Governmental Authorities do not provide a NFA Letter in comparable situations or in the event they refuse to do so, comply with any obligations of any Applicable Law, including any Environmental Law, in effect at the time; and respond to any claim by any third party with respect to any Intel Facility Environmental Liability; provided that the Indemnitor’s duty to indemnify under Section 6.1 of the Agreement for Intel Facility Environmental Liabilities shall not apply to the extent that the Indemnitee’s actions fail to comply with paragraph (b), below.
                (b) The Parties agree that any Remedial Action undertaken by Intel or Holdings or any Subsidiary of Holdings to obtain any NFA Letter (to the extent permitted by the

Governmental Authority issuing such NFA Letter) or comply with any Applicable Law, including any Environmental Law, in effect at the time: shall employ a reasonably cost-effective method under the circumstances, based on the use of the property for industrial (as opposed to residential or commercial) purposes, shall not exceed the least stringent requirement imposed by any clearly applicable Environmental Laws in effect at the time, including as applicable, within the context of obtaining a NFA Letter or complying with Applicable Law, shall make reasonable use of institutional and engineering controls reasonably acceptable to both Holdings and its Subsidiaries, on the one hand and Intel, on the other hand, such as deed restrictions, signs, fencing, buffers, and controls, to the extent permitted by Governmental Authorities; provided that such institutional and engineering controls shall not (i) unreasonably restrict or limit the industrial activities currently being performed and those which Intel or Holdings or any Subsidiary of Holdings expects to perform on any Intel Transferred Owned Real Property or any Intel Transferred Leased Real Property or associated services shared in any fashion between Intel and Holdings or an Affiliate of Holdings, or (ii) fail to address a material risk of off-site migration of any Hazardous Substances, and shall take advantage of applicable risk assessment principles, where practicable, set forth in applicable Environmental Laws in effect at the time.
     (c) After the Closing, on any Remedial Action that either Party undertakes pursuant to the third sentence of Section 6.8(a), the acting Party shall:
               (i) cooperate with the other Party as much as possible, including, but not limited to, keeping the other Party reasonably informed related to the progress of such matters (including, providing the other Party with copies of material plans, reports and external correspondence), permitting the other Party to be present at the property during, and providing Intel reasonable advance notice prior to, the execution of any significant Remedial Actions (including testing), and ensuring that the other Party is provided reasonable advance notice of any scheduled voice or in-person conferences with regulators or other third parties;
               (ii) ensure that such conferences are held on dates, and at places and times, mutually convenient to the other Party, that the other Party is provided all relevant information relating to such conferences, as and when generated or received by the acting Party (but in all events reasonably far in advance of any conference to permit the other Party’s informed participation therein), and that Intel and its agents are afforded a reasonable opportunity to participate therein. The Parties shall use reasonable efforts, including by making their respective agents available on a mutually convenient basis, to work together on the strategy and conduct of such conferences; and
               (iii) ensure that the other Party is given the opportunity to obtain duplicate soil, groundwater and other samples if such samples are taken in connection with any Remedial Action (including testing).

ARTICLE VII
MISCELLANEOUS
     7.1 Notices. All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by U.S. registered or certified mail (return receipt requested), postage prepaid, to the Parties at the addresses set forth below or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice or communication shall be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of telecopier, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested), (c) in the case of a nationally-recognized overnight courier in circumstances under which such courier guarantees next Business Day delivery, on the next Business Day after the date when sent and (d) in the case of mailing, on the fifth Business Day following that on which the piece of mail containing such communication is posted to the address provided herein or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any Party hereto may give any notice, request, demand, claim or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Notices to Parties pursuant to this Agreement shall be given:
if to Intel, to:
Intel Corporation
2200 Mission College Boulevard
Santa Clara, CA 95054
Attention: Treasurer
Telephone: (408) 765-8080
Fax: (408) 765-6038
with a copy to:
Intel Corporation
2200 Mission College Boulevard
Santa Clara, CA 95054
Attention: General Counsel
Telephone: (408) 765-8080
Fax: (408) 653-8050
and a copy to:
Intel Corporation
2200 Mission College Boulevard
Santa Clara, CA 95054
Attention: Portfolio Manager

M/S: RN6-59
Facsimile: (408) 653-8050
portfolio.manager@intel.com
and a copy to (which shall not constitute notice to Intel):
Gibson, Dunn & Crutcher LLP
1881 Page Mill Rd.
Palo Alto, CA 94304
Attention: Russell C. Hansen
Telephone: (650) 849-5300
Fax: (650) 849-5333
if to Holdings or Numonyx, to:
Numonyx B.V.
A-ONE Biz Center
Z.A. Vers la Piece
Rte de l’Etraz
1180 Rolle
Switzerland
Attention: Chief Financial Officer
Telephone: +41 21 822 37 05
Fax: +41 21 822 37 01
with a copy to:
Numonyx B.V.
A-ONE Biz Center
Z.A. Vers la Piece
Rte de l’Etraz
1180 Rolle
Switzerland
Attention: General Counsel
Telephone:
Fax:
with a copy to (which shall not constitute notice to Holdings or
Numonyx):
ST Microelectronics N.V.
Chemin du Champ-des-Filles, 39
1228 Plan-les-Ouates
Geneva, Switzerland
Attention: Pierre Ollivier, Group Vice President and General Counsel
Telephone: 41 22 929 58 76
Fax: 41 22 929 59 06

with copies to (which shall not constitute notice to Holdings,
Numonyx or ST)
ST Microelectronics N.V.
1310 Electronics Drive
Mail Station
Carollton, TX 75006
Attention: Steven K. Rose, Vice President, Secretary and General
Counsel
Telephone: (972) 466-6412
Fax: (972) 466-7044
Shearman & Sterling LLP
525 Market Street
San Francisco, CA 94105
Attention: John D. Wilson
Telephone: (415) 616-1100
Facsimile: (415) 616-1199
with copies to (which shall not constitute notice to Holdings or
Numonyx)
Francisco Partners
2882 Sand Hill Road
Suite 289
Menlo Park, CA 94025
Attention: Dipanjan Deb
Telephone: (650) 233-2900
Fax: (650) 233-2999
Francisco Partners
100 Pall Mall
4th Floor
London SW1 YSNG
United Kingdom
Attention: Phokion Potamianos
Telephone: 44 0 207 907 8600
Facsimile: 44 0 207 907 8650
with a copy to (which shall not constitute notice to Holdings,
Numonyx or FP)

Davis Polk & Wardwell
1600 El Camino Real
Menlo Park, CA 94025
Attention: William M. Kelly
      Martin A. Wellington
Telephone: (650) 752-2000
Facsimile: (650) 752-2112
     7.2 Amendments; Waivers.
               (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all Parties, or in the case of a waiver, by the Party against whom the waiver is to be effective.
               (b) No waiver by a Party of any default, misrepresentation or breach of a warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of a warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a Party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided under Applicable Law.
     7.3 Expenses. Except as set forth in Section 5.8(c) hereof and Section 7.3 of the Master Agreement, all costs and expenses incurred in connection with this Agreement and the other Transaction Documents and in closing and carrying out the transactions contemplated hereby and thereby shall be paid by the Party incurring such cost or expense.
     7.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs, personal representatives and permitted assigns. No Party hereto may transfer or assign either this Agreement or any of its rights, interests or obligations hereunder, whether directly or indirectly, by operation of law, merger or otherwise, without the prior written approval of each other Party. No such transfer or assignment shall relieve the transferring or assigning Party of its obligations hereunder if such transferee or assignee does not perform such obligations.
     7.5 Governing Law. This Agreement shall be construed in accordance with and this Agreement and any disputes or controversies related hereto shall be governed by the internal laws of the State of New York without giving effect to the conflicts of laws principles thereof that would apply the laws of any other jurisdiction.
     7.6 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts and the signatures delivered by telecopy, each of which shall be an original, with the same effect as if the signatures were upon the same instrument and delivered in person. This

Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Parties.
     7.7 Entire Agreement. This Agreement (including the schedules and exhibits referred to herein, which are hereby incorporated by reference), the other Transaction Documents and the Confidentiality Agreements constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, express or implied, between and among the Parties with respect to the subject matter of this Agreement. No representation, warranty, promise, inducement or statement of intention has been made by either Party that is not embodied in this Agreement or such other documents, and neither Party shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.
     7.8 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.
     7.9 Severability. If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.
     7.10 Dispute Resolution.
     (a) With the exception of disputes involving Intellectual Property ownership and infringement issues, and disputes governed by Section 2.7, Section 2.8, Section 2.9 or Section 5.8(g) hereof, any dispute arising under this Agreement shall be finally resolved by arbitration. The Parties waive their right to any form of appeal to a court on any questions of law arising out of the arbitration award. Any dispute or claim between the Parties which is beyond the scope of this Section shall be submitted to the exclusive jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the State of New York. The Parties hereby consent to and grant any such court jurisdiction over such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7.1 or in such other manner as may be permitted by Applicable Law, shall be valid and sufficient service thereof.
     (b) Mediation. Prior to arbitration, however, the Party making the original claim shall provide the other Party with a written description of the dispute or claim and one or more of the senior executives of each Party shall meet in an attempt to resolve such dispute or claim. If the disagreements cannot be resolved by the senior management after 90 days from the date any Party made a written demand for resolution, a binding arbitration shall be held.

     (c) Arbitration Rules. The rules of the arbitration shall be agreed upon by the Parties prior to the arbitration and shall be based upon the nature of the disagreement. To the extent that the Parties cannot agree on the rules of the arbitration after 30 days from the date any Party makes a written demand for resolution, then, subject to Section 7.10(d), the Rules of Arbitration of the ICC in effect as of the Closing Date shall apply.
     (d) Mandatory Rules. As a minimum set of rules in the arbitration the Parties agree as follows:
               (i) The arbitration shall be held by one arbitrator appointed by mutual agreement of the Parties. If the Parties cannot agree on a single arbitrator within 15 days from the date written demand for arbitration has been received by the other Party, each Party shall identify one independent individual. The individuals appointed by the Parties shall then meet to appoint a single arbitrator.  If an arbitrator still cannot be agreed upon within an additional 15 day period, he or she shall be appointed by the ICC.
               (ii) The place of arbitration shall be New York, New York. Hearings and meetings shall be held in New York or at such other place as the Parties may agree.
               (iii) The English language shall be used in the proceedings. Documents and written testimonies may be submitted in any language provided that the Party submitting such documents and testimonies shall provide, at its own expense, a translation of the same in the English language.
               (iv) The arbitrator shall specify the basis for the award, the basis for the damages award and a breakdown of the damages awarded, and the basis of any other remedy authorized under this section.  The award shall be considered as a final and binding resolution of the dispute or claim.
               (v) The Parties agree to maintain the confidentiality of the arbitral proceedings, the existence of the same and the status of the hearings. In addition, the Parties undertake to maintain the confidentiality of any document exchanged in, produced in, or created by the Parties for the arbitration proceedings as well as the confidentiality of the award. Notwithstanding the foregoing, if the disclosure of the arbitral proceedings, or of any of the documents exchanged in, produced in or created for the arbitration proceedings or if the disclosure of the award is required by Applicable Law or is compelled by a court or Governmental Authority: (A) the Parties shall use the legitimate and legal means available to minimize the scope of their disclosure to third parties; and (B) the Party compelled to make the disclosure shall inform the other Party and the arbitrator at least 20 Business Days in advance of the disclosure (or if 20 Business Days’ notice is not practicable because the Party is required to make the disclosure less than 20 Business Days after becoming aware of the event or occurrence giving rise to such disclosure requirement, then notice to the other Party and the arbitrator shall be provided as soon as practicable after such event or occurrence).

     (vi) The duty of the Parties to arbitrate any dispute or claim within the scope of this Section shall survive the expiration or termination of this Agreement for any reason.  The Parties specifically agree that any action must be brought, if at all, within two years from discovery of the cause of action.
     (vii) The discretion of the arbitrator to fashion remedies shall be no broader than the legal and equitable remedies available to a court (unless the parties expressly agree otherwise prior to the start of arbitration). In no event, however, shall the arbitrator award a remedy which enjoins a Party or its customers to stop manufacturing, using, marketing, selling, offering for sale, or importing such Party’s products. In addition, notwithstanding anything herein to the contrary, in no event, shall the arbitrator award a remedy which enjoins a Party to license to the other Party any of its intellectual property rights of whatever nature. The arbitrator will have no authority to award damages in excess of compensatory damages and each Party expressly waives and foregoes any right to punitive, exemplary or similar damages, except as such damages may be required by statute. In no event shall the amount of damages awarded to the prevailing Party exceed or otherwise be inconsistent with any of the applicable limitations on damages set forth in this Agreement, including Sections 6.2 and 6.5.
     (viii) The arbitrator may not order any conservatory or interim relief measures of any kind. In any event, however, either Party may apply for conservatory or interim relief measures to the courts of the State of New York or the Federal courts of the United States of America located in the State of New York which shall have exclusive jurisdiction to grant such injunctive relief.
     (ix) The Parties shall agree upon what, if any, disclosure to the other parties to the arbitration shall be permitted. If the Parties can not agree on the form of disclosure within 30 days after the appointment of the arbitrator, then the Parties agree that in addition to the Rules of Arbitration of the ICC, the arbitrators shall apply the IBA Rules of Evidence. In case of conflict between Rules of Arbitration of the ICC and the IBA Rules of evidence, the Rules of Arbitration of the ICC shall prevail. Notwithstanding anything herein to the contrary, in no event shall anything verbally or in writing used strictly for settlement purposes between the Parties be permitted by the arbitration to be used as evidence for either Party’s case.
     (x) The Parties shall equally bear the costs of the arbitration. Each Party shall bear the fees and expenses of its appointed experts and shall bear its own legal expenses. For the purpose of this clause, the term “costs of arbitration” includes only: (A) the fees and expenses of the arbitrator; (B) in the case of an arbitration governed by the ICC Rules, the ICC administrative expenses fixed by the Court of Arbitration of the ICC; and (C) the fees and expenses of any experts appointed by the arbitrator.

     7.11 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (d) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.11.
     7.12 Third Party Beneficiaries. Notwithstanding any other provision in this Agreement to the contrary, neither ST nor FP shall be deemed to be a third party beneficiary under this Agreement for any purpose. No provision of this Agreement shall create any third party beneficiary rights in any other Person, including any employee or former employee of Intel or ST or any of their respective Affiliates (including any beneficiary or dependent thereof).
     7.13 Specific Performance. The Parties hereby acknowledge and agree that the failure of any Party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the transactions contemplated herein, may cause irreparable injury to the other Parties, for which damages, even if available, may not be an adequate remedy. Accordingly, each Party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such Party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.
     7.14 No Presumption Against Drafting Party. Intel, Holdings and Numonyx acknowledge that Intel and each of the other shareholders of Holdings have been represented by counsel in connection with the negotiation and execution of this Agreement and the other Transaction Documents. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
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     IN WITNESS WHEREOF, the Parties hereto have caused this Intel Asset Transfer Agreement to be duly executed and delivered as of the date set forth above.

INTEL CORPORATION

By:		/s/ Cary I. Klafter

Name:		Cary I. Klafter
Title:		Vice President

NUMONYX HOLDINGS B.V.

By:		/s/ Brian Harrison

Name:		Brian Harrison
Title:		Sole Managing Director

NUMONYX B.V.

By:		NUMONYX HOLDINGS B.V.,
the sole member of the Managing Board of NUMONYX B.V.

	By:	/s/ Brian Harrison

Brian Harrison,
the sole member of the Managing Board of NUMONYX HOLDINGS B.V.
[Signature Page to Intel Asset Transfer Agreement]

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DEFINITIONS
     “Accounts Payable” means all accounts payable owing by a Person for raw materials or supplies received by or services rendered to such Party or any of its Subsidiaries.
     “Accounts Receivable” means all accounts receivable, notes receivable and other current rights to payment of a Person, together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto, and any claim, remedy or other right related to any of the foregoing.
     “Actual Intel Capital Expenditures” shall have the meaning set forth in Section 2.9 of the Intel Asset Transfer Agreement.
     “Affiliate”, with respect to any Person, means any other Person directly or indirectly controlling, controlled by or under common control with, such Person; provided, however, that with respect to Intel and ST, “Affiliates” shall be deemed to only include their respective Subsidiaries; provided further, that with respect to Holdings and any of its Subsidiaries, “Affiliates” shall be deemed to expressly exclude Intel, ST and the FP Parties and each of their Affiliates. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” or “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.
     “Amended and Restated Master Agreement” means that certain Amended and Restated Master Agreement by and among Intel, ST and the FP Parties dated March 30, 2008.
     “Applicable Law” means, with respect to any Person, any federal, state, local or foreign statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents.
     “Articles of Association” means the Articles of Association of Holdings, dated as of March 30, 2008, as amended from time to time.
     “Business Day” means each day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Geneva, Switzerland are authorized or required by law to close.
     “Cash and Cash Equivalents” means all cash on hand and cash equivalents of a Person (whether or not related to the applicable Business), including currency and coins, negotiable checks, bank accounts, marketable securities, commercial paper, certificates of deposit, treasury bills, surety bonds and money market funds.

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     “Claims” means all rights to causes of action, claims, demands, rights and privileges against third parties, whether liquidated or unliquidated, fixed or contingent, choate or inchoate.
     “Closing” shall have the meaning set forth in Section 2.5 of the Master Agreement.
     “Closing Date” means the date of the Closing, as further described in Section 2.5 of the Master Agreement.
     “Confidentiality Agreements” means (i) the Corporate Non-Disclosure Agreement No. 1367780 between Intel and ST, dated March 13, 2006, as amended by a side letter dated March 9, 2006 and executed by the parties on or about March 13, 2006; (ii) the Corporate Non-Disclosure Agreement between Intel Corporation and Francisco Partners II, L.P. (“Francisco”) dated September 13, 2006, as amended by a side letter dated September 13, 2006; (iii) the Confidential Disclosure Agreement between ST and Francisco, dated September 14, 2006; (iv) the Multiparty Confidential Information Exchange Agreement by and among Intel, ST and Francisco, dated September 14, 2006; (v) the Corporate Non-Disclosure Agreement between Intel and Holdings, dated as of the Closing Date; (vi) the Confidential Disclosure Agreement between ST and Holdings, dated as of the Closing Date; and (vii) the Corporate Non-Disclosure Agreement between Francisco and Holdings, dated as of the Closing Date, and the Mutual Confidentiality Agreement by and among Intel, ST, the FP Parties, Holdings and Numonyx, dated as of the Closing Date.
     “Confidential Information” means any (i) information in tangible form that bears a “confidential,” “proprietary,” “secret” or similar legend, including the Intel Transferred Trade Secrets set forth on Schedule 2.1(h) of the Intel ATA Disclosure Letter, the Intel Retained Trade Secrets, the ST Transferred Trade Secrets set forth on Schedule 2.1(h) to the ST ACA Disclosure Letter, the ST Retained Trade Secrets, any books and records of any Party, and any other confidential information disclosed by any Party to any other Party(ies) in connection with the negotiation, evaluation and implementation of the Transaction Documents, including any information disclosed on the ST ACA Disclosure Letter or the Intel ATA Disclosure Letter and any information provided pursuant to Section 4.1 of the Master Agreement; (ii) information that a Party observes or perceives by inspection of tangible objects (including without limitation documents, prototypes, or samples) or otherwise while present at another Party’s facilities or any other location at which tangible objects embodying another Party’s Confidential Information is accessible; and (iii) any information to which a Party receives access as a result of the relationship of the Parties or such Party’s performance under a Transaction Document. Each Party will make a reasonable good faith effort to identify as “confidential” or the like the information in tangible form that it wishes to be treated as Confidential Information pursuant to this Agreement, but a Party’s failure to so mark any such information shall not relieve a Receiving Party of its obligations under this Agreement. Notwithstanding the foregoing, “Confidential Information” does not include: (x) any information that is or has become generally available to the public other than as a result of a disclosure by the Receiving Party or any Affiliate thereof in breach of any of the provisions of the Confidentiality Agreements or any other similar contract to which the Receiving Party or any Affiliate thereof is bound; (y) any information that has been independently developed by the Receiving Party (or any Affiliate thereof) without violating any of the provisions of the Confidentiality Agreements or any other similar contract to which the Receiving Party or any Affiliate thereof is bound; or (z) any

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information made available to the Receiving Party (or any Affiliate thereof) on a non-confidential basis by any third party who is not prohibited from disclosing such information to the Receiving Party by a legal, contractual or fiduciary obligation.
     “Contemplated Financing” means the debt financing provided to Numonyx pursuant to that certain US $550,000,000 Facilities Agreement dated March 25, 2008 and made between Numonyx, Intesa, Unicredit, the Original Lenders (as defined therein) and the Agent (as defined therein).
     “Contemplated Financing Lenders” means Intesa and Unicredit.
     “Contract” means each contract, agreement, option, lease, license, cross-license, sale and purchase order, commitment and other instrument of any kind, whether written or oral.
     “Contribution Agreement” means that certain Reimbursement, Guaranty, Contribution and Intercreditor Agreement dated as of March 25, 2008 among Numonyx, Holdings and the Guarantors.
     “Contributor Financing” means the debt financing pursuant to the Note Agreement.
     “Control” has the meaning such that a Person (or group of related Persons) exercises Control over a Party when such Person or group owns or controls (either directly or indirectly) any of the following: (a) if the Party issues voting stock or other voting securities, more than 50% of the outstanding stock or securities entitled to vote for the election of directors or similar managing authority; or (b) if such Party does not issue voting stock or other voting securities, more than 50% of the ownership interest that represents the right to make decisions for such Party; or (c) any other ability to elect more than half of the board of directors or similar managing authority of the subject Party, whether by contract or otherwise.
     “Copyrights” means copyrights and mask work rights (whether or not registered) and registrations and applications therefor, worldwide.
     “Customer Data” means the data related to customers of a Party’s Business which is included in such Party’s Transferred Assets.
     “D2” means Intel’s Santa Clara, California, USA wafer manufacturing facility.
     “D2 Equipment” means the machinery, laboratory and other equipment, tools and other tangible personal property set forth under the heading “D2” in Schedule 2.1(a) to the Intel ATA Disclosure Letter.
     “Effective Time” means, unless otherwise agreed by the Parties, 12:01 a.m. GMT on the Closing Date.
     “Environmental Laws” means any Applicable Laws of any Governmental Authority in effect as of the Closing Date, unless otherwise noted, relating to pollution, protection or remediation of the environment, the use, storage, treatment, generation, manufacture,

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distribution, transportation, processing, handling, Release, disposal of or exposure to Hazardous Substances or, as such relate to Hazardous Substances, public and occupational health and safety.
     “Environmental Liability” means any Liability or Loss, including the cost of any Remedial Action, arising in connection with (i) the use, generation, storage, treatment, manufacture, distribution, transportation, processing, handling, disposal or Release of any Hazardous Substances, (ii) the violation of or liability under any Environmental Laws or any Governmental Approval relating to any Hazardous Substances or (iii) any third party claim, litigation or proceeding relating to any Hazardous Substance or Environmental Laws.
     “Environmental Permits” means all permits, licenses or other authorizations of any Governmental Authority required pursuant to applicable Environmental Law.
     “Epidemic Failure” means the verified failure of an Intel Product to conform to the applicable warranties provided by Intel to the purchaser of such Intel Product in an amount greater than 1% of the aggregate quantity of the Intel Product received by the purchaser within any calendar month during the warranty period and attributable to a single root cause. In the event Intel sold Intel Product to a purchaser prior to Closing and such purchaser notifies Numonyx or one of its Subsidiaries of a possible Epidemic Failure relating to such sale of Intel Product after Closing, Numonyx shall immediately notify Intel of a possible Epidemic Failure and submit a written Failure Analysis Report to Intel within ten Business Days after providing notice of the possible Epidemic Failure. Within ten Business Days after receiving the Failure Analysis Report, Intel shall provide a response indicating its agreement or disagreement with the Failure Analysis Report, or request for additional information. Once Intel and Numonyx have agreed that the reported problem constitutes an Epidemic Failure, Intel and Numonyx will use commercially reasonable efforts to mutually agree upon a commercially reasonable accommodation for the purchaser. In the event Intel and Numonyx are unable to agree (i) whether a reported problem constitutes an Epidemic Failure, (ii) on a reasonable accommodation for an agreed Epidemic Failure, the matter issue shall be resolved pursuant to Section 7.10 of this Agreement.
     “Equity Plan” means the Numonyx Holdings B.V. Equity Incentive Plan, an equity compensation plan for Holdings, with terms reasonably satisfactory to Holdings, Intel, ST, and the FP Parties.
     “Equity Purchase Price” shall have the meaning set forth in Section 2.2(b) of the FP Purchase Agreement.
     “Equity Transaction Documents” means the FP Purchase Agreement, the Securityholders’ Agreement, the Articles of Association and the Internal Rules.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.
     “Exchange Act” means the United States Securities Exchange Act of 1934.
     “Facilities Agreement” means the Term and Revolving Facilities Agreement dated as of March 25, 2008, among Numonyx, the several lenders and issuing bank from time to time party

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thereto and Intesa Sanpaolo S.p.A., as agent, which provides for unsecured credit facilities, consisting of a term loan and revolving credit facility in an aggregate principal amount of $550,000,000.
     “Final Payment Date” has the meaning set forth in Section 2.8 of the Intel Asset Transfer Agreement.
     “Flash Memory Integrated Circuit” means a non-volatile memory integrated circuit that contains memory cells that are electrically programmable and electrically erasable whereby the memory cells consist of one or more transistors that have a floating gate, charge-trapping regions or any other functionally equivalent structure utilizing one or more different charge levels (including binary or multi-level cell structures) with or without any on-chip control, I/O and other support circuitry.
     “FP” means FP Co. and FP LLC.
     “FP Co.” means Redwood Blocker S.a.r.l., a limited liability company organized under the laws of The Grand-Duchy of Luxembourg, a wholly-owned subsidiary of FP Holdco.
     “FP Holdco” means Francisco Partners II (Cayman) L.P., an exempted limited partnership organized under the laws of the Cayman Islands.
     “FP LLC” means PK Flash, LLC, a limited liability company organized under the laws of Delaware, wholly-owned subsidiary of FP Parallel.
     “FP Notes” means the 9.5% Subordinated Notes due 2038 to be issued by Holdings to one or more of the FP Parties, in substantially the form attached as Exhibit A to the Note Agreement.
     “FP Parallel” means Francisco Partners Parallel Fund II L.P., a limited partnership organized under the laws of Delaware.
     “FP Parents” means FP Holdco and FP Parallel.
     “FP Parties” means FP Co., FP Holdco, FP LLC and FP Parallel.
     “FP Purchase Agreement” means the FP Purchase Agreement entered into by FP Co., FP LLC and Holdings dated as of the Closing Date.
     “GAAP” means generally accepted accounting principles in the United States of America, applied on a consistent basis, as in effect as of the date hereof.
     “Governmental Approval” means an authorization, consent, approval, permit or license issued by, or a registration or filing with, or notice to, or waiver from, any Governmental Authority.
     “Governmental Authority” means any United States or non-United States federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality,

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court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.
     “Guarantee” or “Guarantees” means that certain Guarantee of Specific Liabilities dated as of March 27, 2008 made by each of Intel and ST in favor of Intesa and the other lenders named in the Facilities Agreement.
     “Guarantor” or “Guarantors” means each of ST and Intel in their capacity as guarantors of certain payment obligations of Numonyx under the Facilities Agreement pursuant to a Guarantee.
     “Hazardous Substance” shall mean any hazardous substance within the meaning of Section 101(14) of the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601(14), and any chemical, substance, material, agent or waste defined or regulated as toxic, hazardous, extremely hazardous or radioactive, or as a pollutant or contaminant, under any applicable Environmental Law, including petroleum, petroleum derivatives, petroleum by-products or other hydrocarbons, asbestos or asbestos-containing material and polychlorinated biphenyls.
     “Holdings” means Numonyx Holdings B.V., a private company with limited liability organized under the laws of The Netherlands, with its corporate seat in Amsterdam, The Netherlands.
     “Holdings Actuary” shall have the meaning set forth in Section 5.11(c) of the Intel Asset Transfer Agreement.
     “Holdings Indemnitees” means Holdings, and its Subsidiaries, officers, directors, shareholders, representatives and agents; provided, however, that “Holdings Indemnitees” shall be deemed to exclude Intel, ST, the FP Parties and each of their respective Affiliates.
     “IBA Rules of Evidence” means the IBA Rules on the Taking of Evidence in International Commercial Arbitration.
     “ICC” means the International Chamber of Commerce.
     “IFO” means Intel’s Ireland wafer manufacturing facility.
     “Indebtedness” means any (i) indebtedness for borrowed money, (ii) indebtedness evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security, or (iii) guarantees with respect to any indebtedness or obligation of a type described in clauses (i) through (ii) above of any other Person.
     “Indemnitee” shall (i) for purposes of the Intel Asset Transfer Agreement, have the meaning set forth in Section 6.2(c) of the Intel Asset Transfer Agreement, and (ii) for purposes of the ST Asset Contribution Agreement, have the meaning set forth in Section 6.2(c) of the ST Asset Contribution Agreement.

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     “Indemnitor” shall (i) for purposes of the Intel Asset Transfer Agreement, have the meaning set forth in Section 6.2(c) of the Intel Asset Transfer Agreement, and (ii) for purposes of the ST Asset Contribution Agreement, have the meaning set forth in Section 6.2(c) of the ST Asset Contribution Agreement.
     “Independent Accountants” shall have the meaning set forth in Section 2.7(c) of the Intel Asset Transfer Agreement.
     “Infrastructure Procurement Agreement” means that certain Infrastructure Procurement Agreement entered into by and among Intel, ST and Holdings dated as of the Closing Date.
     “Intel” has the meaning set forth in the Introduction to this Agreement.
     “Intel Actuary” shall have the meaning set forth in Section 5.11(c) of the Intel Asset Transfer Agreement.
     “Intel Aggregate Cash” has the meaning set forth in Section 2.6(b) of the Intel Asset Transfer Agreement.
     “Intel Ancillary Agreements” means the Intel Assignment and Assumption Agreements, Intel Entity Bills of Sale, Intel Intellectual Property Agreement, Intel Transition Services Agreements, Intel Facility Transfer Agreements, Intel Joint Development Agreement, Intel Supply Agreements, Intel Entity Assignment and Assumption of Excluded Assets and Excluded Liabilities Agreements, Intel Patent Assignment, Intel Trademark Assignment, Intel Entity Capitalization and Assignment Agreement, Intel Pudong Services Agreement, Intel Secondment Agreement and Intel Option.
     “Intel Approvals” means the required consents, waivers and approvals of Intel set forth on Schedule 3.3 of the Intel ATA Disclosure Letter and Schedule 3.1(c) of the Intel Master Agreement Disclosure Letter.
     “Intel Assignment and Assumption Agreement” means, collectively, the Assignment and Assumption Agreements entered into by Holdings or its Affiliates, on one hand, and Intel or its Affiliates, on the other hand, dated as of the Closing Date.
     “Intel ATA Disclosure Letter” means the disclosure letter, as agreed to between the Parties as of the Signing Date (with such amendments or new schedules as may be subsequently made in accordance with Section 4.12 of the Master Agreement), containing the Schedules required by the provisions of the Intel Asset Transfer Agreement.
     “Intel ATA Restricted Employees” shall have the meaning set forth in Section 5.11(e)(ii) of the Intel Asset Transfer Agreement.
     “Intel Books and Records” means all of the books of account, general and financial records, invoices, shipping records, customer records, supplier lists, correspondence and other documents, records and files of Intel and its Subsidiaries whether in hard copy or computer format which relate exclusively to the Intel Business and are necessary for the conduct of such Intel Business after the Closing (excluding all personnel records or any employee information for

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Intel Business Employees who are not Intel Transferred Employees employed by an Intel Transferred Entity as of the Closing Date).
     “Intel Business” means the sale, manufacture, design and or development of NOR Flash Memory Products, Phase Change Memory technology (subject to Schedule 2.2(o) to the Intel ATA Disclosure Letter), and Stacked Memory Products.
     “Intel Business 2007 Financial Statements” has the meaning set forth in Section 5.15(b) of the Intel Asset Transfer Agreement.
     “Intel Business Capital Expenditures Plan” means the plan set forth on Schedule 3.14(e) of the Intel ATA Disclosure Letter setting forth (i) the actual capital expenditures of Intel with respect to the Intel Business for its first fiscal quarter of 2007; and (ii) the budgeted capital expenditures of Intel with respect to the Intel Business for the second, third and fourth fiscal quarters of 2007 and the first fiscal quarter of 2008.
     “Intel Business Employees” means the employees who are identified on Schedule 3.12(c) of the Intel ATA Disclosure Letter.
     “Intel Cash Independent Accountants” has the meaning set forth in Section 2.8 of the Intel Asset Transfer Agreement.
     “Intel Consideration” shall have the meaning set forth in Section 2.6(c) of the Intel Asset Transfer Agreement.
     “Intel Contractual Consents” shall have the meaning set forth in Section 3.8(b) of the Intel Asset Transfer Agreement.
     “Intel Employee Agreement” means each management, employment, severance, consulting, relocation, repatriation, expatriation or other agreement or Contract between Intel or any of its Subsidiaries and any Intel Business Employee directly relating to such Intel Business Employee’s terms or conditions of employment.
     “Intel Employee Liability Date” means the earlier of (i) the Intel Employee Transfer Date or (ii) the date Intel Business Employees become seconded employees subject to the Intel Secondment Agreement.
     “Intel Employee Plan” means any plan, program, policy, practice, agreement or other arrangement providing for compensation, severance, termination pay, vacation pay, paid time off, pension benefits, retirement benefits, deferred compensation, variable compensation, bonuses, performance awards, stock or stock-related awards, fringe benefits (including health, dental, vision, life, disability, sabbatical, accidental death and dismemberment benefits), or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, excluding any Intel Employee Agreement, which is or has been maintained or contributed to by Intel or its Affiliates for the benefit of any Intel Business Employee.

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     “Intel Employee Transfer Date” means the date Intel Business Employees become Intel Transferred Employees employed by Holdings or any of its Subsidiaries.
     “Intel Entity Assignment and Assumption of Excluded Assets and Excluded Liabilities Agreement” shall have the meaning set forth in Section 2.4 of the Intel Asset Transfer Agreement.
     “Intel Entity Bill of Sale” means any bill of sale or other similar document reasonably requested by any Party and reasonably necessary to transfer any Intel Transferred Asset in accordance with applicable law to be executed by one or more Intel Transferors in favor of Holdings or a Subsidiary of Holdings as of the Closing Date.
     “Intel Entity Capitalization and Assignment Agreement” means that certain Intel Entity Capitalization and Assignment Agreement between Intel and Numonyx dated as of the Closing Date.
     “Intel Equipment” means (i) the machinery, laboratory and other equipment, tools and other tangible personal property set forth on Schedule 2.1(a) of the Intel ATA Disclosure Letter and (ii) each item of machinery, laboratory and other equipment, tools and other tangible personal property with a gross book value of less than $10,000 that is exclusively related to the Intel Business and located at the Intel Transferred Facilities.
     “Intel Excluded Assets” shall have the meaning set forth in Section 2.2 of the Intel Asset Transfer Agreement.
     “Intel Excluded Claims” means all Claims to the extent that such claims relate to: (i) any Intel Excluded Assets; or (ii) events or breaches occurring on or prior to the Closing Date that relate to the Intel Transferred Assets, provided that Claims for infringements of any Intel Transferred Patents, Intel Transferred Copyrights or Intel Transferred Trade Secrets occurring on or prior to the Closing Date shall not be Intel Excluded Claims.
     “Intel Excluded Liabilities” shall have the meaning set forth in Section 2.4 of the Intel Asset Transfer Agreement.
     “Intel Facility Environmental Liability” shall mean all Intel Pre-Closing Environmental Liabilities relating to the condition of the soil, soil gas, surface water (including sediments) or groundwater, with respect to the existence of any Hazardous Substances therein, at, on, or under the Intel Transferred Owned Real Property or the Intel Transferred Leased Real Property.
     “Intel Facility Transfer Agreements” means the agreements and other documents used to consummate or implement the transfer by Intel and its Subsidiaries to Holdings and its Subsidiaries of the assets described therein which shall be substantially based on the Intel Facility Transfer Term Sheets.
     “Intel Facility Transfer Term Sheets” means the term sheets attached to Schedule 4.22(a) to the Intel Master Agreement Disclosure Letter reflecting the terms and conditions upon which the agreements and other related documents effecting the transfer by Intel and its Subsidiaries of the assets described therein to Holdings and its Subsidiaries shall be substantially based.

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     “Intel Financial Information” shall have the meaning set forth in Section 3.13(a) of the Intel Asset Transfer Agreement.
     “Intel Financial Information Date” shall have the meaning set forth in Section 3.13(a) of the Intel Asset Transfer Agreement.
     “Intel Funded Employee Plan” means any Intel Employee Plan that is funded other than through book reserves or insurance and that is not subject to the laws of the United States.
     “Intel Funded Employee Plan Amount” shall have the meaning set forth in Section 5.11(c) of the Intel Asset Transfer Agreement.
     “Intel Holdings Shares” shall have the meaning set forth in Section 2.6(a) of the Intel Asset Transfer Agreement.
     “Intel Indemnitees” means Intel and its Affiliates, officers, directors, stockholders, representatives and agents.
     “Intel Intellectual Property Agreement” means the Intellectual Property Agreement entered into by and between Intel, Holdings and Numonyx dated as of the Closing Date.
     “Intel Inventory Value” means, as of any date of determination, the gross book value of the Intel Transferred Inventory as of such date (less (x) reserves and (y) any amount in respect of depreciation allocated to the Intel Transferred Inventory) as determined as of such date (1) from the books and records of Intel maintained in the ordinary course of business and (2) in accordance with GAAP, applied in a manner consistent with the Intel Financial Information (as it may be adjusted by Intel in its sole discretion to reflect any changes consistent with the audited financial statements of the Intel Business to be delivered under this Agreement at and for the year ended December 31, 2006). Intel Inventory Value shall be determined without giving effect to the transactions contemplated by this Agreement. For purposes of this definition, the amount of reserves deducted under clause (x) above shall be determined as of such date (1) from the books and records of Intel maintained in the ordinary course of business and (2) in accordance with GAAP, applied in a manner consistent with the Intel Financial Information (as adjusted above). The Intel Inventory Value at the end of the first fiscal quarter of Intel and the Intel Inventory Value at the Closing Date shall be determined on a consistent basis in all respects. Notwithstanding the foregoing, no amount shall be included in the Intel Inventory Value with respect to:
     (i) inventories of any Intel Product which, as of such date, is obsolete; or
     (ii) any units in inventory of any Intel Product which as of such date (A) are not first quality, (B) are not free from defects or (C) do not meet all applicable customer specifications.
     “Intel Joint Development Agreement” means the Joint Development Agreement entered into by and between Intel and Numonyx dated as of the Closing Date.
     “Intel Leases” means all leases or other occupancy agreements pursuant to which Intel or its Subsidiaries lease or occupy the Intel Transferred Leased Real Property.

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     “Intel Master Agreement Disclosure Letter” means the disclosure letter, as delivered by Intel to ST and the FP Parties as of the Signing Date (with such amendments as have been subsequently made in accordance with Section 4.12 of such Agreement), containing the Schedules required by the provisions of such agreement.
     “Intel Material Adverse Effect” means any event, change or circumstance that, individually or in the aggregate with all other such events, changes or circumstances, (i) results in a material adverse effect on, or material adverse change in, the Intel Transferred Assets, taken as a whole, or (ii) any event, change or circumstance that is materially adverse to the ability of Intel to perform its obligations under any Transaction Document to which it is or will be a party or to consummate the transactions contemplated thereby, other than, in the case of clause (i) above, such changes, effects or circumstances reasonably attributable to: (A) economic, capital market or political conditions generally in the United States or foreign economies in any locations where the Intel Business has material operations or sales, provided the changes, effects or circumstances do not have a materially disproportionate effect (relative to other industry participants) on the Intel Business, (B) conditions generally affecting the industry in which the Intel Business operates, provided that the changes, effects or circumstances do not have a materially disproportionate effect (relative to other industry participants) on the Intel Business; (C) the announcement or pendency of the transactions contemplated by the Transaction Documents; (D) outbreak of hostilities or war, acts of terrorism or acts of God; or (E) compliance with Intel’s obligations or the satisfaction of the conditions to the closing of the transactions contemplated by the Transaction Documents.
     “Intel Note Purchase Cash” has the meaning set forth in Section 2.6(b) of the Intel Asset Transfer Agreement.
     “Intel Notes” means the 9.5% Subordinated Notes due 2038 to be issued by Holdings to Intel Singapore, in substantially the form attached as Exhibit A to the Note Agreement.
     “Intel Notice of Disagreement” shall have the meaning set forth in Section 2.7(b) of the Intel Asset Transfer Agreement.
     “Intel Option” means that certain Option to Purchase Ordinary Shares by and between Holdings and Intel Singapore dated March 29, 2008.
     “Intel Option Exercise Cash” has the meaning set forth in Section 2.6(b) of the Intel Asset Transfer Agreement.
     “Intel Option Shares” means the number of Ordinary Shares purchased by Intel or its Subsidiaries pursuant to the Intel Option.
     “Intel Patent Assignment” means any agreement for the assignment of Intel Transferred Patents by an Intel Transferor to Holdings or a Subsidiary of Holdings dated as of the Closing Date.
     “Intel Post-Closing Environmental Liability” shall mean any Environmental Liability, including a worsening of existing conditions, to the extent arising out of or relating to (i) acts of Holdings or any of its Affiliates occurring on or after the Effective Time, (ii) inaction of

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Holdings or any of its Affiliates occurring one year or later after the Effective Time, or (iii) inaction of Holdings or any of its Affiliates occurring within one year after the Effective Time if Holdings or any of its Affiliates knew about the existing condition and its inaction worsened the existing condition; and in connection with the Numonyx Business or the Intel Business, the Intel Transferred Owned Real Property, the Intel Transferred Leased Real Property, the Intel Transferred Assets or the Intel Transferred Entities or the ownership or operation of a Numonyx Business or the Intel Business, the Intel Transferred Owned Real Property, the Intel Transferred Leased Real Property or the Intel Transferred Assets, the Intel Transferred Entities by, or the disposal or treatment of Hazardous Substances generated by, Holdings or an Affiliate of Holdings (including an Intel Transferred Entity) after the Effective Time.
     “Intel Post-Closing Product Obligations” means (i) all obligations arising in respect of product support or maintenance obligations related to Intel Products sold or licensed on or after the Closing and required to be performed after the Closing, which obligations arise under any Intel Transferred Contract, and any Liabilities which may arise in connection with the performance of, or failure to perform, those obligations and (ii) Liabilities relating to any product liability, warranty, refund or similar claims or returns, adjustments, allowances, repairs made with respect to Intel Products sold after the Closing Date, including those sold by Intel on behalf of Holdings or an Affiliate of Holdings after the Closing pursuant to the Intel Transition Services Agreements.
     “Intel Pre-Closing Environmental Liability” shall mean any Environmental Liability which (i) relates to the ownership or operation of the Intel Business (as now or previously conducted), the Intel Transferred Owned Real Property, the Intel Transferred Leased Real Property, the Intel Transferred Assets, the Intel Transferred Entities or any other real property or facility owned, leased, operated or used in connection with the Intel Business (as now or previously conducted) or for the disposal or treatment of Hazardous Substances generated in connection with the Intel Business, the Intel Transferred Owned Real Property, the Intel Transferred Leased Real Property, the Intel Transferred Assets, or the Intel Transferred Entities, (ii) arises out of or relates to acts occurring or conditions existing prior to the Effective Time, but only to the extent that the Environmental Liability arising out of or relating to acts occurring or conditions existing prior to the Effective Time can be identified from (A) the Intel Environmental Reports so long as such reports are issued not later than one year subsequent to the Closing or (B) documents or data generated prior to the Effective Time and in the possession of Intel prior to the Effective Time, and (iii) is identified in the foregoing documents and/or data with sufficient specificity so as to clearly identify the scope of the Environmental Liability that is attributable to the Intel Business, the Intel Transferred Owned Real Property, the Intel Transferred Leased Real Property, the Intel Transferred Assets, or the Intel Transferred Entities. Notwithstanding the foregoing, Intel Pre-Closing Environmental Liability shall not include any Intel Post-Closing Environmental Liability.
     “Intel Pre-Closing Product Obligations” means (i) all obligations arising in respect of product support or maintenance obligations related to Intel Products sold or licensed prior to the Closing and required to be performed after Closing, which obligations arise under any Intel Transferred Contract, and any Liabilities which may arise in connection with the performance of, or failure to perform, those obligations and (ii) Liabilities relating to any product liability, warranty, refund or similar claims or returns, adjustments, allowances, repairs, or commercial

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accommodations or arrangements in respect of Epidemic Failures made with respect to Intel Products sold on or before the Closing Date.
     “Intel Preliminary Closing Statement” has the meaning set forth in Section 2.8 of the Intel Asset Transfer Agreement.
     “Intel Prepayments” means all Prepayments of Intel or any of its Subsidiaries (a) associated with the Intel Transferred Contracts and (b) set forth on Schedule 2.1(f) to the Intel ATA Disclosure Letter.
     “Intel Privacy Policy” shall have the meaning set forth in Section 5.12 of the Intel Asset Transfer Agreement.
     “Intel Products” means all NOR Flash Memory Products and all Stacked Memory Products, manufactured, sold, or under development by Intel as of the Effective Time including those listed on Schedule 1.1(c) of the Intel ATA Disclosure Letter.
     “Intel Pudong Option Property” means the assets set forth under the heading “Pudong LBI” identified on Schedule 2.1(a) of the Intel ATA Disclosure Letter
     “Intel Pudong Services Agreement” means the Intel Pudong Services Agreement entered into by and between Intel and Numonyx dated as of the Closing Date.
     “Intel Restricted Employees” shall have the meaning set forth in Section 4.7(a) of the Master Agreement.
     “Intel Retained Marks” shall have the meaning set forth in Section 5.3 of the Intel Asset Transfer Agreement.
     “Intel Secondment Agreement” means the Intel Personnel Secondment Agreement entered into by and between Intel and Numonyx, dated as of the Closing Date.
     “Intel Singapore” means Intel Technology Asia Pte. Ltd., a limited liability company organized under the laws of Singapore.
     “Intel Standard Form Product Warranties” shall have the meaning set forth in Section 3.16 of the Intel Asset Transfer Agreement.
     “Intel Supply Agreement” means the Supply Agreement entered into by and between Intel and Holdings or a Subsidiary of Holdings dated as of the Closing Date.
     “Intel Tax Agreement” shall have the meaning set forth in Section 3.10(e) of the Intel Asset Transfer Agreement.
     “Intel Trademark Assignment” means any agreement for the assignment of Intel Transferred Trademarks by an Intel Transferor to Holdings or a Subsidiary of Holdings dated as of the Closing Date.

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     “Intel Transferors” shall have the meaning set forth in the Recitals of the Intel Asset Transfer Agreement.
     “Intel Transferred Assets” shall have the meaning set forth in Section 2.1 of the Intel Asset Transfer Agreement.
     “Intel Transferred Claims” means all Claims to the extent such Claims relate to the Intel Transferred Assets or the Intel Transferred Liabilities, other than the Intel Excluded Claims. For avoidance of doubt, Intel Transferred Claims shall include claims for infringement of any Intel Transferred Patent, Intel Transferred Copyright or Intel Transferred Trade Secret occurring on or prior to the Closing Date.
     “Intel Transferred Contracts” means all unexpired contracts set forth on Schedule 2.1(e) of the Intel ATA Disclosure Letter, together with the Intel Transferred Purchase Orders, the Intel Transferred Sales Orders and the Intel Leases.
     “Intel Transferred Copyrights” means the Copyrights identified on Schedule 2.1(i) of the Intel ATA Disclosure Letter.
     “Intel Transferred Employee Payment Liabilities” means any and all payment obligations of Intel and its Affiliates (i) relating to the service of Intel Transferred Employees prior to the Intel Employee Transfer Date, (ii) that are assumed by Holdings or a Subsidiary of Holdings by operation of Applicable Law, (iii) that are unfunded or for which accruals are made on the employing company’s balance sheet (or which would be required to be made on a balance sheet prepared in accordance with GAAP, consistently applied), and (iv) that are not otherwise paid out or satisfied to the Intel Transferred Employees prior to or at the Intel Employee Transfer Date, including retirement benefits, termination indemnities, unemployment, accrued vacation and paid-time off benefits, Christmas bonuses, thirteenth-month bonuses, vacation premium bonuses and any other non-incentive cash bonuses (other than salary), jubilee and long-service payments; provided, however, that Intel Transferred Employee Payment Liabilities shall not include (w) any contingent Liabilities on the part of Holdings or a Subsidiary of Holdings that arise solely as a result of providing service recognition under Section 5.11(a) of the Intel Asset Transfer Agreement, (x) any unearned incentive bonuses or variable pay, (y) the regular payroll of the Intel Transferred Entities as of the Effective Time and (z) any Liabilities for which Intel receives payment or indemnification pursuant to the Intel Secondment Agreement.
     “Intel Transferred Employees” means the Intel Business Employees who accept an offer of employment from Numonyx or a Subsidiary of Numonyx and who begin their employment with Numonyx or a Subsidiary of Numonyx on the Intel Employee Transfer Date (or, to the extent permitted by Applicable Law with respect to inactive employees on short-term, medical or other leave of absence, at the time such employee returns to active status) or such other date as the parties may reasonably agree; provided, however, that Intel Business Employees must begin their employment with Numonyx or a Subsidiary of Numonyx no later than June 30, 2008 or such other date as required by Applicable Law or as otherwise mutually agreed upon by the Parties, to be considered an Intel Transferred Employee.

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     “Intel Transferred Entities” means the entities set forth on Schedule 1.1(a) of the Intel ATA Disclosure Letter.
     “Intel Transferred Entity Books and Records” means the minute books, stock records, Tax Returns and other records related to Taxes, if any, in each case of each of the Intel Transferred Entities.
     “Intel Transferred Intellectual Property” means, collectively, the Intel Transferred Copyrights, Intel Transferred Patents, Intel Transferred Trademarks and Intel Transferred Trade Secrets.
     “Intel Transferred Interests” means 100% of the outstanding equity, voting and profit interests in the Intel Transferred Entities.
     “Intel Transferred Inventory” means all raw materials, work-in-process, finished goods, supplies, packaging materials and other inventories owned by Intel or its Subsidiaries relating exclusively to the Intel Business, whether in the possession of Intel, a Subsidiary of Intel or a third party (including consigned inventory and inventory held by subcontractors); provided, however, that in no event shall Intel Transferred Inventory include any raw materials (including RAM), work-in-process, supplies, packaging materials or other inventories (other than finished goods inventories) located at Intel’s D2 and IFO facilities.
     “Intel Transferred Leased Real Property” means the real property leased by Intel or its Subsidiaries identified in Schedule 3.6(b) of the Intel ATA Disclosure Letter.
     “Intel Transferred Liabilities” shall have the meaning set forth in Section 2.3 of the Intel Asset Transfer Agreement.
     “Intel Transferred Owned Real Property” means the real property owned by Intel or its Subsidiaries identified in Schedule 3.6(a) of the Intel ATA Disclosure Letter.
     “Intel Transferred Patents” means those Patents identified on Schedule 2.1(h) of the Intel ATA Disclosure Letter.
     “Intel Transferred Permits” means those Permits identified on Schedule 2.1(l) of the Intel ATA Disclosure Letter.
     “Intel Transferred Purchase Orders” means each purchase order or portion thereof issued by Intel or a Subsidiary of Intel to the extent relating to the Intel Business.
     “Intel Transferred Real Property” means the Intel Transferred Owned Real Property and the Intel Transferred Leased Real Property transferred to Holdings or one of its Subsidiaries pursuant to the terms of the Intel Facility Transfer Agreements.
     “Intel Transferred Sales Orders” means all pending and unfulfilled sales orders or portions thereof for Intel Products.

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     “Intel Transferred Systems” means factory support systems (for example, shop floor control applications governing work stream models, SPC charts, APC configuration), data, manufacturing station controllers linked to process equipment tools, and transferable elements of systems and software, in each case exclusively related to the Intel Business, provided under the Intel Transition Services Agreement which may be released to Holdings or a Subsidiary of Holdings in connection with the termination of such agreement.
     “Intel Transferred Trade Secrets” means any Trade Secrets owned by Intel or any of its Subsidiaries as of the Closing Date (including any such Trade Secrets that consist of technical documentation of the nature of the files and other documentation identified on Schedule 2.1(h) to the Intel ATA Disclosure Letter) that are used exclusively in the Intel Business and not materially embodied or used in or with any other current product or service of Intel or any of its Subsidiaries.
     “Intel Transferred Trademarks” means those Trademarks identified on Schedule 2.1(k) of the Intel ATA Disclosure Letter.
     “Intel Transition Services Agreement” means the Intel Transition Services Agreement entered into by and between Intel and Numonyx dated as of the Closing Date.
     “Intellectual Property” means intellectual property rights arising from or in respect of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: Copyrights, Trade Secrets, Patents and Trademarks.
     “Internal Rules” means the internal rules (“reglement”) of Holdings, in substantially the form attached to Schedule 2.4 to both of the Master Agreement Disclosure Letters, as amended from time to time.
     “Intesa” means Intesa Sanpaolo S.p.A.
     “Knowledge” means, with respect to any Person, the actual knowledge of such Person. Notwithstanding the foregoing, with respect to any Person that is a corporation, limited liability company, partnership or other business entity, actual knowledge shall be deemed to mean the actual knowledge of all directors and officers of any such Person; provided, however, that (i) with respect to Intel, “Knowledge” shall be deemed to be solely the actual knowledge of the individuals identified in Section A of Schedule 1.1(b) of the Intel ATA Disclosure Letter, after obtaining from the individuals identified in Section B of Schedule 1.1(b) of the Intel ATA Disclosure Letter a certification as to their actual knowledge of each matter with respect to which Intel makes any representation or warranty as to its Knowledge under any Transaction Document, (ii) with respect to ST, “Knowledge” shall be deemed to be solely the actual knowledge of the individuals identified in Section A of Schedule 1.1(b) of the ST ACA Disclosure Letter, after obtaining from the individuals identified in Section B of Schedule 1.1(b) of the ST ACA Disclosure Letter a certification as to their actual knowledge of each matter with respect to which ST makes any representation or warranty as to its Knowledge under any Transaction Document, and (iii) with respect to the FP Parties, “Knowledge” shall be deemed to be solely the actual knowledge of Dipanjan Deb, Phokion Potamianos, and Keith Toh.

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     “Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, absolute, contingent, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.
     “Licensing Affiliate”, with respect to any Person, means any other Person directly or indirectly Controlling, Controlled by or under common Control with, such Person.
     “Lien” means, with respect to any asset, any lien, mortgage, pledge, hypothecation, right of others, claim, security interest, encumbrance, lease, sublease, license, interest, option, charge or other restriction or limitation of any nature whatsoever in respect of such asset, including any Share Encumbrance; provided, however, that any license of Intellectual Property shall not be considered a Lien on such Intellectual Property.
     “Losses” means any and all deficiencies, judgments, settlements, demands, claims, suits, actions or causes of action, assessments, liabilities, losses, damages (excluding indirect, incidental or consequential damages), interest, fines, penalties, costs and expenses (including reasonable legal, accounting and other costs and expenses) incurred in connection with investigating, defending, settling or satisfying any and all demands, claims, actions, causes of action, suits, proceedings, assessments, judgments or appeals, and in seeking indemnification therefor.
     “Managing Director” means any member of Holdings’ Management Board.
     “Master Agreement” means that certain Amended and Restated Master Agreement entered into by and among Intel, ST and the FP Parties dated March 30, 2008.
     “Master Agreement Disclosure Letter” means each of the Intel Master Agreement Disclosure Letter and the ST Master Agreement Disclosure Letter.
     “Minimum Committed Intel Inventory Value” means 91% of the Intel Inventory Value as of the end of Intel’s first fiscal quarter of 2007.
     “Multiemployer Plan” means any employee pension benefit plan within the meaning of Section 3(2) of ERISA that is a “multiemployer plan,” as defined in Section 3(37) of ERISA.
     “NFA Letter” shall mean a letter from an appropriate Governmental Authority stating that no further action is required to address any Intel Facility Environmental Liability or ST Facility Environmental Liability, as applicable.
     “NOR Flash Memory Integrated Circuit” means a Flash Memory Integrated Circuit wherein the memory cells included in the Flash Memory Integrated Circuit are arranged in groups of connected memory cells in which the gate, source and drain of each memory cell is directly accessible.

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     “NOR Flash Memory Product” means a NOR Flash Memory Integrated Circuit, in die, wafer or packaged form, utilizing a hot carrier injection programming mechanism and one floating gate charge storage region per transistor whereby the memory array is arranged so that the drain of one memory cell is connected directly to a source line through at most one memory transistor.
     “Note Agreement” means the Note Agreement entered into by and among Holdings, Intel and/or one or more of Intel’s Subsidiaries, ST and FP dated as of the Closing Date.
     “Noteholder” means a holder of Intel Notes, ST Notes or the FP Notes, and each Person (other than Holdings) that shall be a party to the Note Agreement and Securityholders’ Agreement as a holder of Notes, whether in connection with the execution and delivery thereof as of the Closing Date or otherwise, so long as such Person shall beneficially own, hold of record or be a registered holder of any Notes.
     “Notes” means, collectively, the Intel Notes, ST Notes and FP Notes issued on the Closing Date, in an aggregate amount of $320,230,000.
     “Notice of Claim” means a written notice by an Indemnitee to an Indemnitor of a claim for Losses.
     “Numonyx” means Numonyx B.V., a private company with limited liability organized under the laws of The Netherlands, with its corporate seat in Amsterdam, The Netherlands.
     “Numonyx Allocated Positions” means those positions with Holdings or a Subsidiary of Holdings for which an Intel Business Employee or an ST Business Employee is not allocated on Schedule 3.12(c) to the Intel ATA Disclosure Letter or Schedule 3.12(c) to the ST ACA Disclosure Letter.
     “Numonyx Approvals” means any Governmental Approval which Intel, ST and FP reasonably agree Holdings or any of its Affiliates must obtain in order to consummate the transactions contemplated by the Transaction Documents.
     “Numonyx Business” means the sale, manufacture, design and/or development of advanced memory solutions, including Flash Memory Integrated Circuits, Phase Change Memory Products, Stacked Memory Products and platform memory products which include data management memory components for applications including without limitation cellular phones, memory cards, digital audio players, data processing platform memory and embedded form factors.
     “Numonyx Removal Notice” shall have the meaning set forth in Section 5.17(c) of the Intel Asset Transfer Agreement.
     “Numonyx Restricted Employees” shall have the meaning set forth in Section 5.11(e)(i) of the Intel Asset Transfer Agreement.
     “Numonyx Transition Services Agreement” means the Numonyx Transition Services Agreement entered into by and between ST and Numonyx dated as of the Closing Date.

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     “Ordinary Shares” means ordinary shares of Holdings, par value one euro per share.
     “Outstanding” means, as of any date of determination, all Shares that have been issued on or prior to such date, other than Shares held, repurchased or otherwise reacquired by Holdings on or prior to such date.
     “Patents” means patents and applications worldwide, including continuation, divisional, continuation in part, reexamination, or reissue patent applications and patents issuing thereon.
     “Permits” means all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for a Party or its Subsidiaries to own, lease and operate such Party’s Transferred Assets and to carry on such Party’s Business as currently conducted.
     “Permitted Liens” means (i) Liens for Taxes or governmental assessments, charges or claims the payment of which is not yet due or which are both (A) being contested in good faith, and (B) described in reasonable detail on a Schedule to the applicable Transaction Document, (ii) statutory Liens of landlords and statutory Liens of carriers, warehousemen, mechanics or materialmen incurred in the ordinary course of business which are either for sums not yet due or are immaterial in amount, (iii) zoning, entitlement, and other land use laws, and (iv) easements and other imperfections of title or encumbrances, in each case, that do not materially detract from the value of the relevant Transferred Asset or materially interfere with any present or intended use of such Transferred Asset.
     “Person” means an individual, corporation, partnership, association, limited liability company, trust, estate or other similar business entity or organization, including a Governmental Authority and any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.
     “Phase Change Memory” or “PCM” means a Memory Device in die, wafer or packaged form, adjusting the phase of material, such as a chalcogenide, as a means to store one or more different data states (including binary or multi-level cell structures) with or without any on-chip control, I/O and other support circuitry.
     “Phase Change Memory Products” or “PCM Products” mean non-volatile memory Integrated Circuits that contain memory cells that are electrically programmable and electrically erasable whereby the memory cells consist of one or more structures that contain a chalcogenide or any other functionally equivalent phase change material utilizing one or more different material phases (including binary or multi-level cell structures), with or without any on-chip control, I/O and other support circuitry.
     “Planned Intel Capital Expenditures” shall have the meaning set forth in Section 2.9 of the Intel Asset Transfer Agreement.
     “Pledge Agreements” means those certain pledge agreements entered into by Holdings or Numonyx in favor of the Guarantors, as security for satisfaction of the Reimbursement Obligations.

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     “Post-Closing Tax Period” means any Tax period (or portion thereof) beginning after the Closing Date.
     “Pre-Closing Accounts Payable” means all Accounts Payable accruing or arising prior to the Closing Date.
     “Pre-Closing Accounts Receivable” means all Accounts Receivable accruing or arising prior to the Closing Date.
     “Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date.
     “Preferred Shares” means the Series A Preferred Shares and the Series A-1 Preferred Shares.
     “Preliminary Intel Inventory Statement” has the meaning provided in Section 2.7(a) of the Intel Asset Transfer Agreement.
     “Prepayments” means all prepaid items and deposits paid by a Party or any of its Subsidiaries to the extent relating to such Party’s Business, and any claim, remedy or other right related to any of the foregoing.
     “Proceeding” means any action, suit, claim, charge, hearing, arbitration, audit, or proceeding (public or private).
     “Property Taxes” shall have the meaning set forth in Section 5.8(b)(iii) of the Intel Asset Transfer Agreement.
     “PTO” means the United States Patent and Trademark Office.
     “Pudong Equipment” means the Intel Transferred Equipment set forth under the heading “Pudong” identified on Schedule 2.1(a) of the Intel ATA Disclosure Letter.
     “Receiving Party” shall (i) for purposes of the Intel Asset Transfer Agreement, have the meaning set forth in Section 5.1(b) of the Intel Asset Transfer Agreement, (ii) for purposes of the ST Asset Contribution Agreement, have the meaning set forth in Section 5.1(b) of the ST Asset Contribution Agreement and (iii) for purposes of the Intel Intellectual Property Agreement and the ST Intellectual Property Agreement, with respect to Confidential Information of a Party, mean another Party that is not a Licensing Affiliate of such Party and that receives (or receives access to) such Confidential Information pursuant to or in connection with the Intel Intellectual Property Agreement or the ST Intellectual Property Agreement.
     “Release” means (i) any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, or other release of any Hazardous Substance at, in, on, into, or onto the environment; (ii) the abandonment or discard of barrels, containers, tanks, or other receptacles containing or previously containing any Hazardous Substance; or (iii) any release, emission, or discharge, as those terms are defined in any applicable Environmental Laws.

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     “Remedial Action” means investigation, evaluation, risk assessment, monitoring, response, removal, clean-up, remediation, corrective action or other terms of similar import and any related closure, post-closure, operations and maintenance or engineering control activities.
     “Restricted Employee” means any ST Restricted Employee, any Intel Restricted Employee or any Numonyx Restricted Employee.
     “Retained Equipment” means the equipment identified on Schedule 5.17 to the Intel ATA Disclosure Letter.
     “Sales Taxes” means any excise, value added, registration, stamp, recording, documentary, conveyancing, transfer, sales, use and any other similar Taxes arising out of the transfer of the applicable Transferred Assets.
     “Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Securityholders’ Agreement” means the Securityholders’ Agreement by and among Intel (as used in this definition, “Intel” has the meaning ascribed to such term in the Securityholders’ Agreement), ST, the FP Parties, Holdings, the Noteholders, and the Guarantors, dated as of the Closing Date.
     “Series A Preferred Shares” means Series A convertible preferred shares of Holdings, par value one euro per share.
     “Series A-1 Preferred Shares” means Series A-1 non-convertible preferred shares of Holdings, par value one eurocent per share.
     “Share Encumbrances” means Liens, claims, options, rights of other parties, voting trusts, proxies, shareholder or similar agreements, encumbrances or other restrictions (other than restrictions imposed by applicable securities laws).
     “Shares” means the Ordinary Shares, the Preferred Shares and any other shares of the share capital of Holdings issued on or after the date of the Securityholders’ Agreement.
     “Signing Date” means May 22, 2007.
     “Specified Intel Representations” means any representation or warranty made by Intel in Sections 3.1 through 3.24 (other than Section 3.17) of the Intel Asset Transfer Agreement or Sections 3.1(a) through 3.1(g) of the Master Agreement (other than Section 3.17 of the Intel Asset Transfer Agreement).
     “ST” means STMicroelectronics N.V., a limited liability company organized under the laws of The Netherlands, with corporate seat in Amsterdam, The Netherlands.
     “ST Ancillary Agreements” means the ST Assignment and Assumption Agreement, ST Bill of Sale, ST Intellectual Property Agreement, ST Transition Services Agreements, ST Facility Transfer Agreements, ST Joint Development Agreement, ST (EWS) Supply Agreement,

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ST Back-End Supply Agreement, ST M5 Consortium Agreement, ST R2 Consortium Agreement, TFR Indemnification Agreement, Bank Guarantee, ST Assignment and Assumption of Excluded Assets and Excluded Liabilities Agreements, ST Patent Assignment, ST Trademark Assignment, the Numonyx Transition Services Agreement, ST Secondment Agreement and ST Entity Capitalization and Assignment Agreement.
     “ST Approvals” means the required consents, waivers and approvals of ST set forth on Schedule 3.3 of the ST ACA Disclosure Letter and Schedule 3.2(c) of the ST Master Agreement Disclosure Letter.
     “ST Asset Contribution Agreement” means that certain Asset Contribution Agreement entered into by and among ST, Holdings and Numonyx dated as of the Closing Date.
     “ST Assignment and Assumption Agreement” means, collectively, the Assignment and Assumption Agreements to be entered into by Numonyx or its Affiliates, on one hand, and ST or its Affiliates, on the other hand, as of the Closing Date.
     “ST Assignment and Assumption of Excluded Assets and Excluded Liabilities Agreement” shall have the meaning set forth in Section 2.4 of the ST Asset Contribution Agreement.
     “ST Back-End Supply Agreement” means the ST Back-End Supply Agreement entered into by and between ST and Numonyx dated as of the Closing Date.
     “ST Bill of Sale” means any bill of sale, deed of contribution or other similar document reasonably requested by any Party and reasonably necessary to transfer any ST Transferred Asset in accordance with applicable law to be executed by one or more ST Transferors in favor of Holdings or a Subsidiary of Holdings as of the Closing Date.
     “ST Business Employees” means the employees who are identified on Schedule 3.12(c) of the ST ACA Disclosure Letter.
     “ST Entity Capitalization and Assignment Agreement” means the ST Entity Capitalization and Assignment Agreement entered into by and between ST and Numonyx, dated as of the Closing Date and effective immediately prior to the Closing.
     “ST (EWS) Supply Agreement” means the ST (EWS) Supply Agreement entered into by and between ST and Numonyx dated as of the Closing Date.
     “ST Facility Transfer Agreements” means the agreements and other documents used to consummate or implement the transfer by ST and its Subsidiaries to Numonyx and its Subsidiaries of the assets described therein which shall be substantially based on the ST Facility Transfer Term Sheets.
     “ST Facility Transfer Term Sheets” means the term sheets attached to Schedule 4.22(b) to the ST Master Agreement Disclosure Letter reflecting the terms and conditions upon which the agreements and other related documents effecting the transfer by ST and its Subsidiaries of the assets described therein to Numonyx and its Subsidiaries shall be substantially based.

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     “ST Intellectual Property Agreement” means the Intellectual Property Agreement entered into by and between ST, Holdings and Numonyx dated as of the Closing Date.
     “ST Joint Development Agreement” means the Joint Development Agreement entered into by and between ST and Numonyx dated as of the Closing Date.
     “ST Master Agreement Disclosure Letter” means the disclosure letter, as delivered by ST to Intel and FP as of the Signing Date (with such amendments as have been subsequently made in accordance with Section 4.12 of such Agreement), containing the Schedules required by the provisions of this Agreement.
     “ST M5 Consortium Agreement” means the ST M5 Consortium Agreement by and between Numonyx Italy and STMicroelectronics S.r.l. dated October 24, 2007, as amended.
     “ST Notes” means the 9.5% Subordinated Notes due 2038 to be issued by Holdings to ST, in substantially the form attached as Exhibit A to the Note Agreement.
     “ST Numonyx Shares” shall have the meaning set forth in Section 2.6(a) of the ST Asset Contribution Agreement.
     “ST Patent Assignment” means any agreement for the assignment of ST Transferred Patents by an ST Transferor to Numonyx dated as of the Closing Date.
     “ST Restricted Employees” shall have the meaning set forth in Section 4.7(b) of the Master Agreement.
     “ST R2 Consortium Agreement” means the ST R2 Consortium Agreement by and between Numonyx Italy and STMicroelectronics S.r.l., dated October 24, 2007, as amended.
     “ST Secondment Agreement” means the ST Personnel Secondment Agreement entered into by and between ST and Numonyx dated as of the Closing Date.
     “ST Trademark Assignment” means any agreement for the assignment of ST Transferred Trademarks by ST to Numonyx dated as of the Closing Date.
     “ST Transferred Assets” shall have the meaning set forth in Section 2.1 of the ST Asset Contribution Agreement.
     “ST Transition Services Agreement” means the ST Transition Services Agreement entered into by and between ST and Numonyx dated as of the Closing Date.
     “Stacked Memory Products” means the assembly of multiple Memory Devices packaged together as a single product unit which fits within the footprint associated with a single Memory Device socket. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to include within the Intel Transferred Assets or ST Transferred Assets any Intellectual Property for non-NOR Flash Memory Integrated Circuits that may be components of Stacked Memory Products.

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TO INTEL ASSET TRANSFER AGREEMENT
     “Straddle Period” shall have the meaning set forth in Section 5.8(a) of the Intel Asset Transfer Agreement.
     “Subsidiary” means, with respect to any Person, (i) any corporation, limited liability company or other similar entity as to which more than 50% of the outstanding capital stock or other securities having voting rights or power is owned or controlled, directly or indirectly, by such Person and/or by one or more of such Person’s direct or indirect subsidiaries and (ii) any Person with a partnership, joint venture or other similar relationship between such Persons and any other Person, provided, however, that with respect to Intel, Silicon Philippines, Inc., a corporation organized and existing under Philippines law (“SPI”), shall be deemed to be a Subsidiary of Intel for purposes of the Transaction Documents and for convenience only, and such inclusion of SPI within this definition shall not imply that such entity is a subsidiary or affiliate of Intel for any purpose independent of the Transaction Documents.
     “Taxes” means (i) all foreign, federal, state, local and other net income, gross income, gross receipts, sales, use, ad valorem, value added, intangible, unitary, capital gain, transfer, franchise, profits, license, lease, service, service use, withholding, backup withholding, payroll, employment, estimated, excise, severance, stamp, occupation, premium, property, prohibited transactions, windfall or excess profits, value added tax, goods and services tax, social service tax, import tax, export tax, or other taxes of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (ii) any Liability for payment of amounts described in clause (i) whether as a result of transferee Liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (iii) any Liability for the payment of amounts described in clause (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person for Taxes; and the term “Tax” means any one of the foregoing Taxes.
     “Tax Returns” means all returns, declarations, reports, statements, information statements, forms or other documents filed or required to be filed with respect to any Tax.
     “TFR Indemnification Agreement” means the TFR Indemnification Agreement entered into by and between Numonyx and ST dated as of the Closing Date.
     “Third Actuary” shall have the meaning set forth in Section 5.11(c) of the Intel Asset Transfer Agreement and the ST Asset Contribution Agreement.
     “Trademarks” means trademarks and registrations and applications therefor.
     “Trade Secrets” means confidential know how, inventions, discoveries, concepts, ideas, methods, processes, designs, formulae, technical data, source code, drawings, specifications (including logic specifications), data bases, data sheets, customer lists, Customer Data and other confidential information that constitute trade secrets under Applicable Law, in each case excluding any rights in respect of any of the foregoing that comprise Copyrights, mask work rights or Patents.
     “Transaction Documents” means the Master Agreement, the Intel Asset Transfer Agreement, the ST Asset Contribution Agreement, the FP Purchase Agreement, the Intel

ATTACHMENT
TO INTEL ASSET TRANSFER AGREEMENT
Ancillary Agreements, the ST Ancillary Agreements, the Securityholders’ Agreement, the Note Agreement, the Notes, the Guarantees, the Contribution Agreement, Pledge Agreement, Infrastructure Procurement Agreement, the Confidentiality Agreements, and all of the documents contemplated by any such agreement or entered into by any of the Parties thereto or their Subsidiaries in connection with the transactions contemplated by such agreements.
     “Uncapped Intel Losses” means Losses (i) pursuant to a breach of any of Sections 3.2 (Authorization and Enforceability), 3.10 (Tax Matters), 3.12(a) (Pension Plans), 3.15 (Environmental Matters), and 3.22(a) (Organization) and 3.22 (b) (Capitalization), (ii) pursuant to Section 6.2(a)(iii), (iii) resulting from a breach of any covenant other than those set forth in Section 4.9 of the Master Agreement and (iv) resulting from a willful breach of any covenant set forth in Section 4.9 of the Master Agreement.
     “Unicredit” means Unicredit Banca D’Impresa S.p.A.